Exhibit 10.2

EXECUTION VERSION

ESRT 555-557 BROADWAY, L.L.C.

LANDLORD

AND

SCHOLASTIC INC.

TENANT

L E A S E

DATED: as of ______________, 2025

Premises:	The entire 6th, 7th, 8th, 9th, 10th, 11th and 12th floors
555-557 Broadway
New York, New York 10012

SCHEDULE I	–	Payment Instructions	S-1
SCHEDULE II	–	Additional Provisions	S-2

EXHIBIT “A”	–	Floor Plans	A-1
EXHIBIT “B”	–	Form of Commencement Date Agreement	B-1
EXHIBIT “C”	–	Persons occupying portions of the Demised Premises	C-1
EXHIBIT “D”	–	Legal Descriptions	D-1
EXHIBIT “E”	–	Cleaning Specifications	E-1
EXHIBIT “F”	–	Rules and Regulations	F-1
EXHIBIT “F-1”	–	Alteration Rules and Regulations	F-1-1
EXHIBIT “G”	–	Intentionally Omitted	G-1
EXHIBIT “H”	–	Approved Vendors	H-1
EXHIBIT “I”	–	Intentionally Omitted	I-1
EXHIBIT “J”	–	Intentionally Omitted	J-1
EXHIBIT “K”	–	Intentionally Omitted	K-1
EXHIBIT “L”	–	Move-Out Obligations	L-1
EXHIBIT “M”	–	Form of Subtenant SNDA	M-1
EXHIBIT “N”	–	Transition Space	N-1
EXHIBIT “O”	–	Intentionally Omitted	O-1
EXHIBIT “P”	–	Security Modifications and Installations	P-1

i

INDEX OF DEFINED TERMS

TERM	SECTION
555 Building	1.01
557 Building	1.01
AAA	11.04
Above-Ground Transition Space	2.03
Acceptance Notice	35.03
Affiliate	31.02
Alteration Rules and Regulations	5.01
Alterations	31.17
Alternate Tenant’s Contractor	5.01
Amenity Space	Schedule II
Amenity Space Renovations	Schedule II
Annual Environmental Performance Report	7.07
Annual Savings	Schedule II
Annual Statement	19.04
Approved Contractor List	5.01
Approved Vendors	4.04
Artwork Standards	Schedule II
Assessed Valuation	19.02
Assignment/Sublet Notice	10.03
Audit	19.04
Auditorium	Schedule II
Authorized Use	31.17
AV Equipment	Schedule II
AV Equipment Replacement Work	Schedule II
AV Work Deadline	Schedule II
Available	35.01
Available Offer Space	35.02
Base Operating Year	1.01
Base Tax Amount	1.01
Below-Grade Space	38.02
Below-Grade Space License	38.02
Below-Ground Transition Space	2.03
Bicycle Storage Room	Schedule II
Building	1.01
Building Electric Emissions	7.07
Building Emissions Fine	7.07
Building Emissions Limit	7.07
Building Insurance	8.01
Building Systems	1.01
Business Days	18.02
Business Hours	18.02
Café Operator	10.02
Cap Amount	Schedule II
CCR	Schedule II
Cellar Space	38.02
Change in Other Material Terms	34.01
Commencement Date	1.01
Common Roof	5.09
Comparable Buildings	1.01
Competitor Business	Schedule II
Competitor Firm	Schedule II
Concealed Work	13.01
Construction Period	9.04
Continued Occupancy Period	25.02
Contractor’s Estimate	9.04
Control	10.02
Controllable Costs	Schedule II
Convene	18.01
CPI	31.17
CPI-AUC	31.17
Damages	11.02
Damages Date	12.01
Data Rooms	2.03
Declaration	31.04
Demised Premises	1.01
Demised Premises Submeter	20.01

INDEX OF DEFINED TERMS

(continued)

TERM	SECTION
Designated Contractor Alterations	5.01
Desk Sharing Cap	10.02
Desk Sharing Entity	10.02
Determination Date	33.04
Disabilities Act	31.17
Disposition	34.04
Dispute Threshold	19.04
Election Notice	34.01
Election Period	34.01
Estimate Statement	19.04
Estimated Payment	19.04
Event of Default	15.01
Events of Default	15.01
Exercise Date	33.02
Existing Artwork	Schedule II
Existing Capacity	20.01
Existing Signage	Schedule II
Existing Submeter	20.01
Expedited Arbitration	11.04
Expiration Date	2.01
Extra Rubbish Removal	18.01
Failure	6.02
FF&E	2.02
Financing Sale Terms	34.01
Fire Safety Director	18.01
First Renewal Option	33.01
First Renewal Term	33.01
Fitness Center	Schedule II
Fixed Rent	1.01
Force Majeure Events	32.01
Freight Operating Hours	18.01
GAAP	19.02
Generator Equipment	38.01
Hazardous Materials	7.01
Holidays	18.02
Hourly Fee	Schedule II
HVAC	1.01
HVAC Equipment	Schedule II
HVAC Equipment Replacement Work	Schedule II
HVAC Work Deadline	Schedule II
Identification Plaques	Schedule II
Indemnified Party	11.02
Initial Lease-Up	35.01
Initial Transition Space Period	2.03
Insurance Boards	31.17
Interest	34.04
Interest Rate	16.01
Interests	34.04
Interruption	6.02
Labor Costs	19.02
Land	31.17
Landlord	Preamble
Landlord Leaseback	10.03
Landlord shall have no liability to Tenant	31.11
Landlord’s Affiliates	31.18
Landlord’s Electricity Cost	20.01
Landlord’s Restoration Work	9.01
Landlord’s Work	Schedule II
Landmarks Preservation Commission	7.06
Lease	Preamble
Lease Term	1.01
Leaseback Area	10.03
Leaseback Notice	10.03
Leaseback Option	10.03
Legal Requirements	31.17
License Fee	38.02

INDEX OF DEFINED TERMS

(continued)

TERM	SECTION
Licensed Marks	Schedule II
Local Law	7.07
Market Value Rent	33.04
Marketing Notice	10.03
Material Interruption	6.02
Memo Termination Documents	31.07
Mercer Elevators	18.01
Mercer Lobby	18.01
Minimum Standard	Schedule II
Modified Tenant Leasing Requirement	35.02
Mortgage	31.17
Mortgagee	31.17
Move-Out Obligations	2.03
MVR Notice	33.04
MVR Objection Notice	33.04
Negotiation Period	34.01
Network	5.10
New Tenant Lobby Artwork	Schedule II
Notice	28.01
Occupancy Payment	25.02
OFAC	31.18
Offer Conditions	35.02
Offer Notice	35.02
Offer Period	35.01
Offer Price	34.01
Offer Space	35.01
Offer Space Inclusion Date	35.04
Offer Space MVR	35.08
Offer Space MVR Objection Notice	35.08
Offer Space Option	35.03
Offset Notice	6.02
Operating Dispute Notice	19.04
Operating Expense Payment	19.04
Operating Expenses	19.02
Operating Statement	19.02
Operating Year	19.02
Outside Exercise Date	35.03
Overlandlord	31.17
Overtime Fee	Schedule II
Overtime Periods	18.02
Pandemic Events	32.01
Parent Entity	Schedule II
Partial Sublet Space	10.03
Payback Period	19.02
Payment Instructions	3.03
permits	5.02
Person	31.02
Persons Within Landlord’s Control	31.17
Persons Within Tenant’s Control	31.17
Pre-Approved Uses	Schedule II
Pressure Tank	Schedule II
Pressure Tank Replacement Work	Schedule II
Priority Occupant	35.01
Profit	10.07
Prohibited Person	31.18
REA	31.04
Recapture Date	10.03
Recapture Notice	10.03
Recapture Option	10.03
Recurring Additional Rent	31.17
Related Corporation(s)	10.02
Renewal Notice	33.02
Renewal Options	33.01
Renewal Term	33.01
Rentable Square Feet	1.01
Repairs	31.17

INDEX OF DEFINED TERMS

(continued)

TERM	SECTION
Replacement Floor	Schedule II
Reputational Standard	1.01
Restricted Competitor Firm	Schedule II
Right of First Offer (Sale)	34.01
ROFO Contract	34.01
ROFO Notice	34.01
ROFO Waiver Date	34.01
Roof	Schedule II
Roof Related Work	Schedule II
Roof Related Work Deadline	Schedule II
Roof Replacement Work	Schedule II
RSF	1.01
Rules and Regulations	26.01
Sale Agreement	7.01
Sale Asset	34.04
Satellite Antenna	5.09
Scholastic	1.01
Scholastic Owner	7.01
Second Renewal Option	33.01
Second Renewal Term	33.01
Secure Areas	13.03
Security Modifications and Installations	18.01
Security Substantial Completion Notice	18.01
Security Work Self-Help Costs	18.01
Seller	34.04
Specialty Alterations	5.06
Structural Alterations	5.01
Sub-Cellar Space	38.02
Submeter Installation Target Date	20.01
Subtenant Net Worth Requirement	10.06
Subtenant SNDA	10.06
Successor Corporation	10.02
Supplemental Air-Conditioning System	6.05
Surrender Date	25.01
Target Offer Space Inclusion Date	35.02
Tax Payment	19.03
Tax Statement	19.03
Tax Year	19.02
Taxes	19.02
Taxing Authority	19.02
Tenant	Preamble
Tenant Carbon Credits	7.07
Tenant Electric Emissions	7.07
Tenant Electricity	20.01
Tenant Emissions Limit	7.07
Tenant Events	4.03
Tenant Leasing Requirement	31.17
Tenant’s Communications Equipment	5.10
Tenant’s Contractors	5.01
Tenant’s Overage Amount	7.07
Tenant’s Proportionate Share	1.01
Tenant’s Reimbursement Request	18.01
Tenant’s Restoration Work	9.01
Tenant’s Security System	5.02
Terrace	Schedule II
Terrace License	Schedule II
Terracotta Sign	Schedule II
Third Party Occupants	18.01
Transition Space	2.03
Transition Space Expiration Date	2.03
Transition Space Term	2.03
Underlying Lease	31.17
Union Minimum Hours	18.01
Untenantable	6.02
Upgrade	Schedule II
Upgrades	Schedule II

v

INDEX OF DEFINED TERMS

(continued)

TERM	SECTION
Variable Operating Expenses	19.02
Wiring and Cabling	5.07
Work Indemnity Obligations	13.01

INDENTURE OF LEASE (this “Lease”) made as of this _______ day of _________, 2025 (the “Commencement Date”), by and between ESRT 555-557 BROADWAY, L.L.C., a Delaware limited liability company, having an office at c/o ESRT Management, L.L.C., 111 West 33rd Street, New York, New York 10120 (hereinafter referred to as “Landlord”), and SCHOLASTIC INC., a New York corporation, having an office at 557 Broadway, New York, New York 10022 (hereinafter referred to as “Tenant”).

W I T N E S S E T H :

ARTICLE 1

BASIC LEASE PROVISIONS; DEMISE OF PREMISES

Section 1.01. For the purposes of this Lease (including all of the schedules, riders and exhibits, if any, annexed to this Lease), the terms set forth below shall have the definitions which immediately follow such terms, and such definitions are hereby incorporated into this Lease wherever used:

555 Building - The “555 Building” shall mean and include the structures and other improvements constructed or as may in the future be constructed on the Land and known by the address 555 Broadway, New York, New York.

557 Building - The “557 Building” shall mean and include the structures and other improvements constructed or as may in the future be constructed on the Land and known by the address 557 Broadway, New York, New York.

Base Operating Year - The “Base Operating Year” shall mean calendar year 2026.

Base Tax Amount - The “Base Tax Amount” shall mean the amount of Taxes with respect to the 2026 calendar year (i.e., 1⁄2 of the Taxes with respect to the New York City fiscal tax year commencing on July 1, 2025 and ending on June 30, 2026 plus 1⁄2 of the Taxes with respect to the New York City fiscal tax year commencing on July 1, 2026 and ending on June 30, 2027).

Building – The term “Building” shall mean, collectively, the 555 Building and the 557 Building, also known, when combined, as 130 Mercer Street.

Building Systems – The term “Building Systems” shall mean and include such building heating, ventilating and air-conditioning (“HVAC”) systems (including the HVAC Equipment, but excluding the distribution system within the Demised Premises), and such elevators, water, sewerage, toilet, plumbing, sprinkler, life/safety, security, electric, wiring and mechanical systems (other than the Supplemental Air-Conditioning System), now or hereafter installed or operated in the Building, and the fixtures, equipment and appurtenances thereof, and all other mechanical devices, fixtures, equipment, appurtenances and systems in the Building, except for distribution portions thereof located within the Demised Premises.

Commencement Date - The “Commencement Date” shall mean the date of this Lease as set forth in the Preamble above.

Comparable Buildings - The term “Comparable Buildings” means similar first class mixed commercial use (i.e., office and retail) buildings in Manhattan.

Demised Premises – The “Demised Premises” shall mean the entire rentable area of the 6th, 7th, 8th, 9th, 10th, 11th (excluding the areas marked “roof” on Exhibit “A”) and 12th (including the penthouse) floors of the Building, in each case, as shown on the plans annexed hereto as Exhibit “A” and made a part hereof (excluding mechanical rooms, egress stairs, all vertical shafts/risers and elevator shafts located on the applicable floor).

Expiration Date - The Expiration Date shall mean the date set forth in Subsection 2.01B below.

Fixed Rent - The “Fixed Rent” shall be an amount equal to $333,059,306.47 in the aggregate over the initial Lease Term, payable in the amounts set forth on Schedule II attached hereto and made a part hereof.

Lease Term - The “Lease Term” shall mean the period of years (and/or portions thereof) that this Lease shall be in effect, commencing on the Commencement Date and ending on the Expiration Date, unless sooner terminated as provided in this Lease or by law.

Rentable Square Feet - The term “Rentable Square Feet” or “RSF” shall refer to the number of rentable square feet in the Demised Premises, and shall be deemed to be 210,676 square feet in the aggregate; with the breakdown of the Demised Premises per floor as follows: (1) 6th Floor RSF: 37,219; (2) 7th Floor RSF: 37,476; (3) 8th Floor RSF: 37,032; (4) 9th Floor RSF: 37,032; (5) 10th Floor RSF: 36,985; (6) 11th Floor RSF: 17,628; and (7) 12th Floor RSF: 7,304.

Reputational Standard - The term “Reputational Standard” shall mean Scholastic’s reputation as a publisher of high quality children’s books.

Scholastic – The term “Scholastic” shall mean (x) the initially named Tenant under this Lease (i.e., Scholastic Inc.), (y) any Related Corporation that is then a current assignee of such initially named Tenant (or any successor of, or successors to successors of, in each case, such initially named Tenant) pursuant to Subsection 10.02A, and/or (z) any Successor Corporation of such initially named Tenant (or any successor of, or successors to successors of, in each case, such initially named Tenant) that satisfies the provisions of Subsection 10.02B.

Tenant’s Proportionate Share - The term “Tenant’s Proportionate Share” shall mean the quotient, expressed as a percentage, obtained by dividing the Rentable Square Feet by the rentable square feet in the Building as each of the same may be increased or decreased during the Lease Term pursuant to the provisions of this Lease, and as each shall be measured in accordance with the Real Estate Board of New York Recommended Method of Floor Measurement for Office Buildings effective January 1, 1987 (as amended in 2003) applicable to measuring usable area, with a 27% loss factor applied to the resulting number of usable square feet. On the date hereof, Tenant’s Proportionate Share shall mean, with respect to Operating Expenses and Taxes, 55.2984%, and the deemed rentable square footage of the Building is approximately 380,980 square feet.

Section 1.02. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Demised Premises, together with the right to use, in common with other occupants of the Building (and their guests and invitees), such portions of the lobbies, elevators and other public portions of the Building as may be necessary for access to the Demised Premises, for the Lease Term, and for the Fixed Rent and additional rent herein reserved, and subject to all of the covenants, agreements, terms, conditions, limitations, reservations and provisions hereinafter set forth.

ARTICLE 2

COMMENCEMENT OF LEASE TERM; TRANSITION SPACE

Section 2.01.

A. The term of this Lease for the Demised Premises shall commence on the Commencement Date.

B. The term of this Lease shall expire at 11:59 P.M. (New York time) on the last day of the calendar month in which the day immediately preceding the fifteenth (15th) year anniversary of the Commencement Date shall occur (the “Expiration Date”), or shall end on such earlier date upon which such term may expire or be cancelled or terminated pursuant to the provisions of this Lease or by law.

C. Promptly following the Commencement Date, Landlord and Tenant shall execute and deliver a supplementary agreement (in the form annexed hereto as Exhibit “B”, and pertaining to the matters set forth therein) setting forth the date of the Commencement Date and the Expiration Date, but the failure to so execute or deliver said supplementary agreement shall not in any way reduce either party’s rights or obligations under this Lease.

Section 2.02.

A. The parties acknowledge and agree that Tenant is currently in possession and occupancy of the Demised Premises and Landlord shall have no obligation to (i) perform any work at the Demised Premises, or (ii) provide any construction or other allowance, rent abatement or credit or any concession in connection with this Lease, provided that Landlord shall perform the Landlord’s Work and, if applicable, the Security Modifications and Installations, and subject to any Landlord obligations with respect to a fire or other casualty that occurred prior to the Commencement Date. Tenant shall accept possession of the Demised Premises in their then “as-is” condition and “where is” condition on the Commencement Date (with all furniture, fixtures and equipment (“FF&E”) in place, in their “as-is” condition and “where is” condition on the Commencement Date), subject to Landlord’s completion of Landlord’s Work, and any Landlord obligations with respect to a fire or other casualty that occurred prior to the Commencement Date, and Tenant further agrees that Tenant shall be deemed to have accepted such condition as if the Demised Premises had been delivered directly to Tenant. Landlord shall perform Landlord’s Work at Landlord’s own cost and expense (and not as part of Operating Expenses).

B. The parties hereto agree that this Article 2 constitutes an express provision as to the time at which Landlord shall deliver possession of the Demised Premises to Tenant, and Tenant hereby waives any rights to rescind this Lease which Tenant might otherwise have pursuant to Section 223-a of the Real Property Law of the State of New York, or pursuant to any other law of like import now or hereafter in force.

Section 2.03

A. For the purposes of transitioning Tenant’s former premises to Landlord in an orderly way with minimal disruption to Tenant’s ongoing business operations, Tenant shall continue to occupy certain portions of Tenant’s former premises until Tenant vacates and delivers the same to Landlord as more particularly set forth herein. Landlord hereby grants Tenant a license to use transition space consisting of (i) the storage areas of the sub-cellar and cellar of the Building utilized by Tenant for storage as of the Commencement Date, other than areas that comprise the Below-Grade Space, areas that are leased to other tenants as of the Commencement Date, mechanical rooms, egress stairs, all vertical shafts and risers, elevator shafts, common area hallways, engineer’s room, Fitness Center, and Auditorium (such storage areas, the “Below-Ground Transition Space”), and (ii) and the entire area of the third (3rd) through fifth (5th) floors of the Building as set forth on Exhibit “N” attached hereto, excluding mechanical rooms, egress stairs, all vertical shafts/risers and elevator shafts located on such floor (the “Above-Ground Transition Space,” and all such space, collectively, the “Transition Space”) pursuant to the terms of this Section 2.03. Landlord shall not be required to perform any work, pay any sums, or render any services to make the Transition Space ready for Tenant’s use or occupancy. Landlord shall deliver the Transition Space to Tenant on the Commencement Date in its then “as-is” condition (with all FF&E existing on the Commencement Date in place, in its then “as-is” condition) and Tenant may occupy the Transition Space for a term (the “Transition Space Term”) commencing on the Commencement Date and continuing through and including the date on which Tenant shall have completed the work set forth on Exhibit “L” attached hereto as applicable to each portion of the Transition Space (the “Move-Out Obligations”) (each such date, as applicable, the “Transition Space Expiration Date”), but in no event later than the date that is six (6) months after the applicable Initial Transition Space Period for the applicable Transition Space (as such six (6) month period may be extended one (1) day for each day that the commencement or completion of the Move-Out Obligations is actually delayed as a result of any Force Majeure Event and/or delays caused by Landlord or Persons Within Landlord’s Control). Tenant shall provide Landlord notice within two (2) Business Days of Tenant’s knowledge of such delays. Tenant shall provide Landlord with two (2) Business Days’ notice of the anticipated Transition Space Expiration Date.

B. Tenant shall have no obligation to pay any license fee or any other charges or fees (including, without limitation, Operating Expenses, Taxes or utilities) with respect to (i) (x) the Below-Ground Transition Space, and (y) the Above-Ground Transition Space excluding the data infrastructure rooms shown cross-hatched on Exhibit “N” attached hereto (such rooms, the “Data Rooms”), for the initial three (3) months of the Transition Space Term, and (ii) the Data Rooms, for the initial twelve (12) months of the Transition Space Term (each such period, as may be extended on a day-for-day basis if Tenant is delayed in performing or completing the applicable Move-Out Obligations due to Force Majeure and/or delays caused by Landlord or Persons Within Landlord’s Control, the “Initial Transition Space Period”). Tenant shall provide Landlord notice within two (2) Business Days of Tenant’s knowledge of such delays. Following the expiration of each applicable Initial Transition Space Period, Tenant shall pay, as a license fee for Tenant’s use and occupancy of the applicable Transition Space during the remainder of the Transition Space Term with respect to such applicable Transition Space, an amount, on a per rentable square foot or square foot, as applicable, basis, equal to (x) the amount that Tenant shall then be paying as Fixed Rent with respect to the Demised Premises (as the license fee for the Above-Ground Transition Space), and (y) the amount that Tenant shall then be paying as the License Fee with respect to the Sub-Cellar Space or the Cellar Space, as the case may be (as the license fee for the Below-Ground Transition Space), in each case, without taking into account any rent credit or free rent period to which Tenant may be entitled). It is understood and agreed that Tenant’s failure to vacate the Transition Space by the applicable Transition Space Expiration Date shall be deemed a material and substantial default by Tenant under this Lease, for which Landlord shall have all rights and remedies available to it under this Lease and at law, and Tenant shall pay to Landlord the Occupancy Payment with respect to the Transition Space or portion thereof that Tenant shall not have timely vacated in accordance with the terms and provisions of Section 25.02 hereof (provided that (I) with respect to Tenant’s failure to vacate the Below-Ground Transition Space, the reference in the definition of “Occupancy Payment” to “Fixed Rent” and “Recurring Additional Rent” shall be deemed to refer to the License Fee with respect to the Sub-Cellar Space or the Cellar Space, as the case may be and (II) Tenant’s failure to vacate either of the Data Rooms by the applicable Transition Space Expiration Date shall be deemed to be a holdover by Tenant with respect to the entire floor on which the applicable Data Room(s) shall be located).

C. Tenant shall be entitled to the Building services set forth in Section 18 of this Lease as the same exist as of the Commencement Date and are applicable to the applicable Transition Space, it being agreed that all overtime services shall be provided to Tenant in accordance with the applicable provisions of the Lease at the rates set forth therein. Upon the Transition Space Expiration Date with respect to each Transition Space, Tenant’s right to occupy and use the applicable Transition Space shall cease and terminate, without any further notice to quit. During the Transition Space Term, Landlord and Tenant shall reasonably cooperate with one another with respect to the Move-Out Obligations in a timely and efficient manner.

ARTICLE 3

RENT

Section 3.01. Tenant covenants and agrees that, during the entire Lease Term, Tenant shall pay to Landlord the Fixed Rent at the annual rate set forth in Section 1.01, in equal monthly installments, in advance, on the first day of each calendar month during the Lease Term pursuant to the Payment Instructions, without any abatement, reduction, setoff, counterclaim, defense or deduction whatsoever, except as otherwise provided in this Lease. In the event that Tenant’s obligation to pay Fixed Rent shall commence or expire on a date which shall be other than the first day or last day (as applicable) of a calendar month, the same shall be prorated at the rental rate applicable during the year of the Lease Term in which such date occurs.

Section 3.02. All costs, charges, expenses and payments (including the payments required to be made by Tenant pursuant to Article 19 below) which Tenant assumes, agrees or shall be obligated to pay to Landlord or others pursuant to this Lease (other than Fixed Rent) shall be deemed additional rent, and, in the event that Tenant shall fail to timely pay the same, Landlord shall have all of the rights and remedies with respect thereto as are provided for herein or by applicable law in the case of non-payment of rent.

Section 3.03. Tenant covenants to pay the Fixed Rent and additional rent as in this Lease provided, when due, by wire transfer of immediately available funds in accordance with the instructions attached hereto as Schedule I or to another account Landlord designates from time to time (which Landlord shall not designate on not less than thirty (30) days’ prior notice to Tenant) (the “Payment Instructions”). If any installment of Fixed Rent or any additional rent shall not be paid more than two (2) times in any calendar year within ten (10) Business Days after such installment of Fixed Rent or additional rent shall have first become due, Tenant shall also pay to Landlord interest thereon at the Interest Rate from the due date until such installment of Fixed Rent or additional rent is fully paid. Such interest charge shall be due and payable as additional rent with the next monthly installment of Fixed Rent. Nonrecurring items of additional rent and changes to recurring items of additional rent shall not be deemed due until Tenant has received an invoice therefor with reasonable details of the charges (it being understood and agreed that, unless otherwise expressly provided herein, items of additional rent are payable within thirty (30) days after demand therefor). No payment by Tenant or receipt by Landlord of a lesser amount than the Fixed Rent or additional rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or additional rent (unless Landlord, in Landlord’s sole and absolute discretion, shall otherwise and in writing so elect), nor shall any endorsement or statement on any check or in any letter accompanying any check or payment, as Fixed Rent or additional rent, be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent and additional rent or pursue any other remedy provided in this Lease, at law or in equity.

Section 3.04. Notwithstanding anything to the contrary contained in this Article 3, payments made by Tenant through the ACH network (i.e., the Automated Clearing House network that is under the supervision of the National Automated Clearing House Association or any successor thereto) shall be deemed to be the equivalent of a wire transfer of immediately available federal funds.

ARTICLE 4

USE

Section 4.01. Tenant shall use and occupy the Demised Premises for the Authorized Use, and for no other purpose. Landlord agrees that Tenant’s current use of the Demised Premises for the Authorized Use shall be deemed in compliance with the provisions of this Article 4.

Section 4.02. Without in any way limiting the restrictions on use contained in Section 4.01, Tenant specifically agrees that Tenant shall not permit any part of the Demised Premises to be used for retail banking or lending purposes of any kind (but the foregoing restriction shall apply only if the same shall be open to the general public on an “off the street” basis and shall not apply to meetings with clients and customers of Tenant); or for a safe deposit business or the sale of travelers checks and/or foreign exchange (other than for the use of Tenant’s employees and guests); or for manufacturing; or for retail securities brokerage purposes (but the foregoing restriction shall apply only if the same shall be open to the general public on an “off the street” basis); or for an office sharing or co-working business, or, except as permitted by Section 10.02, for the operation of a business that provides office suites and/or shared office workplaces to its clients, customers or members; or as a news and cigar stand (or anything similar thereto); or for any purpose other than the Authorized Use. In addition, the Demised Premises may not be used by (i) an agency, department or bureau of the United States Government, any state or municipality within the United States, or any foreign government, or any political subdivision of any of them, or (ii) any tax exempt entity within the meaning of Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto (as same may be amended).

Section 4.03.

A. Tenant is expressly permitted as part of the Authorized Use to host special events, social events, conferences, presentations and similar activities (“Tenant Events”), including the serving of beer, wine and liquor for consumption within the Demised Premises and/or any areas licensed to Tenant pursuant to this Lease in connection with any such Tenant Events, provided such events shall be in accordance with applicable Legal Requirements and comply with reasonable rules and regulations issued by Landlord with respect to such Tenant Events (in accordance with the provisions of Article 26 of this Lease) and otherwise subject to the provisions of this Lease. Tenant or the Café Operator shall maintain all licenses and permits required in connection with any Tenant Events and all insurance required by Landlord in connection with such Tenant Events, in each case, at Tenant’s sole cost and expense, and shall deliver copies of such licenses and permits and certificates evidencing insurance coverage to Landlord within ten (10) days after written request from Landlord, but in no event later than two (2) Business Days prior to the scheduled event. Tenant’s service of alcoholic beverages in the Demised Premises or any areas licensed to Tenant pursuant to this Lease shall be subject to Tenant’s indemnity under the provisions of Article 11 below. Any Tenant Events during Business Hours shall be conducted in a manner as to not unreasonably disturb the business operations of other tenants in the Building.

Section 4.04. Landlord hereby approves all vendors set forth on Exhibit “H” attached hereto and made a part hereof (the “Approved Vendors”) providing services to Tenant in the Building as of the date hereof, and agrees that such Approved Vendors may continue to provide the applicable services during the Lease Term.

ARTICLE 5

ALTERATIONS; LIENS; TENANT’S PROPERTY

Section 5.01.

A. Subject to Section 5.12 of this Lease, Tenant shall make no Alterations in or to the Demised Premises without Landlord’s prior written consent (which consent shall be granted or withheld as set forth on Schedule II attached hereto and made a part hereof) or deemed consent. All Alterations shall be performed by contractors or mechanics approved (or deemed approved) by Landlord (as and to the extent expressly required under this Article 5). Tenant shall provide Landlord with not less than ten (10) days prior written notice to Landlord of non-Structural Alterations. For the purposes of this Lease, “Structural Alterations” shall mean any Alterations that (i) involve (x) the roof or foundations of the Building, (y) any supporting members or structural elements of the Building, or (z) the Building mechanical infrastructure or (ii) are performed in areas outside of the Demised Premises or areas licensed to Tenant under this Lease.

B. It shall be Tenant’s responsibility and obligation to ensure that all Alterations: shall (i) comply with all Legal Requirements and all orders, rules and regulations of Insurance Boards, (ii) be performed in a good and workmanlike manner, and (iii) be performed in accordance with the alteration rules and regulations attached hereto and made a part hereof as Exhibit “F-1”, as the same may be amended or supplemented from time to time in accordance with the express provisions of Article 26 below (the “Alteration Rules and Regulations”). In order to ensure, maintain and control the quality and standards of materials and workmanship in and the effective security of the Building, including the Demised Premises, Tenant acknowledges that it is reasonable to require Tenant, and Tenant hereby covenants and agrees, to use only general contractors, construction managers and subcontractors (collectively, “Tenant’s Contractors”) first approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that any Alterations to the structural components of the Building, the sprinkler, Class E or other life/safety systems of the Building, or other elements of the Building Systems (“Designated Contractor Alterations”), shall be performed only by such contractor(s) designated by Landlord (whose charges shall be reasonably competitive in the marketplace for comparable work being performed in Comparable Buildings).

C. Landlord shall have the unfettered right from time to time to establish a list of Building approved contractors and subcontractors and to revise said list in any manner Landlord deems appropriate, provided, however, that (i) Landlord shall not have the right to disapprove any contractor initially listed on said list for so long as such contractor remains under contract with Tenant with respect to the same work that Tenant initially hired such contractor to perform and (ii) if Landlord establishes a list of Building approved contractors, Landlord shall include thereon not less than five (5) approved general contractors and three (3) subcontractors for each of the major trades, whose fees shall be reasonably competitive in the marketplace and who shall not be affiliated with Landlord. Any such list of approved contractors and major trade subcontractors (including contractors and major subcontractors for each of the Designated Contractor Alterations), as revised from time to time, is referred to in this Lease as the “Approved Contractor List”. At Tenant’s request, Landlord shall furnish to Tenant a copy of any then current Approved Contractor List from time to time during the Lease Term. If Tenant shall wish to use a contractor or subcontractor not on the then Approved Contractor List to perform an Alteration (any of the foregoing, if approved by Landlord, an “Alternate Tenant’s Contractor”), Tenant shall obtain Landlord’s approval of such proposed Alternate Tenant’s Contractor prior to retaining the services of such party (which approval shall not be unreasonably withheld, conditioned or delayed, subject to the provisions of Subsection 5.01B above). Any Alternate Tenant’s Contractor shall be licensed and in good standing in New York City. Landlord shall approve or reject (with a reasonable explanation for such rejection), any Alternate Tenant’s Contractor within ten (10) days following Landlord’s receipt of Tenant’s request for such approval. If Landlord shall fail to approve or disapprove such proposed contractor within such 10-day period, Tenant may give to Landlord a notice of such failure which shall contain a legend in not less than 14 point font bold upper case letters as follows: “FAILURE TO APPROVE OR DISAPPROVE THE PROPOSED CONTRACTOR WITHIN FIVE BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF SUCH CONTRACTOR”, and if Landlord shall fail to approve or disapprove such proposed contractor within such five (5) Business Day period, Landlord shall be deemed to have approved the proposed contractor in question.

Section 5.02.

A. Prior to commencing the performance of any Alterations, Tenant shall furnish to Landlord:

(i) Plans and specifications (to be prepared by a licensed architect or engineer engaged by Tenant, at the cost and expense of Tenant), in sufficient detail to be accepted for filing by the New York City Building Department (or any successor or other governmental agency serving a similar function), of such proposed Alterations (other than Decorative Alterations), and Tenant shall not commence the performance thereof unless and until Landlord shall have given written consent (or shall be deemed to have consented) to said plans and specifications;

(ii) A certificate evidencing that Tenant (or Tenant’s Contractors) has (have) procured and paid for worker’s compensation insurance covering all persons employed in connection with the work who might assert claims for death or bodily injury against Overlandlord, Landlord, Tenant, the Land and/or the Building; and

(iii) Such permits, authorizations or consents as may be required by any applicable Legal Requirements (collectively, “permits”), which permits may be self-certified, if and to the extent permissible under applicable Legal Requirements, by Tenant’s architect, all of which shall be obtained at Tenant’s cost and expense; provided, however, that (x) no plans, specifications or applications shall be filed by Tenant with any governmental authority without Tenant first obtaining Landlord’s written consent (or deemed consent) thereto and (y) if Tenant shall so request, Landlord shall join in applications for any permits, approvals or certificates required to be obtained by Tenant in order to perform any permitted Alterations and shall otherwise reasonably cooperate with Tenant in connection therewith, provided that Landlord shall not be required to incur any expense thereby (except if and to the extent that Landlord shall be reimbursed therefor pursuant to the provisions of Subsection 5.02B below). Notwithstanding anything herein to the contrary, Landlord shall, at its sole cost and expense, cure any Building violation not caused by Tenant or Persons Within Tenant’s Control that prevents or hinders Tenant’s ability to obtain any such permits.

B. In the event that Landlord shall submit the plans and specifications referred to in Subdivision 5.02A(iii) above to Landlord’s third-party (i.e., not in-house) architects and/or engineers for review, Tenant shall reimburse Landlord as additional rent for Landlord’s reasonable, actual, out-of-pocket expenses incurred in connection with such review within thirty (30) days after written notice to Tenant of the amount of such expense; provided that (x) Tenant’s responsibility for costs in connection with such review shall be as set forth in Schedule II attached hereto and made a part hereof, and (y) if Tenant uses Landlord’s designated engineer(s) in connection with such Alterations, then no such review costs will be charged to Tenant in connection with reviewing the plans and specifications therefor designed by such engineer, so long as Tenant complies with the recommendations of such engineer.

C. In connection with the performance of any Alterations (other than Decorative Alterations, for which no consent shall be required), if, within fifteen (15) Business Days after Landlord’s receipt thereof (or ten (10) Business Days with respect to any revisions), Landlord shall fail to respond to Tenant’s request that Landlord consent to the plans and specifications therefor (which plans and specifications may be 90% complete, excepting architectural details and finishes), then Tenant may deliver a second written notice (together with the proposed plans and specifications) requesting Landlord’s approval thereof. If Landlord shall fail to respond to Tenant within five (5) Business Days after Landlord’s receipt of said second notice, then, as Tenant’s sole remedy in connection therewith, the Alterations described in said plans and specifications shall be deemed approved, provided that such second notice shall bear the following legend typed in bold, capital letters at the top: “IF LANDLORD SHALL FAIL TO RESPOND TO TENANT IN CONNECTION WITH THE ENCLOSED PLANS AND SPECIFICATIONS WITHIN FIVE (5) BUSINESS DAYS, THE PLANS AND SPECIFICATIONS REFERRED TO HEREIN SHALL BE DEEMED APPROVED.” Any response by Landlord hereunder shall state either (a) that Landlord consents to Tenant’s plans and specifications, (b) that Landlord requires additional information or details in order to evaluate Tenant’s plans and specifications, or (c) Landlord’s reason(s) for refusing to consent to Tenant’s plans and specifications and/or the required revision(s) to Tenant’s plans and specifications to obtain Landlord’s consent.

D. If, solely as a result of any Alterations performed by Tenant, any alterations are required to be performed in or made to any portion of the Building other than the Demised Premises in order to comply with any Legal Requirement(s), which alterations would not otherwise have had to be performed or made pursuant to the applicable Legal Requirement(s) at such time, Landlord, at Tenant’s sole reasonable cost and expense, may perform or make such alterations; provided that Tenant shall not be required to pay for any such structural alterations or alterations to the Building Systems if Tenant’s Alterations are mere installations for customary office use. As used in this Subsection 5.02D, “mere installations for customary office use” shall mean Alterations that do not require the filing of an “ALT1” permit.

E. Provided that Tenant shall comply with all Legal Requirements pertaining thereto, Tenant shall have the right, on notice to Landlord at Tenant’s own cost and expense, to install a security alarm and/or key-card locking system (“Tenant’s Security System”) in and governing access to the Demised Premises. The tie-in of the initial Tenant’s Security System with the Building security system shall be performed by Landlord, at Landlord’s expense; provided, however, if, during the Lease Term, Tenant proposes any modifications to Tenant’s Security System as it exists on the Commencement Date, such modifications shall be Alterations to be performed in accordance with the provisions of this Article 5 (except that any modifications performed by Landlord shall not be deemed Alterations). Tenant shall furnish Landlord with access cards, codes or keys for such Tenant’s Security System.

F. Landlord hereby approves in concept all Alterations described as part of Tenant’s Move-Out Obligations and consents to Tenant’s performance thereof, provided the same are otherwise subject to, and performed in accordance with the provisions of, this Article 5.

Section 5.03.

A. In no event shall any material or equipment be incorporated in or to the Demised Premises in connection with any Alteration which is subject to any lien, encumbrance, chattel mortgage, security interest, charge of any kind whatsoever, or is subject to any conditional sale or other similar or dissimilar title retention agreement. Notwithstanding the foregoing, Tenant shall have the right to pledge, encumber or grant a security interest in its movable equipment and/or obtain and/or enter into equipment leases, provided further that no party shall have the right to file a lien against the Building or any portion thereof in connection with any such lease or financing. Landlord shall reasonably cooperate with Tenant, at no cost to Landlord, in connection with any such equipment financings and/or leases, including, without limitation, by executing and delivering a landlord waiver and access agreement or similar agreement on a commercially reasonable form reasonably acceptable to Landlord upon request from Tenant therefor. Tenant shall pay to Landlord all reasonable out-of-pocket costs and expenses, including reasonable attorney’s fees and disbursements, actually incurred by Landlord in connection with any request by Tenant described in this Subsection 5.03A as additional rent within 30 days after receipt by Tenant of an invoice therefor. Landlord shall provide Tenant with reasonable supporting documentation with respect to any such expenses. The foregoing prohibition shall not apply to Tenant’s personal property if and for so long as the same shall not be affixed to (other than by wiring or other manner that would preclude the same from being deemed as constituting part of the real property of which the Demised Premises form a part) the Demised Premises.

B. Tenant shall not create or permit to be created any lien, encumbrance or charge (levied on account of any taxes or any mechanic’s, laborer’s or materialman’s lien, conditional sale, title retention agreement or otherwise) upon the Land or Building or any part thereof or the income therefrom, and Tenant shall not suffer any other matter or thing whereby the estate, rights and interest of Landlord in the Land or Building or any part thereof might be impaired.

C. If any lien, encumbrance or charge referred to in this Section 5.03 shall at any time be filed against the Land or Building or any part thereof, then Tenant, within twenty (20) days after Tenant’s receipt of actual (and not constructive or record) notice (whether from Landlord, Tenant’s contractor or any other party, including, without limitation, any Governmental Authority) of the filing thereof and at Tenant’s own cost and expense, shall cause the same to be discharged of record (including by payment, deposit or by bonding proceedings sufficient to remove such lien under applicable Legal Requirements). If Tenant shall fail to cause such lien to be discharged within the aforesaid period, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord and all reasonable, out-of-pocket costs and expenses actually incurred by Landlord in connection therewith shall constitute additional rent payable by Tenant under this Lease, which additional rent shall be paid by Tenant to Landlord within thirty (30) days following demand therefor. Landlord shall provide Tenant with reasonable supporting documentation with respect to any such expenses.

D. Nothing contained in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of labor or materials for the specific improvement, alteration to or repair of the Demised Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Land, Building, Demised Premises or any part thereof. Notice is hereby given that Landlord shall not be liable for any work performed or to be performed at the Demised Premises for Tenant or any subtenant, or for any materials furnished or to be furnished at the Demised Premises for Tenant or any subtenant upon credit, and that no mechanic’s or other lien for such work or materials shall attach to or affect the estate or interest of Landlord in and to the Land, Building or Demised Premises. Landlord shall have the right to post and keep posted on the Demised Premises any notices which Landlord may be required to post for the protection of Landlord, the Land, Building and/or the Demised Premises from any lien.

Section 5.04 No security, letter of credit or performance bonds shall be required in connection with any Alterations. Tenant shall not at any time, either directly or indirectly, use any contractors or labor or materials in the Demised Premises (including for the provision of cleaning services) if the use of such contractors or labor or materials would create any work stoppage, picketing, labor disruption or any other difficulty with other contractors or labor engaged by Tenant or Landlord or others in the construction, maintenance or operation of the Building or any part thereof. Tenant shall immediately stop any work or other activity if Landlord shall notify Tenant that continuing such work or activity would violate the provisions of the immediately preceding sentence.

Section 5.05. Tenant shall promptly correct any Alteration made by Tenant or by Persons Within Tenant’s Control in violation of the provisions of this Article 5, and shall repair any and all damage caused thereby. Upon Tenant’s failure to make such corrections and repairs, if such failure shall continue for a period of at least thirty (30) days following notice from Landlord (except in the case of an emergency, when no notice or cure period shall be required), Landlord may make such corrections and repairs and charge Tenant for the reasonable, out-of-pocket cost thereof. Such charge shall be deemed additional rent, and shall be paid by Tenant to Landlord within thirty (30) days after Landlord shall render a bill therefor. Landlord shall provide Tenant with reasonable supporting documentation with respect to any such expenses.

Section 5.06.

A. All movable property, furniture, furnishings and trade fixtures furnished by or at the expense of Tenant, other than those affixed to the Demised Premises so that they cannot be removed without damage, shall remain the property of Tenant, and may be removed by Tenant from time to time prior to the expiration of the Lease Term. Tenant shall notify Landlord in writing not less than sixty (60) days prior to the expiration of the Lease Term specifying any such items of property which Tenant does not wish to remove. Unless Landlord specifically provides notice to Tenant within thirty (30) days after the service of Tenant’s notice stating what items of property specified in Tenant’s notice may remain at the Demised Premises, Tenant shall, at Tenant’s expense, remove all items of such property, furniture, furnishings and trade fixtures prior to the expiration (or sooner termination) of the Lease Term.

B. All Alterations made by either party, including all paneling, decorations, partitions, railings, mezzanine floors, galleries and the like, which are affixed to the Demised Premises, shall become the property of Landlord at the end of the Lease Term and shall be surrendered with the Demised Premises at the end of the Lease Term, except that, during the Lease Term, Tenant may remove or replace the same as part of a permitted (where permission is required) Alteration. Notwithstanding the foregoing, Landlord may elect (which election shall be made in writing at the time that Landlord shall have approved the performance of such Specialty Alteration) that particular Specialty Alterations be removed from the Demised Premises at the end of the Lease Term. If Landlord does not, at the time that Landlord shall respond to Tenant’s request for consent to a proposed Specialty Alteration (or if Landlord shall fail to timely respond to such request for consent and the same is deemed to be approved by Landlord) advise Tenant that Tenant shall remove the Specialty Alteration at the end of the Lease Term, then Tenant shall not be required to remove such Specialty Alteration prior to end of the Lease Term. For the purposes hereof, the term “Specialty Alterations” shall mean any Alteration that is not an ordinary office installation (or customarily ancillary thereto), as reasonably determined by Landlord. By way of example only and not as a limitation, a kitchen, cafeteria, raised floor, internal stairway, private bathrooms, slab cut, vault or safe would each be deemed to be a Specialty Alteration (it being understood and agreed that the foregoing is merely a list of non-exclusive examples of a Specialty Alteration, and does not constitute, nor shall it be construed as, Landlord’s consent to the installation thereof). Notwithstanding the foregoing, Tenant shall not be required to remove any Specialty Alterations that were installed in the Demised Premises or elsewhere in the Building prior to the Commencement Date (even if the same were modified, reconstructed and/or relocated after the Commencement Date).

C. Landlord and Tenant agree that, in the event of a dispute as to whether an Alteration constitutes a Specialty Alteration, the provisions of Subsection 11.04B below shall apply.

D. Notwithstanding the foregoing provisions of Subsection 5.06B, Tenant shall have the right, at any time during the Lease Term, to remove Alterations, provided that Tenant shall comply with the provisions of Subsection 5.06E below.

E. In any case where Tenant removes any property or Alterations in accordance with Subsection 5.06A or B above, or otherwise, Tenant shall repair all damage to the Demised Premises or the Building, as the case may be, caused by said removal. Any such damage to the Demised Premises shall be restored to the condition existing immediately prior to installation of the applicable property or Alteration at Tenant’s expense. If Tenant fails to comply with the provisions of this Subsection 5.06E, Landlord may do so at Tenant’s cost and Tenant shall reimburse Landlord therefor within thirty (30) days after Landlord’s demand for the reasonable, out-of-pocket expenses incurred by Landlord with respect thereto. Landlord shall provide Tenant with reasonable supporting documentation with respect to any such expenses.

F. Upon failure of Tenant to remove any property or Specialty Alterations in accordance with Subsection 5.06A or B above, or upon failure of Tenant to notify Landlord of any property it does not wish to remove from the Demised Premises in accordance with Subsection 5.06A above, then, as to such property, or upon termination of this Lease pursuant to Article 15 hereof, Landlord may, at Tenant’s expense: (i) remove all such property and Specialty Alterations which Landlord may require Tenant to remove pursuant to Subsection 5.06A and B above, and (ii) repair any damage caused by said removal. Tenant shall, within thirty (30) days following written demand and as additional rent, reimburse Landlord for all of the aforesaid expenses. In addition, any items of property or Alterations not removed by Tenant may, at the election of Landlord, be deemed to have been abandoned by Tenant, and Landlord may retain and dispose of some or all of said items without any liability to Tenant and without accounting to Tenant for the proceeds thereof.

G. The provisions of this Section 5.06 shall survive the expiration or sooner termination of the Lease Term, whereupon any and all monetary obligations of Tenant pursuant thereto shall be deemed damages recoverable by Landlord.

Section 5.07 Subject to the applicable provisions of this Article 5, Tenant shall be permitted to run conduits for Tenant’s telecommunications lines (the “Wiring and Cabling”), the location of which outside of the Demised Premises and number of conduits shall be subject to Landlord’s reasonable approval, it being agreed that Tenant may, as an Alteration, run Wiring and Cabling within existing shafts and risers from the Demised Premises to the existing Building telecommunication feeders located on the third (3rd) and fourth (4th) floors of the Building. Landlord shall maintain all telecommunications service providers existing at the Building as of the date hereof and shall continue to provide site licenses to such providers as required so that Tenant can continue to utilize existing data services. Tenant shall obtain and pay for telecommunications services to be supplied to the Demised Premises by direct application to and arrangement with any data or telecommunications service provider existing at the Building or otherwise approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), and promptly after receipt by Landlord of a written request by Tenant, Landlord shall take all reasonable steps in order to allow such telecommunications service provider to provide service to the Building for Tenant’s operations.

Section 5.08 During the performance of any Alterations, Tenant shall have the non-exclusive right, to use the freight elevator and receiving areas in common with Landlord and other tenants of the Building, which use shall be made in accordance with the Rules and Regulations and the Alteration Rules and Regulations.

Section 5.09

A. Subject to the provisions of this Section 5.09, and provided that Tenant shall have obtained Landlord’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) as to the specific equipment to be installed by Tenant and method of installation thereof, Tenant may install in a location on the roof of the Building outside of the Terrace (herein called the “Common Roof”) a microwave, satellite or other antenna communications system and related equipment (the “Satellite Antenna”), that transmits or receives signals to or from other communications installations located off-site in a location agreed to Landlord on the Roof. Tenant is permitted to install, operate, maintain, repair and replace the Satellite Antenna, as well as the conduits and cables necessary for the construction, installation, operation, maintenance, repair or replacement of the Satellite Antenna from the Common Roof to the Demised Premises through then available sleeves located in the Building communications closets, provided that (i) the installation thereof (including all structural reinforcement, framing and waterproofing) shall be performed subject to the provisions of Article 5 hereof, (ii) Tenant shall, following notice from Landlord, promptly repair any damage to the Building caused by such installation, operation or maintenance, and (iii) such Satellite Antenna shall be deemed a Specialty Alteration and Tenant shall remove the Satellite Antenna from the Common Roof prior to the Expiration Date. Notwithstanding the foregoing, with respect to any work to be performed in connection with the installation and/or removal of the Satellite Antenna, Landlord, at Landlord’s option, may elect to perform such work (in which event Tenant shall, within thirty (30) days after rendition of a bill therefor and as additional rent, reimburse Landlord for the actual and reasonable costs incurred by Landlord in performing such work.

B. Tenant acknowledges that Tenant’s use of the Common Roof is a non-exclusive use and Landlord may permit any person or entity to use any other portion of the Common Roof for any use. Tenant shall have the right, in common with others, of reasonable access to the Common Roof and Building communications closets for the installation, operation, maintenance, repair and removal of the Satellite Antenna, Tenant’s other telecommunications equipment and related conduits and cables, and for the partial or complete replacement of the foregoing, provided that all such access shall be coordinated with Landlord or Landlord’s managing agent.

C. Landlord shall have the right, at Landlord’s cost and expense, on not less than ten (10) Business Days prior written notice (except in the event of emergency, in which event such notice as shall be reasonable under the circumstances shall be required), to relocate (or, at Tenant’s option, for Tenant to relocate) the Satellite Antenna, which may include the removal of the Satellite Antenna and the related conduits and cables, the purchasing of materials and equipment necessary for the relocation thereof and the reinstallation of the Satellite Antenna and such conduits and cables at such other location on the Common Roof as shall be reasonably designated by Landlord. Tenant shall cooperate with Landlord in all reasonable respects relating to any such relocation. Landlord shall use commercially reasonable efforts to ensure that Tenant’s communication system is inoperable for as limited a time period as possible.

D. If installed, the Satellite Antenna shall be used solely by Tenant in the conduct of Tenant’s business. Tenant shall not resell the use, or rights to the use, of the Satellite Antenna, including the granting of any licensing or other rights. In no event shall Tenant have the right to sell the use of the Satellite Antenna to a third party engaged directly or indirectly in the business of telecommunications.

E. The rights granted in this Section 5.09 are granted in connection with, and as part of the rights created under, this Lease, and are not separately transferable or assignable other than in connection with an assignment of Tenant’s rights under this Lease or subletting of the Demised Premises as permitted by this Lease. Nothing contained in this Section 5.09 shall be deemed to be a lease by Landlord to Tenant of any portion of the Common Roof.

Section 5.10 Tenant shall be permitted, without the consent of Landlord, but subject to the other terms and conditions of this Article 5, to install a wireless intranet, internet and communications network (also known as “Wi-Fi”) within the Demised Premises for the use within the Demised Premises only (the “Network”). Such Network shall be deemed to be an Alteration for purposes of this Lease, and such permission of Landlord granted to Tenant in the preceding sentence is subject to Tenant’s compliance with respect thereto with all of the provisions of this Article 5, as well as with all other applicable provisions of this Lease. Any Network shall also be subject to the following conditions: (a) Tenant shall not solicit, suffer, or permit other tenants or occupants of the Building or other third parties to use the Network or any other communications service, including, without limitation, any wired or wireless internet service that passes through, is transmitted through, or emanates from, the Demised Premises; (b) Tenant’s communications equipment and the communications equipment of Tenant’s service providers and contractors located in or about the Demised Premises or installed in the Building to service the Demised Premises, including without limitation any antennae, switches or other equipment (collectively, “Tenant’s Communications Equipment”) shall be of a type and, if applicable, a frequency that will not cause radio frequency, electromagnetic or other interference to any other party or any equipment of any other party, including without limitation Landlord, other tenants or occupants of the Building or any other party and whether or not such interference is caused to equipment installed after the installation of Tenant’s Communications Equipment, and any installation outside of the Demised Premises shall be in a location reasonably approved by Landlord; and (c) Tenant acknowledges that Landlord has granted and/or may grant rights, licenses and other rights to install intranet, internet, satellite dishes, antennae, switches and other communications networks and equipment to other tenants and occupants of the Building and to telecommunications service providers and other third parties. In the event that Tenant’s Communications Equipment causes or is believed to cause any such interference as described in the foregoing clause (b), upon receipt of notice from Landlord of such interference, Tenant will take all commercially reasonable steps necessary to correct and eliminate the interference. If the interference is not eliminated within three (3) Business Days (or such shorter period as shall be designated by Landlord in its sole but reasonable discretion if Landlord believes a shorter period to be appropriate) then, upon notice from Landlord, Tenant shall shut down Tenant’s Communications Equipment until such interference shall have been resolved to Landlord’s reasonable satisfaction. Landlord agrees to insert a provision similar to the preceding sentence in all office leases entered into by Landlord within the Building after the Commencement Date and within three (3) Business Days after notice from Tenant that such tenant’s communications equipment is interfering with the operation of Tenant’s Communications Equipment, shall use commercially reasonable efforts to enforce such provision (provided, commercially reasonable efforts shall not be deemed to include any obligation to institute legal proceedings against the applicable tenant or occupant unless such efforts have failed to resolve the interference issue and such issue has a material and adverse impact upon Tenant for more than fifteen (15) Business Days).

Section 5.11. Any dispute as to whether or not Landlord was required to be reasonable or was reasonable in withholding its consent to an Alteration with respect to which Landlord is required to be reasonable hereunder and any other dispute relating to the provisions of this Article 5 shall be resolved by Expedited Arbitration in accordance with the provisions of Subsection 11.04B hereof.

Section 5.12. Anything contained in this Lease to the contrary notwithstanding, Landlord’s consent shall not be required with respect to any Decorative Alteration; provided, however, that at least five (5) Business Days prior to making any such Decorative Alteration, (a) Tenant shall provide written notice to Landlord thereof (which shall describe such Decorative Alteration in reasonable detail and specificity), and (b) such Alteration shall otherwise be performed in accordance with the applicable terms and conditions of this Lease. The term “Decorative Alteration” shall mean (x) any Alteration consisting of painting or carpeting or (y) any other Alterations, provided that, in each case, such Alterations (i) do not require a building permit, (ii) do not affect the structural components of the Building, (iii) are not visible from the outside of the Building and do not affect the outside appearance of the Building, (iv) do not affect any part of the Building other than the Demised Premises or require any alterations to be performed in or made to any portion of the Building other than the Demised Premises, (v) do not affect the Building Systems, (vi) do not affect any service required to be furnished by Landlord to Tenant or any other tenant or occupant of the Building, or affect the proper functioning of any Building System, and (vii) do not affect the certificate of occupancy for the Building.

Section 5.13 Landlord and Tenant acknowledge that the sixth (6th) floor of the Demised Premises, contains a raised floor under which, as of the date hereof, there are certain Buildings Systems that service other tenants and occupants of the Building. For the avoidance of doubt, if Tenant proposes any Alteration that will affect said Building Systems, Landlord shall not be deemed to have unreasonably withheld consent to the proposed Alteration if Landlord reasonably determines that the proposed Alteration will adversely affect Building services provided to other tenants and occupants of the Building (other than temporarily).

ARTICLE 6

REPAIRS AND MAINTENANCE

Section 6.01. Tenant shall take good care of the Demised Premises and the fixtures, appurtenances and equipment therein (other than any items that are Landlord’s responsibility pursuant to the provisions of this Lease), and at Tenant’s own cost and expense shall make all Repairs as and when needed to preserve them in good working order and condition, whether or not such Repairs are ordinary or extraordinary, or foreseen or unforeseen at this time, and whether or not such Repairs pertain to improvements in the Demised Premises furnished or installed by Landlord except for any damage thereto caused by Landlord’s or Persons Within Landlord’s Control’s negligence or willful misconduct and Landlord’s obligations with respect to Landlord’s Work, but excluding Repairs to the structural portions of the Building or the Building Systems, unless required under the provisions of the following sentence. All damage or injury to the Demised Premises, or to the Building or the Building Systems, or to improvements of portions of Building Systems furnished or installed by Landlord in the Demised Premises, caused by any act or omission (where there is a duty to act) of Tenant, or of any Persons Within Tenant’s Control, including those which are structural, extraordinary and unforeseen, shall be promptly repaired, restored or replaced by Tenant, at Tenant’s own cost and expense. All Repairs shall be in quality and class equal to or better than the original work or installations, and shall be performed in good and workmanlike manner.

Section 6.02.

A. Landlord shall operate and maintain the Building in a manner comparable to Comparable Buildings. Subject to the provisions of Article 9 below, Landlord shall make or cause to be made all Repairs, structural and otherwise, necessary to keep in good order and repair the exterior of the Building, all structural portions of the Building, the public portions of the Building (including, without limitation, the Amenity Space), the Building Systems (as described in Article 18 below), the Mercer Lobby and Mercer Elevators, in each case, other than those Repairs required to be made by Tenant as provided in Section 6.01. For purposes of this Article 6, the “structural portions” of the Building shall mean the rough floor of the Demised Premises, the exterior walls of the Demised Premises, the roof, Tenant’s exterior windows, the load-bearing beams and columns of the Building, and the rough ceiling (which, for the avoidance of doubt, is the underside of the floor slab immediately above each floor of the Demised Premises), provided, however, Landlord shall have no obligation to Repair the terracotta ceiling located in the 12th floor ceiling of the Demised Premises (it being agreed that in the event of a fire or other casualty, Landlord shall Repair the 12th floor ceiling to the condition existing prior to installation of the terracotta). Tenant accepts the aesthetic condition that the rough ceilings are in on the Commencement Date, and Tenant agrees not to request changes thereto (e.g., to correct any uneven surfaces thereof) if and to the extent unchanged in any material respect from the condition thereof on the Commencement Date. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use, access to, and occupancy of the Demised Premises in making any Repairs. In no event shall Landlord be obligated to use overtime or premium pay labor in fulfilling its obligations under this Subsection 6.02A, unless (x) the Repairs in question would customarily be performed on an overtime basis or using premium pay labor by owners of Comparable Buildings, or (y) the Repairs in question are reasonably likely to materially disrupt Tenant’s use of the Demised Premises for Tenant’s ordinary use, or (z) Tenant otherwise elects to cause Landlord to perform such work on an overtime basis (it being agreed that if Tenant makes such election, Tenant shall pay the incremental cost therefor). Where the cessation or interruption of any services required to be provided under this Lease has occurred due to Force Majeure Event, Landlord shall use commercially reasonable efforts to cause the same to be restored by diligent application or request to the provider (unless such request shall not be reasonably practical under the circumstances). Landlord shall also make any Repairs to the Demised Premises the need for which are due to the act or omission of Landlord or Persons Within Landlord’s Control. Landlord will (i) furnish to the Building onsite maintenance personnel, snow removal, and other services as may be required to maintain the Building in a first class manner and (ii) provide to the Demised Premises the services and perform Repairs, in each case, as expressly set forth in this Lease, in a first class manner for the comfortable use and occupancy of the Demised Premises. In performing any Repairs or providing any services, Landlord shall not at any time, either directly or indirectly, use any contractors or labor or materials if the use of such contractors or labor or materials would create any work stoppage, picketing, labor disruption or any other difficulty with other contractors or labor engaged by Tenant or Landlord or others in the construction, maintenance or operation of the Building or any part thereof.

B. Notwithstanding anything to the contrary contained in this Lease:

(i) For the purposes of this Subsection 6.02B, the term “Interruption” shall mean any instance in which the Demised Premises shall be rendered Untenantable solely by reason of (x) the failure of Landlord to perform any of Landlord’s obligations pursuant to Subsection 6.02A above, or (y) the interruption, curtailment or suspension of the Building services that Landlord is required to provide pursuant to Building services described in Article 18 below or the electricity described in Article 20 below, or (z) the performance by Landlord of repairs or improvements in or about the Demised Premises, but in the case of clause (x), (y) or (z), excluding any instance that is the result of an event of fire or casualty or condemnation, or that is attributable to Force Majeure or any negligent or wrongful act or omission (where there is a duty to act) of Tenant or any Persons Within Tenant’s Control.

(ii) For the purposes of this Subsection 6.02B, the term (A) “Material Interruption” shall mean any instance in which an Interruption shall have occurred, and (x) Tenant shall have notified Landlord (or Landlord shall have obtained actual knowledge thereof) of such Interruption in writing, (y) such Interruption and Tenant’s inability to use the Demised Premises shall continue for at least five (5) consecutive Business Days after delivery of the Interruption Notice or at least ten (10) non-consecutive days in any consecutive 30-day period, (z) such Interruption shall have been caused by an act or omission of Landlord or any Persons Within Landlord’s Control that is not attributable to Force Majeure and is not otherwise attributable to Tenant’s Delay or any negligent or wrongful act or omission of Tenant or any Persons Within Tenant’s Control, and (B) “Untenantable” shall mean that Tenant shall be unable to use (and shall not use or occupy) the Demised Premises or the applicable portion thereof (including due to lack of access) for the business purpose for which such space was normally used prior to the applicable Interruption.

(iii) If a Material Interruption shall occur, then, as Tenant’s sole remedy in connection with such Material Interruption, and provided that such Material Interruption shall then be continuing, Tenant shall be entitled to an abatement of Fixed Rent and the Recurring Additional Rent hereunder for the period that shall begin retroactively on the date on which Tenant shall have delivered to Landlord the Interruption Notice, and which shall end on the earlier of (x) the day on which such Material Interruption shall cease, or (y) the day immediately prior to the day on which the Demised Premises are no longer Untenantable.

(iv) If a portion, but less than all, of the Demised Premises shall have been affected by a Material Interruption, then Tenant shall be entitled to an abatement of Fixed Rent and the Recurring Additional Rent hereunder in accordance with the provisions of this Subsection 6.02B, except that said abatement shall be on a pro rata basis, calculated by multiplying the amount of Fixed Rent and the Recurring Additional Rent hereunder otherwise then payable pursuant to this Lease by a fraction, the numerator of which shall be the number of rentable square feet of the Demised Premises that shall have been rendered Untenantable, and the denominator of which shall be the number of Rentable Square Feet in the Demised Premises. If, as reasonably determined by Tenant, it is not practicable for Tenant to use (and Tenant shall not use) any unaffected area of the Demised Premises for the ordinary conduct of business during a Material Interruption, the Fixed Rent and Recurring Additional Rent payable for such unaffected area shall also be abated. Any dispute concerning the reasonableness of such determination shall be resolved by Expedited Arbitration in accordance with the provisions of Subsection 11.04B below.

C. If (i) Landlord fails (such failure shall be referred to herein as a “Failure”) to perform any Repairs that are expressly required to be performed by Landlord in accordance with this Article 6; (ii) the necessity for the performance of such obligation was not due to (a) the negligence or willful misconduct of Tenant and/or any Persons Within Tenant’s Control, (b) any default hereunder and/or other act or omission by Tenant and/or any Persons Within Tenant’s Control, (c) a Force Majeure Event, and/or (d) the occurrence of a fire or other casualty or a condemnation; (iii) the Failure interferes with the use by Tenant of the Demised Premises or a portion thereof for the ordinary conduct of Tenant’s business; (iv) Tenant shall deliver three (3) Business Days’ notice thereof to Landlord, which notice shall expressly state that Tenant may exercise self-help and offset rights in accordance with the terms of this Subsection 6.02C; and (v) Landlord shall fail to commence and diligently prosecute the performance of such Repairs prior to the end of said three (3) Business Day period (it being agreed that Landlord shall not be obligated to complete such Repairs within such period, although Landlord shall be obligated to diligently prosecute such Repairs to completion and in all events complete the same within thirty (30) days), then Tenant may elect in Tenant’s sole discretion (without any obligation to do so and without waiving such default by Landlord) to perform such Repairs (which Repairs shall be performed in accordance with and subject to all of the terms of this Lease, except that Landlord’s consent with respect to the performance of such Repairs shall not be required) and, subject to the other provisions of this Subsection 6.02C (and provided that Landlord is expressly responsible for the cost of such Repairs pursuant to the terms of this Lease), deduct the reasonable, out-of-pocket cost thereof from any Fixed Rent thereafter payable by Tenant under this Lease. Prior to deducting such costs, Tenant shall deliver to Landlord notice (the “Offset Notice”) stating that Tenant intends to offset the reasonable, out-of-pocket cost of such Repairs, together with documentation setting forth the nature and amount of such costs. If Landlord and Tenant are unable to agree in good faith upon the amount of such offset (if any) (and/or whether Tenant shall be entitled thereto) within ten (10) Business Days after Landlord’s receipt of the Offset Notice, such dispute shall be resolved by Expedited Arbitration in accordance with the terms of Subsection 11.04B below. Any offset against Fixed Rent made by Tenant hereunder shall be applied against the Fixed Rent until the amount thereof shall have been recovered in full, it being agreed that if such offset shall not be fully satisfied prior to the Expiration Date, then Landlord shall refund the remaining amount thereof to Tenant within thirty (30) days after the Expiration Date. The provisions of this Subsection 6.02C shall survive the expiration or sooner termination of the Lease Term.

D. If a Material Interruption shall occur, Landlord shall use all commercially reasonable efforts to eliminate such Material Interruption.

Section 6.03. If any Insurance Boards or Legal Requirements shall require (i) installation of fire extinguishers or of a “sprinkler system” or any other fire protection devices, or (ii) any changes, modifications, alterations or additions thereto for any reason, which, in the case of clause (i) and clause (ii) are non-structural and do not require any work outside of the Demised Premises and are attributable to Tenant’s particular manner of use of the Demised Premises for other than customary office uses, then Tenant, at Tenant’s expense, shall promptly install the necessary sprinkler heads and piping within the Demised Premises and supply such changes, modifications, alterations, additions or other equipment, provided that Landlord shall have installed the base Building sprinkler system serving the floor(s) on which the Demised Premises are located. The parties acknowledge that Landlord has already installed the base Building sprinkler system serving the floor(s) on which the Demised Premises are located. Any changes, modifications, alterations or additions which are structural or require any work outside of the Demised Premises shall be performed by Landlord. In the event that Landlord shall make any such installation (including sprinklers, stair pressurizers, water towers), or any such change, modification, alteration or additions outside of the Demised Premises (such as, without limitation, in the common area), the costs incurred by Landlord in connection therewith shall be treated as Operating Expenses, subject to recoupment pursuant to (and to the extent permitted by) Article 19 below, except that if any such installation, change, modification, alteration or additions outside of the Demised Premises shall have become necessary as a result of (i) Tenant’s manner of use of the Demised Premises (as distinguished from Tenant’s mere use and occupancy of the Demised Premises for the Authorized Use), (ii) Tenant’s installations, equipment or other property therein or the operation thereof other than merely for the Authorized Use, (iii) any cause or condition created by or at the instance of Tenant (as distinguished from Tenant’s mere use and occupancy of the Demised Premises for the Authorized Use), or (iv) the breach of any of Tenant’s obligations under this Lease, Tenant shall reimburse Landlord, as additional rent, an amount equal to the entire out-of-pocket cost thereof. Tenant shall make such reimbursement to Landlord within thirty (30) days after Landlord shall render a bill therefor to Tenant, which bill shall be accompanied by reasonably detailed information showing the basis for such cost.

Section 6.04. In any case where Tenant shall be required to make Repairs or perform any work and such Repairs or work shall affect the Building Systems or areas outside of the Demised Premises, Landlord may, in Landlord’s discretion, elect to make such Repairs or to perform such work for and on behalf of Tenant, but at Tenant’s cost and expense. In such event, Tenant shall reimburse Landlord as additional rent for the reasonable out-of-pocket cost of such Repairs and/or work within thirty (30) days after Landlord shall furnish a statement to Tenant of the amount thereof accompanied by reasonable supporting documentation. Except where such Repairs are due to an emergency, Landlord will obtain at least two (2) bids for such work, shall give Tenant copies of the bids and shall select the low bidder.

Section 6.05 Landlord agrees that in the event that Tenant requires additional HVAC service in the Demised Premises, Tenant may install, and Landlord consents to the installation of, at Tenant’s own cost and expense in accordance with, and subject to, the applicable provisions of this Lease one (1) or more additional HVAC system(s) (hereinafter referred to collectively as the “Supplemental Air-Conditioning System”) as Tenant may require for the operation of Tenant’s business in the Demised Premises. Landlord shall not impose any tap-in fees in connection with the installation by Tenant of the Supplemental Air-Conditioning System.

ARTICLE 7

COMPLIANCE WITH LAW

Section 7.01.

A. Tenant shall not do, and shall not permit Persons Within Tenant’s Control to do, any act or thing in or upon the Demised Premises or the Building which will invalidate or be in conflict with the certificate of occupancy for the Demised Premises or the Building, or which will violate any Legal Requirements. Tenant shall, at Tenant’s cost and expense, subject to Section 7.03 below, comply with all Legal Requirements which shall with respect to the Demised Premises or with respect to any abatement of nuisance (including the removal, containment, transportation and disposal of asbestos), impose any violation, order or duty upon Landlord or Tenant arising from, or in the Demised Premises, particular use or manner of use of the Demised Premises (in contradistinction to the mere use of the Demised Premises for the Authorized Use), or any Alterations therein, other than mere installations for customary office use, or required by reason of a breach of any of Tenant’s covenants or agreements under this Lease, whether or not any work required shall be ordinary or extraordinary or foreseen or unforeseen at the date hereof, except if and to the extent the same shall be the obligation of Landlord pursuant to an express provision of this Lease. Notwithstanding the foregoing, Tenant shall not be obligated to perform any structural Alterations to the Demised Premises by reason of the foregoing obligations, if and to the extent that the necessity therefor shall result from the mere use and occupancy of the Demised Premises for the Authorized Use. Notwithstanding anything to the contrary contained herein, Tenant shall have no obligation under this Lease with respect to (x) any Open Permits (as defined in the Contract of Sale, dated as of the Commencement Date, between Scholastic 557 Broadway, LLC (“Scholastic Owner”), as seller, and Landlord, as purchaser (the “Sale Agreement”)) or (y) any Open Violations (as defined in the Sale Agreement).

B. In addition to the above, and notwithstanding anything to the contrary contained herein, Tenant shall be responsible for the cost of (i) all compliance with the Disabilities Act with respect to areas of the Land and Building outside the Demised Premises, but only if and to the extent that the required compliance arises from (I) Tenant’s particular manner of use of the Demised Premises for other than the Authorized Use, (II) the specific nature of Tenant’s business conducted at the Demised Premises, (III) Tenant’s particular installations, equipment or other property therein or the operation thereof (as distinguished from installations, equipment or other property for customary office use), (IV) any cause or condition created by or at the instance of Tenant (as distinguished from Tenant’s mere occupancy of the Demised Premises for the Authorized Use) due to any of the foregoing clauses (I), (II) and/or (III), or (V) the breach of any of Tenant’s obligations under this Lease, and (ii) all compliance with Local Law 88 of the of the New York City Administrative Code (as the same may be hereafter modified, amended or supplemented) within the Demised Premises, other than the installation of submeters (which, for the avoidance of doubt, shall be the obligation of Landlord under this Lease as set forth in Article 20).

C. Tenant shall not cause or permit any Hazardous Materials to be used, stored, transported, released, handled, produced or installed in, on or from the Demised Premises or the Building; provided, however, that the foregoing prohibition shall not apply to the following, but only if and to the extent permitted by applicable Legal Requirements and in such quantities as are permitted by Legal Requirements: standard office cleaning supplies in limited quantities and standard office products customarily used in general office use. The term “Hazardous Materials”, as used herein, shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos, or any other substance or material included in the definition of “hazardous substances”, “hazardous wastes”, “hazard materials”, “toxic substances”, “contaminants” or any other pollutant, or otherwise regulated by any federal, state or local environmental law, ordinance, rule or regulation, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, and the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing Acts. In the event of a violation of any of the foregoing provisions of this Subsection 7.01C, Landlord may, without notice and without regard to any grace or cure period contained elsewhere in this Lease, take all remedial action deemed necessary by Landlord to correct such condition, and Tenant shall reimburse Landlord for the cost thereof, within thirty (30) days of written demand accompanied by reasonable supporting documentation, as additional rent.

D. Except if the same shall be the obligation of Tenant under this Lease or another tenant or occupant of the Building, Landlord shall comply with all Legal Requirements affecting the Building (including maintaining the certificate of occupancy until the expiration or earlier termination of this Lease), the Building Systems or the Demised Premises if the failure to do so would impair Tenant’s ability to use and occupy the Demised Premises for the Authorized Use, or would cause Tenant to suffer any liability as a result of Landlord’s non-compliance. Landlord shall not amend the Building’s certificate of occupancy in a manner that would restrict or diminish Tenant’s use of the Demised Premises for the Authorized Use. Landlord shall comply with any Legal Requirements which are the responsibility of Landlord pursuant to this Section 7.01D which are in non-compliance as of the Commencement Date.

Section 7.02. If Landlord or Tenant shall receive written notice of any violation of any Legal Requirements applicable to the Demised Premises or, to the extent such violation has or would have an adverse effect (beyond a de minimis extent) on Tenant’s operation of its business in the Demised Premises or Tenant’s employees, agents or visitors, the performance of Alterations or access to the Demised Premises, the Building, Landlord or Tenant, as applicable, shall give prompt notice thereof to the other party.

Section 7.03. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business and if the failure to secure such license or permit would, in any way, affect Landlord or the Building, then Tenant, at Tenant’s expense, shall promptly procure and thereafter maintain, submit for inspection by Landlord upon request, and at all times comply with the terms and conditions of, each such license or permit. The foregoing obligation on the part of the Tenant shall not include the certificate of occupancy that Landlord is required to maintain pursuant to Subsection 7.01D above.

Section 7.04. If an excavation shall be made upon the land adjacent to or under the Building, or shall be authorized or contemplated to be made, Tenant shall afford to the person causing or authorized to cause such excavation license to enter upon the Demised Premises on reasonable prior notice to Tenant for the purpose of doing such work as said person shall deem necessary to preserve the Building from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent. If such excavation shall be undertaken by Landlord or contractors employed by Landlord for such work, Landlord shall use commercially reasonable efforts (but shall not be obligated to use overtime or premium pay labor) to minimize interference with Tenant’s use and occupancy of and access to the Demised Premises resulting therefrom. To the extent it is within Landlord’s reasonable control to do so, Landlord shall provide Tenant with at least two (2) Business Days prior written notice (which notice may be given orally to any management or administrative employee of Tenant) of any entry upon the Demised Premises pursuant to this Section 7.04, and such entry shall be at reasonable times; it being agreed, however, that no notice shall be required in the case of an emergency.

Section 7.05. Neither Landlord nor Tenant shall clean, permit, suffer or allow to be cleaned, any windows in the Demised Premises from the outside in violation of Section 202 of the Labor Law or any other Legal Requirements.

Section 7.06 Wherever in this Lease there is an obligation or requirement to comply with Legal Requirements or words of similar import, the same shall include the rules, regulations and/or requirements of the New York City Landmarks Preservation Commission (the “Landmarks Preservation Commission”). Notwithstanding anything contained in this Lease to the contrary, if Tenant makes any filings with the Landmarks Preservation Commission then (i) Landlord shall be copied on any application for a staff-level approval from the Landmarks Preservation Commission (e.g., Certificate of No Effect or Certificate for Minor Work), (ii) Landlord shall be invited to join any meeting or call with the Landmarks Preservation Commission or representatives thereof (with reasonable advance notice thereof) and (iii) Landlord shall have the right to approve any application, including presentation materials, for a commission-level approval (e.g., Certificate of Appropriateness), which approval shall not be unreasonably withheld, conditioned or delayed with respect to “as-of-right” applications (including, without limitation, Landlord’s approval of any variance application) and shall be granted or denied within ten (10) Business Days following Tenant’s request therefor. Landlord shall reasonably cooperate with Tenant, at no out-of-pocket cost to Landlord (except to the extent that Tenant agrees to reimburse Landlord for the reasonable out-of-pocket costs actually incurred by Landlord therefor), in any such application in connection with any Alterations (x) approved or deemed approved by Landlord or (y) permitted to be performed by Tenant without such approval, in each case, in accordance with the provisions of Article 5 of this Lease, including promptly executing and filing any reasonable and necessary applications, certifications or other documents, and following all reasonably required procedures within any applicable time limitations.

Section 7.07.

A. For the purposes of this Section 7.07:

(i) “Building Emissions” will be calculated annually by multiplying (x) the assigned co-efficient of energy in any form (including, without limitation, electrical, steam and gas) (as set forth in the Local Law), by (y) the total energy consumed within the Building (as measured by meter/submeter).

(ii) “Building Emissions Limit” will be calculated annually by multiplying (x) the intensity limit for the occupancy group classification as set forth in Article 320.3 of Local Law 97 of 2019 (as the same may be amended, replaced and supplemented from time to time, and/or any other similar Legal Requirements which are intended to reduce carbon emissions and/or save energy together with all rules, regulations and guidelines promulgated pursuant thereto or in connection therewith, the “Local Law”), by (y) the total square footage of the Building (as determined by the New York City Department of Finance).

(iii) Intentionally Omitted.

(iv) “Tenant Emissions” will be calculated annually, with respect to each occupancy group classification applicable to the Demised Premises (as set forth in the Local Law) by multiplying (x) the assigned co-efficient of energy in any form (including, without limitation, electrical, steam and gas) (as set forth in the Local Law) with respect to such occupancy group, by (y) the total energy consumed within the portion of the Demised Premises (as measured by meter/submeter) classified as such occupancy group (as set forth in the Local Law).

(v) “Tenant Emissions Limit” will be calculated with respect to each occupancy group classification applicable to the Demised Premises (as set forth in the Local Law), by multiplying (x) the intensity limit for the applicable occupancy group classification as set forth the in the Local Law, by (y) the total square footage of the portion of the Demised Premises classified as such occupancy group (as set forth in the Local Law).

B. Landlord shall present to Tenant as soon as reasonably practicable following the end of each reporting period (or portion thereof) occurring during the Lease Term, an annual environmental performance report (the “Annual Environmental Performance Report”) setting forth the Building Emissions and the Tenant Emissions for the preceding reporting period. Tenant shall have the right to audit the same in accordance with the provisions of Subsection 19.04D hereof (including the timeframes set forth therein), provided that any dispute in connection therewith shall be decided by a registered building design professional selected by Landlord and reasonably acceptable to Tenant. Any costs related to the filing of an Annual Environmental Performance Report shall be included in Operating Expenses.

C. Tenant shall be responsible for the payment of any portion of any penalties or excess emissions charges incurred by Landlord under Local Law 97 or any successor thereto (“Building Emissions Fine”) solely to the extent that such penalties or charges are attributable to the Tenant Emissions exceeding the Tenant Emissions Limit (“Tenant’s Overage Amount”) in any reporting period. Landlord shall be responsible for, and shall not hold Tenant accountable for any portion of, any penalties levied upon the Building under Local Law due to failure of the Landlord to meet reporting obligations under said Local Law unless and to the extent that Landlord’s failure to meet such obligations shall be the result of Tenant’s acts or omissions (e.g., Tenant’s failure to timely complete any documentation required by Landlord in order for Landlord to meet such obligations).

D. Tenant shall be entitled to all so-called “Carbon Credits” that may be created, credited or recoverable because of Tenant activities conducted within the Demised Premises (the “Tenant Carbon Credits”). Tenant shall be entitled to allocate at Tenant’s discretion such Tenant Carbon Credits created as set forth in the prior sentence, and/or qualifying NYC Renewable Energy Certificates, to the Landlord, in exchange for a reduction in Tenant’s Overage Amount for the applicable reporting period. Tenant shall also be entitled to procure and allocate to Landlord qualifying carbon offset credits in exchange for such a reduction.

E. If Landlord shall receive a refund or a credit of any Building Emissions Fine with respect to a reporting period for which Tenant has paid any Tenant’s Overage Amount, then Tenant’s pro rata share of such Building Emissions Fine (based on the proportion of the Building Emissions Fine paid by Tenant during such calendar year), after deduction of reasonable legal fees, fees of building design professionals and other expenses reasonably incurred in obtaining such refund or credit and collecting the same shall be refunded or credited to Tenant against the next installments of Fixed Rent due hereunder. In no event shall any refund or credit due to Tenant hereunder exceed the amount of the Tenant’s Overage Amount paid by Tenant for such particular calendar year. Only Landlord shall be eligible to institute a proceeding to reduce any Building Emissions Fine under the Local Law. In no event shall Tenant have the right to seek any refund or reduction of the Building Emissions Fine from any governmental authority.

ARTICLE 8

INSURANCE

Section 8.01. Landlord shall maintain during the Lease Term a policy or policies of insurance insuring the Building against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage on the Building for the full replacement cost value of the Building (excluding the replacement cost value of the foundation or footings of the Building). Landlord may elect to maintain such other or additional insurance coverage as may include protection against the risks of earthquake, flood damage and other hazards, a rental loss endorsement, one or more loss payee endorsements in favor of any Mortgagees or Overlandlords, and such other endorsements as Landlord shall reasonably determine to be appropriate or desirable. Tenant shall not do or permit any Persons Within Tenant’s Control to do any act or thing in or upon the Demised Premises which will invalidate or be in conflict with the terms of the New York State standard form of fire insurance with extended coverage, or with rental, liability, boiler, sprinkler, water damage, war risk or other insurance policies (or endorsements) covering the Building and the fixtures and property therein (hereinafter referred to as the “Building Insurance”); and Tenant, at Tenant’s own expense, shall comply with all rules, orders, regulations and requirements of all Insurance Boards, and shall not do or permit any Persons Within Tenant’s Control to do in or upon the Demised Premises or bring or keep anything therein or use the Demised Premises in a manner which increases the rate of premium for any of the Building Insurance or any property or equipment located therein over the rate in effect at the commencement of the Lease Term, unless Tenant pays for such increase, provided that in no event shall ordinary office use or Tenant’s use as of the Commencement Date for the Authorized Use constitute a breach of this Section 8.01.

Section 8.02. If, by reason of the failure of Tenant to comply with any provision of this Lease, the rate of premium for the Building Insurance or other insurance on the property and equipment of Landlord shall be higher than it otherwise would be, Tenant shall reimburse Landlord for that part of the insurance premiums thereafter paid by Landlord which shall have been charged because of such failure by Tenant, such reimbursement to be made within thirty (30) days of Landlord’s demand together with reasonable supporting documentation.

Section 8.03.

A. Tenant shall, at Tenant’s own cost and expense, obtain, maintain and keep in force during the entire Lease Term, for the benefit of Landlord, the managing agent for the Building, Overlandlord (if applicable) and Tenant, the following insurance coverages: (i) commercial general liability insurance in a combined single limit amount of not less than $10,000,000.00 (which can be a combination of primary and umbrella coverage), against all claims, demands or actions with respect to damage, injury or death made by or on behalf of any person or entity, arising from or relating to the conduct and operation of Tenant’s business in, on or about the Demised Premises (which shall include Tenant’s signs, if any), or arising from or related to the negligence or willful misconduct of Tenant or of Persons Within Tenant’s Control; (ii) during the course of construction of any Tenant’s Alterations and until completion thereof, Builder’s Risk insurance on an “all risk” basis (including collapse) on a completed value (non-reporting) form in the amount of not more than $2,500,000 covering the interests of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated into the Building and all materials and equipment located in or about the Demised Premises; (iii) Workers’ Compensation insurance, as required by law, and Employer’s Liability Insurance with limits of $1,000,000 (Each Accident), $1,000,000 (Disease – Policy Limit), and $1,000,000 (Disease – Each Employee); (iv) Intentionally Omitted; and (v) during any period where Tenant maintains employees for the security of the Building, such additional insurance for general liability protection and endorsements therefore and in such coverages that are customary for prudent employers and as may be required by law as reasonably approved by Landlord. Whenever, in Landlord’s reasonable judgment (but not more frequently than once every three (3) calendar years), good business practice and changing conditions indicate a need for additional or different types of insurance coverage in a manner commensurate with that which shall then be required of similarly situated tenants of Comparable Buildings, Tenant shall, upon Landlord’s request, promptly obtain such insurance coverage, at Tenant’s expense.

B. Tenant shall, at Tenant’s own cost and expense, obtain, maintain and keep in force during the entire Lease Term, insurance which shall protect and indemnify Landlord, the managing agent of the Building, Tenant and (if applicable) Overlandlord against any and all damage to or loss of Tenant’s Alterations, equipment, furnishings, furniture, fixtures and contents in the Demised Premises or the Building. Such insurance shall be written on an “all risk” of physical loss or damage basis, for the full replacement cost value (new, without deduction for depreciation of the covered items) and in amounts that satisfy any co-insurance clauses of the policies of insurance, and shall include a vandalism and malicious mischief endorsement, with sprinkler leakage coverage. Whether or not Tenant shall obtain and maintain such “all risk” insurance coverage with respect to Tenant’s artwork, Tenant shall release Landlord from any liability or claims as a result of any damage or destruction of such artwork, except to the extent caused by the negligence or willful misconduct of Landlord or anyone acting by, through or under Landlord.

C. Landlord, Landlord’s managing agent for the Building, and (if applicable) Overlandlord and any Mortgagee, shall be named as additional insureds in Tenant’s commercial general liability insurance policy and Tenant’s umbrella/excess policy (and/or any additional party that is provided to Tenant from time to time in writing) and shall be protected against liability occasioned by an occurrence insured against under such policies. Tenant’s commercial general liability and umbrella/excess policies of insurance shall be: (i) written on an “occurrence” basis, (ii) with the exception of the umbrella/excess, be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord, the managing agent for the Building, or Overlandlord may carry, (iii) satisfy the requirements of this Lease, and (iv) issued by insurance companies then rated not less than A-:VIII in Best’s insurance reports, and which are legally permitted to do business in the State of New York. Tenant shall, prior to the Commencement Date, deliver to Landlord certificates evidencing the insurance required under this Lease. Thereafter, Tenant shall furnish to Landlord upon the expiration of any such policies and any renewal thereof (provided such policies have not lapsed), a new certificate of insurance (as applicable) at the time of renewal. Tenant shall endeavor to provide prior written notice to Landlord of any material change (“material change” being defined to mean only an increase to retentions or changes in limits that would reduce the coverage required by this Lease) or cancellation of any of said insurance policy(ies), and Tenant shall, in any event, notify Landlord at least thirty (30) days prior to the effective date of such cancellation.

D. Tenant shall pay all premiums and charges for all of said policies, and, if Tenant shall fail to make any payment when due or carry any such policy after Landlord provides three (3) Business Days’ notice of Landlord’s intention to do so, Landlord may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Landlord shall be repaid to Landlord by Tenant within thirty (30) days following demand therefor, and all such amounts so repayable shall be deemed to constitute additional rent hereunder.

Section 8.04.

A. Landlord shall cause each policy carried by Landlord insuring the Building against loss, damage, or destruction by fire or other casualty, and Tenant shall cause each insurance policy carried by Tenant and insuring the Demised Premises and Tenant’s Alterations, leasehold improvements, equipment, furnishings, fixtures and contents against loss, damage, or destruction by fire or other casualty, to be written in a manner so as to provide that the insurance company waives all rights of recovery by way of subrogation against Landlord or Tenant in connection with any loss or damage covered by any such policy. Neither party shall be liable to the other for the amount of such loss or damage which is in excess of the applicable deductible, if any, caused by fire or any of the risks enumerated in its policies, provided that such waiver was obtainable at the time of such loss or damage. However, if such waiver cannot be obtained, or shall be obtainable only by the payment of an additional premium charge above that which is charged by companies carrying such insurance without such waiver of subrogation, then the party undertaking to obtain such waiver shall notify the other party of such fact, and such other party shall have a period of ten (10) days after the giving of such notice to agree in writing to pay such additional premium if such policy is obtainable at additional cost (in the case of Tenant, pro rata in proportion of Tenant’s rentable area to the total rentable area covered by such insurance); and if such other party does not so agree or the waiver shall not be obtainable, then the provisions of this Section 8.04 shall be null and void (with respect to both Landlord and Tenant) as to the risks covered by such policy for so long as either such waiver cannot be obtained or the party in whose favor a waiver of subrogation is desired shall refuse to pay the additional premium. If the release of either Landlord or Tenant, as set forth in the second sentence of this Section 8.04, shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released, but no action or rights shall be sought or enforced against such party unless and until all rights and remedies against the other’s insurer are exhausted and the other party shall be unable to collect such insurance proceeds.

B. The waiver of subrogation referred to in Subsection 8.04A above shall extend to the agents and employees of each party, but only if and to the extent that such waiver can be obtained without additional charge (unless such party shall pay such charge). Nothing contained in this Section 8.04 shall be deemed to relieve either party from any duty imposed elsewhere in this Lease to repair, restore and rebuild.

ARTICLE 9

FIRE OR CASUALTY

Section 9.01. If the Demised Premises or any part thereof shall be damaged by fire or other casualty, then, following Landlord’s obtaining actual knowledge of such damage, Landlord shall, subject to the provisions of Sections 9.02 and 9.03, proceed with reasonable diligence to repair or cause to be repaired such damage to the condition existing as of the Commencement Date and the completion of Landlord’s Work (and the Security Modifications and Installations, if applicable) at Landlord’s expense (“Landlord’s Restoration Work”). For purposes of clarity and the avoidance of doubt, Landlord’s Restoration Work shall not include restoration of the Existing Signage and/or Existing Artwork and/or any replacements thereof, each of which shall be (at Tenant’s election) restored by Tenant. If the Demised Premises, or any material part thereof, shall be rendered untenantable by reason of such fire or other casualty, then the Fixed Rent and Recurring Additional Rent hereunder, or an amount thereof apportioned according to the area of the Demised Premises so rendered untenantable (if less than the entire Demised Premises shall be so rendered untenantable), shall be abated for the period from the date of such damage to the date when Landlord shall have completed Landlord’s Restoration Work; provided, however, that (a) such abatement shall continue after the date that Landlord shall have substantially completed Landlord’s Restoration Work until the earlier of (x) ninety (90) days following the date of such damage, and (y) the day immediately preceding the date when the Demised Premises shall be rendered useable for the conduct of Tenant’s business therein, but only if, at all times following Landlord’s delivery of the Demised Premises to Tenant for the performance of Tenant’s restoration of the Demised Premises as improved by any Alterations (“Tenant’s Restoration Work”), Tenant shall have proceeded with diligence and continuity to effectuate completion of Tenant’s Restoration Work and (b) if the portion of a floor(s) of the Demised Premises that is damaged (which shall consist of at least fifty percent (50%) of the Rentable Square Footage of such floor(s)), or the performance of Landlord’s Restoration Work renders the remainder of such floor(s) of the Demised Premises untenantable and, as a result thereof, Tenant does not, in fact, use the balance of such floor(s) (other than the presence of emergency or security personnel solely to secure or retrieve files and/or equipment or to maintain the Demised Premises in good repair), then such entire floor(s) shall be deemed untenantable. If Tenant determines in its reasonable discretion that it cannot conduct its business in the manner it did so immediately prior to such casualty in the undamaged portion of the Demised Premises, then the Fixed Rent and Recurring Additional Rent shall be abated without apportionment, and any dispute concerning the reasonableness of such determination shall be resolved by Expedited Arbitration in accordance with the provisions of Subsection 11.04B below. Tenant covenants and agrees to reasonably cooperate with Landlord, Overlandlord and any Mortgagee in their efforts to collect insurance proceeds (including rent insurance proceeds) payable to such parties. Landlord shall not be liable for any delay which may arise by reason of adjustment of insurance on the part of Landlord and/or Tenant, or any cause beyond the control of Landlord or contractors employed by Landlord. For purposes of this Article 9, “untenantable” shall mean that the Demised Premises or any portion thereof (a) is so damaged from fire or other casualty that Tenant’s regular business can no longer be conducted at the remaining portion of the Demised Premises or the applicable floor thereof or (b) is inaccessible, and “inaccessible” shall mean, with respect to any floor of the Demised Premises, that Tenant is deprived of reasonable access to such floor and Landlord shall not have provided or undertaken steps to provide other reasonable means of access thereto.

Section 9.02. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage from fire or other casualty or Landlord’s Restoration Work, except as otherwise set forth in this Lease (it being agreed that Landlord shall perform Landlord’s Restoration Work that is to be performed by Landlord hereunder in accordance with the terms of Article 13 hereof, in a good and workmanlike manner and in compliance with all applicable Legal Requirements). Tenant understands that Landlord, in reliance upon the provisions set forth in Section 8.03 above, may elect not to carry insurance on some or any of Tenant’s furnishings, furniture, contents, fixtures, equipment, Alterations and leasehold improvements, and that, regardless of whether Landlord does carry such insurance, Landlord shall not be obligated to repair any damage thereto or replace the same.

Section 9.03. Notwithstanding anything to the contrary contained in Sections 9.01 and 9.02 above, in the event that: (i) the Demised Premises (A) is rendered wholly untenantable by reason of such fire or casualty, or (B) is damaged in whole or in part during the last two (2) years of the Lease Term or any renewal term hereof and the costs of repair exceeds three (3) months of Fixed Rent, or (ii) the Building shall be damaged by fire or other casualty to the extent that substantial alteration or reconstruction of the Building shall, in Landlord’s sole and unfettered opinion, be required (whether or not the Demised Premises shall have been damaged by such fire or other casualty and without regard to the structural integrity of the

Building), and as a result of such damage, (x) Landlord intends to demolish the Building and/or not rebuild it, and (y) Landlord is terminating office leases comprising at least fifty percent (50%) of the rentable area of the office space in the Building (excluding the rentable area of the Demised Premises), then in any such event, Landlord may, in Landlord’s sole and absolute discretion, terminate this Lease and the term and estate hereby granted, by notifying Tenant in writing of such termination within thirty (30) days after the date of such damage. In the event that such a notice of termination shall be given, then this Lease and the term and estate hereby granted shall expire as of the date of termination stated in said notice with the same effect as if that were the date hereinbefore set for the expiration of the Lease Term, and the Fixed Rent and Recurring Additional Rent hereunder shall be apportioned as of such date.

Section 9.04.

A. Within thirty (30) days following the occurrence of a fire or other casualty that renders the Demised Premises or any part thereof untenantable, Landlord shall deliver to Tenant an estimate prepared by a reputable contractor selected by Landlord setting forth such contractor’s estimate as to the time reasonably required to repair such damage and render the Demised Premises tenantable (the “Contractor’s Estimate”). If (i) the period to repair set forth in the Contractor’s Estimate exceeds twelve (12) months, and (ii) more than fifteen percent (15%) of the Demised Premises shall be rendered untenantable by such fire or other casualty, Tenant may elect to terminate this Lease, but only by notice given to Landlord not later than thirty (30) days following Tenant’s receipt of the Contractor’s Estimate. For the avoidance of doubt, the provisions of the preceding two sentences shall not apply with respect to a casualty that occurred prior to the Commencement Date. If Tenant shall exercise such election to terminate this Lease, the Lease Term shall expire upon the twentieth (20th) day after notice of such election is given by Tenant with the same force and effect as if such date were originally provided herein as the Expiration Date. If Tenant shall not have terminated this Lease (or is not entitled to so terminate this Lease) and Landlord shall not have completed Landlord’s Restoration Work by the later of (x) twelve (12) months from the date of such damage or destruction, or (y) three (3) months after the date set forth in the Contractor’s Estimate (the period ending on the later of the dates set forth in the immediately preceding clauses (x) and (y) is referred to herein as the “Construction Period”), then Tenant may terminate this Lease by notice given to Landlord within thirty (30) days after the expiration of the Construction Period (but in any event prior to Landlord completing Landlord’s Restoration Work), effective as of a date specified in such notice, which shall be not more than thirty (30) days after the giving thereof, and the term of this Lease shall expire on such date with the same force and effect as if such date were originally provided hereinbefore as the Expiration Date, and the Fixed Rent and Recurring Additional Rent hereunder shall be apportioned as of such date. With respect to a casualty that occurred prior to the Commencement Date with respect to which Scholastic Owner had the right (but did not exercise the right) to make a Lease Termination Election (as defined in the Sale Agreement), Tenant shall have the right to terminate this Lease only if Landlord shall not have completed Landlord’s Restoration Work by the date that is three (3) months after the date set forth in the “Contractor’s Estimate” delivered to Landlord, as buyer, in connection with the purchase of the Building.

B. Notwithstanding anything to the contrary contained in the foregoing provisions of Subsection 9.04A, in the event that (i) more than fifteen percent (15%) of any floor of the Demised Premises or (ii) more than fifteen percent (15%) of the Demised Premises, in either case, shall be damaged by fire or other casualty during the last two (2) years of the Lease Term, and the time period set forth in the Contractor’s Estimate for the substantial completion of Landlord’s Restoration Work shall exceed three (3) months, then Tenant may terminate this Lease and the term and estate hereby granted with respect to: in the case of the foregoing clause (i), solely the full floor of the Building then constituting a part of the Demised Premises that was damaged as aforesaid, or in the case of the foregoing clause (ii), the Demised Premises, as applicable, but only by notifying Landlord in writing of such termination within thirty (30) days after delivery to Tenant of the Contractor’s Estimate. In the event that such a notice of termination shall be given, then this Lease and the term and estate hereby granted shall expire with respect to such floor or the Demised Premises, as applicable, as of the date of termination stated in said notice with the same effect as if that were the date hereinbefore set for the expiration of the Lease Term, and the Fixed Rent and Recurring Additional Rent hereunder shall be apportioned as of such date.

Section 9.05. Tenant shall give Landlord notice of the occurrence of any fire, casualty or other accident in the Demised Premises promptly after Tenant becomes aware thereof.

Section 9.06. This Lease shall be considered an express agreement governing any case of damage to or destruction of the Building or any part thereof by fire or other casualty, and Section 227 of the Real Property Law of the State of New York (providing for such a contingency in the absence of express agreement), and any other law of like import now or hereafter in force, shall have no application in such case.

ARTICLE 10

ASSIGNMENT AND SUBLETTING

Section 10.01.

A. As a material inducement to Landlord to enter into this Lease, Tenant covenants and agrees, for Tenant and Tenant’s heirs, distributees, executors, administrators, legal representatives, successors and assigns, that neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof, will be assigned, or advertised for assignment, mortgaged, pledged, encumbered or otherwise transferred, by operation of law or otherwise, and that neither the Demised Premises, nor any part thereof, will be sublet or advertised for subletting, or occupied by anyone other than Tenant, or for any purpose other than as hereinbefore set forth, without the prior written consent of Landlord (which consent shall be granted or withheld as set forth in this Article 10) in every case.

B. If Tenant shall be a business entity other than a corporation, and provided that such action shall be taken for a valid business purpose other than (and not principally for) the purpose of transferring Tenant’s interest in this Lease, then this Section 10.01 shall not be construed to prohibit Tenant’s conversion into a professional corporation, a limited liability entity, professional association or other type of business entity.

Section 10.02.

A. Without the need to obtain Landlord’s prior written consent thereto, Tenant may sublet all or part of the Demised Premises, or assign Tenant’s entire interest in this Lease and the leasehold estate hereby created, to a corporation or other business entity which controls, is controlled by or is under common control with, Tenant (herein referred to as a “Related Corporation(s)”), provided that (i) not less than seven (7) Business Days prior to such subletting or assignment (or promptly following the effective date of such transaction if Tenant is precluded from disclosing the same prior to the effective date due to the confidential nature of the transaction), Tenant shall furnish Landlord with the name of such Related Corporation, together with a certification of Tenant that such subtenant or assignee is a Related Corporation of Tenant, and (ii) with respect to an assignment of this Lease, such assignee assumes all of Tenant’s obligations hereunder. In the case of a subletting, such subletting shall not be deemed to vest in any such Related Corporation any right or interest in this Lease or the Demised Premises (except in its capacity as subtenant), nor shall it relieve, release, impair or discharge any of Tenant’s obligations under this Lease; provided, however, that solely in connection with an assignment of this Lease to a Successor Entity that complies with the terms of Subsection 10.02B below, Landlord shall, upon request from Tenant, execute and deliver an agreement reasonably acceptable to Landlord and Tenant whereby Tenant shall be released from all of its obligations and liabilities under this Lease arising from and after the date of such assignment. In the case of an assignment, the assignor Tenant shall not be relieved or released from the performance of any of Tenant’s obligations under this Lease, nor shall such assignment be construed to impair or discharge any of said obligations. For the purposes of this Article 10, the term “Control” shall be deemed to mean ownership of more than fifty (50%) percent of all of the voting stock of such corporation, or more than fifty (50%) percent of all of the legal and equitable interest in any other business entity. Furthermore, without Landlord’s consent, (x) Related Corporations may occupy portions of the Demised Premises, and (y) any Person occupying any portion of the Demised Premises as of the date hereof (as such parties are listed on Exhibit “C” attached hereto and made a part hereof) pursuant to an arrangement with Tenant (whether written or unwritten) may maintain such occupancy during the Lease Term, and in either case, the same shall not count as part of the Desk Sharing.

B. Without the need to obtain Landlord’s prior written consent thereto, Tenant may assign (including, without limitation, by operation of law) or transfer Tenant’s entire interest in this Lease and the leasehold estate hereby created to a Successor Corporation of Tenant, provided that the proposed assignee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the State of New York. The term “Successor Corporation” shall mean any of the following: (x) an entity created by or resulting from a merger, reorganization, consolidation or recapitalization of or with Tenant; (y) an entity acquiring all or substantially all of the assets of, or beneficial interests in, Tenant, or all or substantially all of the assets of, or beneficial interests in, an operating division, group or department of Tenant or all or substantially all of the business conducted by Tenant in the Demised Premises; or (z) any corporate or other business entity successor to a Successor Corporation becoming such by either of the methods described in clauses (x) and (y) above.

C. Provided that such action shall be taken for a valid business purpose other than (and not principally for) the purpose of transferring Tenant’s interest in this Lease, then the transfer of the outstanding capital stock or other equity interests, issuance of capital stock or issuance of a new class of stock or issuance of corporate bonds of Tenant shall not be deemed an assignment of this Lease if such transfer or issuance shall be effected (x) as part of an initial public offering of Tenant’s stock on any internationally recognized stock exchange, (y) to or among the direct or indirect equity holders of Tenant, (z) in connection with an acquisition, direct or indirect, of Tenant by an entity, or (aa) by the sale of such stock through the “over-the-counter-market” or through any internationally recognized stock exchange, or if convertible bonds are sold through an internationally recognized exchange (e.g., the Dutch Exchange) or to employees as part of a bona fide employee compensation plan.

D.

(i) Notwithstanding anything to the contrary contained in this Article 10, Tenant shall have the right, without being required to obtain the consent of Landlord, to license a portion of the Demised Premises to be used for food and beverage sales to Tenant’s (or any subtenant’s) employees, guests and invitees by a service provider or operator to Tenant (with each such entity being referred to as a “Café Operator”). Tenant shall provide the name and address of such Café Operator within thirty (30) days after notice from Landlord requesting such information. No demising walls may be erected in the Demised Premises separately demising the space used by the Café Operator from the remainder of the Demised Premises. Any license agreement with a Café Operator shall be subject and subordinate to all of the terms, covenants and conditions of this Lease and, notwithstanding such license agreement, Tenant shall remain fully liable for all of Tenant’s obligations under this Lease. Landlord acknowledges that as of the date hereof, Restaurant Associates is the Café Operator and approves the same. Any portions of the Demised Premises utilized by the Café Operator shall not be included within the Desk Sharing Cap.

(ii) Notwithstanding anything to the contrary contained in this Article 10, provided Scholastic is Tenant under this Lease, Tenant shall have the right, without being required to obtain the consent of Landlord, to permit a portion of the Demised Premises not to exceed, in the aggregate twenty percent (20%) of the rentable square feet of any floor of the Demised Premises (“Desk Sharing Cap”) to be used under a so-called “desk sharing agreement” by any person or business entity with whom Tenant has an ongoing business relationship, but (i) only for the uses permitted under this Lease, (ii) only for such period as such person or business entity shall continue to have such ongoing business relationship with Tenant (with each such entity being referred to as a “Desk Sharing Entity”), and (iii) each desk sharing agreement must expire prior to the end of the Lease Term. Furthermore, (x) no demising walls may be erected in the Demised Premises separating the space used by a Desk Sharing Entity from the remainder of the Demised Premises, (y) Desk Sharing Entity shall have no privity of contract with Landlord and the use of any portion of the Demised Premises by any Desk Sharing Entity shall not create any right, title or interest of the Desk Sharing Entity in or to the Demised Premises or under this Lease, and (z) the Desk Sharing Entity may not pay for its occupancy rights an amount greater than the Fixed Rent and Recurring Additional Rent that is reasonably allocable to the portion of the Demised Premises that the Desk Sharing Entity has the right to occupy, but a Desk Sharing Entity may pay for services performed or delivered by Tenant. If Scholastic is not the Tenant under this Lease, Tenant shall have the right to permit a portion of the Demised Premises to be used under a so-called “desk sharing agreement” in accordance with, and subject to, the provisions of this Subdivision 10.02D(ii), except that the Desk Sharing Cap shall be reduced to ten percent (10%) of the rentable square feet of each floor of the Demised Premises. Within ten (10) Business Days after request by Landlord from time to time, Tenant shall provide Landlord with a list of the names of all Desk Sharing Entities then occupying any portion of the Demised Premises and a description of the spaces occupied thereby. Any such desk sharing agreement shall be subject and subordinate to all of the terms, covenants and conditions of this Lease and, notwithstanding such desk sharing agreement, Tenant shall remain fully liable for all of Tenant’s obligations under this Lease.

Section 10.03

A. Except with respect to assignments or sublets described in Section 10.02 above, if Tenant shall desire to assign this Lease or to sublet all or a portion of the Demised Premises (it being agreed that any proposed subletting of a portion of the Demised Premises shall be for one (1) or more full floors of the Demised Premises), Tenant shall give Landlord notice thereof (the “Marketing Notice”), which notice shall be accompanied by (x) a statement of all of the material and economic terms and conditions (other than the identity of the proposed assignee or subtenant, if not yet known to Tenant) of the proposed assignment or subletting and banking, financial and other credit information with respect to the proposed assignee or subtenant reasonably sufficient to enable Landlord to determine the financial responsibility of the proposed assignee or subtenant (if the identity of the proposed assignee or subtenant is known to Tenant), and (y) in the case of a proposed sublease of less than all of the Demised Premises, be accompanied by a description or floor plan of the space proposed to be sublet (the “Partial Sublet Space”).

(i) In the case of a proposed assignment of this Lease or a proposed subletting of all or a portion of the Demised Premises for a term expiring one (1) year or less prior to the Expiration Date, such Marketing Notice shall be deemed an offer from Tenant to Landlord whereby Landlord may, by notice (the “Recapture Notice”) given to Tenant within thirty (30) days after Landlord’s receipt of such Marketing Notice, require Tenant to surrender the Demised Premises or the Partial Sublet Space (as the case may be) to Landlord and to accept a termination of this Lease with respect to the Demised Premises or the Partial Sublet Space, as the case may be (the “Recapture Option”), as of a date (the “Recapture Date”) to be designated by Landlord in the Recapture Notice, which date shall not be sooner than the date specified as the effective date for such transaction in the applicable Marketing Notice (provided that such date shall be at least thirty (30) days after the date on which Landlord shall have received such Marketing Notice, but in no event more than one hundred eighty (180) days following the date of the Recapture Notice). If

Landlord exercises the Recapture Option with respect to a subletting of Partial Sublet Space, this Lease shall terminate on the Recapture Date with respect to the Partial Sublet Space only and Tenant shall surrender the Partial Sublet Space to Landlord in the condition required herein on the Recapture Date, and this Lease shall continue with respect to the remainder of the Demised Premises in accordance with its terms. If this Lease terminates with respect to a Partial Sublet Space only, as aforesaid, (x) Landlord, at Landlord’s expense, shall make Security Modifications and Installations, to the extent applicable to separate such Partial Sublet Space from the remainder of the Demised Premises, (y) Tenant, at Tenant’s expense, shall make such other alterations as may be required to physically separate such Partial Sublet Space from the remainder of the Demised Premises (unless the Marketing Notice provides that such alterations would be made at the proposed subtenant’s cost, in which case Landlord shall perform such other alterations at Landlord’s cost), and (z) Landlord and Tenant shall enter into an agreement following such surrender to eliminate the Partial Sublet Space from the Demised Premises, to reduce the Fixed Rent and Tenant’s Proportionate Share to reflect the elimination of the Partial Sublet Space from the Demised Premises, and to otherwise appropriately modify the terms of this Lease to reflect the elimination of such Partial Sublet Space from the Demised Premises.

(ii) In the case of a proposed subletting of all or a portion of the Demised Premises for a term that expires more than one (1) year prior to the Expiration Date, such Marketing Notice shall be deemed an offer from Tenant to Landlord whereby Landlord may, by notice (the “Leaseback Notice”) given to Tenant within thirty (30) days after Landlord’s receipt of such Marketing Notice, require Tenant to sublet to Landlord (or its designee) the Demised Premises or the Partial Sublet Space, as applicable (sometimes referred to herein as the “Leaseback Area,” with any such sublet by Landlord or its designee referred to as a “Landlord Leaseback”) for the term specified by Tenant in its Marketing Notice, at a rental rate equal to the lesser of (x) Tenant’s proposed sublease rental (including escalation rents) set forth in the Marketing Notice and (y) the Fixed Rent and Recurring Additional Rent payable by Tenant under this Lease, as are allocable and applicable to the Leaseback Area, and otherwise on the terms and conditions set forth in the Marketing Notice (the “Leaseback Option”), as of a date to be designated by Landlord in the Leaseback Notice, which date shall not be sooner than the date specified as the effective date for such transaction in the applicable Marketing Notice (provided that such date shall be at least thirty (30) days after the date on which Landlord shall have received such Marketing Notice, but in no event more than one hundred eighty (180) days following the date of the Leaseback Notice). If Landlord exercises the Leaseback Option with respect to a subletting of a Partial Sublet Space (I) Landlord, at Landlord’s expense, shall make Security Modifications and Installations to the extent applicable to separate such Partial Sublet Space from the remainder of the Demised Premises, and (II) Tenant, at Tenant’s expense, shall make such other alterations as may be required to physically separate such Partial Sublet Space from the remainder of the Demised Premises (unless the Marketing Notice provides that such alterations would be made at the proposed subtenant’s cost, in which case Landlord (or its designee) shall perform such other alterations at Landlord’s cost). Landlord’s or its designee’s use or occupancy of the Leaseback Area shall at all times be in accordance with the Reputational Standard. If Landlord exercises the Leaseback Option, the Landlord Leaseback shall expressly:

(a) permit Landlord, or its designee, at Landlord’s option, to make further subleases of the Leaseback Area and to make and authorize any and all changes, alterations, installations and improvements in such space as necessary or desirable for the transferee’s initial occupancy or otherwise;

(b) provide that Tenant will at all times permit reasonably appropriate means of ingress to and egress from the Leaseback Area;

(c) negate any intention that the estate created under such sublease be merged with any other estate held by either of the parties;

(d) provide that Landlord, or its designee, shall accept the Leaseback Area in its “as is” condition (except for any work that is Tenant’s responsibility pursuant to Subdivision 10.03A(ii) above); and

(e) provide that upon the expiration of the term of such sublease, Tenant will accept the Leaseback Area in its then existing condition “as is”, casualty and ordinary wear and tear excepted, and subject to the obligations of Landlord, or its designee, to restore only those changes, alterations, installations and improvements, if any, made by Landlord or its designee, including the Security Modifications and Installations made by Landlord pursuant to Subdivision 10.03A(ii) above and to repair any damage caused by Landlord or such designee, it being agreed and understood that Tenant shall not be liable under this Lease for any failure of Landlord or its designee to remove of any changes, alterations, installations and improvements made by Landlord or its designee, any damage caused by Landlord its designee or Landlord’s or such designee’s holdover in the Leaseback Area (and such holdover shall not be deemed a holdover by Tenant and shall not be subject to the provisions of Article 25 of this Lease).

Subject to the foregoing, performance by Landlord, or its designee, under a sublease of the Leaseback Area shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease, nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the subtenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease.

If Landlord shall notify Tenant that Landlord does not desire to exercise the Recapture Option or the Leaseback Option, as applicable, then Tenant shall have the right to assign this Lease or sublease the Demised Premises or Partial Sublet Space, as applicable, in accordance with the provisions of this Article 10, subject, however, to the provisions of the immediately following sentence. If Landlord shall have advised Tenant that Landlord does not desire to exercise the Recapture Option or the Leaseback Option, as applicable, and Tenant shall not have delivered to Landlord an Assignment/Sublet Notice with respect to a proposed assignment of this Lease or a subletting within one hundred eighty (180) days thereafter, then Tenant shall be required to again deliver a Marketing Notice and otherwise comply with the foregoing provisions before Landlord shall be required to make an election as to the exercise of the Recapture Option or the Leaseback Option. If Landlord shall not timely exercise its rights under this Section 10.03 as aforesaid, and, within one hundred eighty (180) days following the date of the Recapture Notice or Leaseback Notice, as applicable, Tenant fails to consummate the subletting or assignment described in such Marketing Notice for at least ninety-five percent (95%) of the net effective rent (discounted to present value at the Interest Rate) on a rentable square foot basis (and otherwise on substantially the same material terms) described in the Marketing Notice, then prior to consummating such assignment, subletting, Tenant shall again provide Landlord with a Marketing Notice in accordance with the provisions of this Section 10.03, and Landlord shall again have all of Landlord’s rights set forth in this Section 10.03 hereof. The failure by Landlord to exercise its options under this Section 10.03 with respect to any assignment or subletting shall not be deemed a waiver of such option with respect to (i) any extension of such assignment or subletting unless such extension shall be expressly set forth in such assignment or sublease originally submitted to Landlord pursuant to this Section 10.03 or (ii) any subsequent assignment or subletting of the Demised Premises or any portion thereof.

B. If Landlord shall fail to deliver the Recapture Notice or Leaseback Notice, as the case may be, to Tenant within the thirty (30) day period provided for in Subsection 10.03A above, then Tenant may deliver a second notice to Landlord, in which case, provided that said second notice shall bear the following legend typed in bold, capital letters at the top: “IF LANDLORD SHALL FAIL TO RESPOND TO NOTIFY TENANT WHETHER LANDLORD ELECTS TO EXERCISE ITS [RECAPTURE OPTION OR LEASEBACK OPTION] WITHIN FIVE (5) BUSINESS DAYS, LANDLORD SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO EXERCISE SUCH [RECAPTURE OPTION OR LEASEBACK OPTION]”, if Landlord shall fail to exercise such Recapture Option or Leaseback Option, as the case may be, within ten (10) days after Landlord’s receipt of such second notice, then Landlord shall be deemed to have waived Landlord’s right to exercise the Recapture Option and Leaseback Option (and consented to the assignment or sublease if the Assignment/Sublet Notice was delivered simultaneously with the Marketing Notice).

C. If Landlord shall elect to require Tenant to surrender the Demised Premises and accept a termination of this Lease, then this Lease shall expire on the Recapture Date as if that date had been originally fixed as the Expiration Date. Landlord shall be free to, and shall have no liability to Tenant (or to any broker engaged by Tenant) if Landlord shall, lease the Demised Premises to Tenant’s prospective assignee or subtenant. For the purposes of this Article 10, the phrase “substantially all of the Demised Premises” shall mean ninety percent (90%) or more of the Rentable Square Feet of the Demised Premises (excluding the cafeteria space in the Demised Premises).

D. Except with respect to assignments or sublets permitted pursuant to Section 10.02 above, in any case where Landlord shall not (or no longer) have the right to exercise the Recapture Option or Leaseback Option, then thereafter upon Tenant’s obtaining a proposed assignee or subtenant on terms satisfactory to Tenant, substantially consistent with the Marketing Notice, Tenant shall give notice thereof to Landlord (an “Assignment/Sublet Notice”), and in such notice shall set forth in reasonable detail: (i) the name and address of the proposed assignee or subtenant, (ii) the nature and character of the business of the proposed assignee or subtenant and its proposed use of the Demised Premises, (iii) current financial information with respect to the proposed assignee or subtenant, including its most recent financial report, (iv) the business terms and conditions of the proposed assignment or subletting, the effective date of which shall be not less than thirty (30) days after the giving of such notice, (v) in the event of a desired subletting of less than all of the Demised Premises, a description and floor plan of the proposed sublease premises, and (vi) within five (5) Business Days after submission of the items set forth in the immediately preceding clauses (i) through (iv) above, any other information reasonably requested by Landlord. Tenant may elect to deliver an Assignment/Sublet Notice to Landlord simultaneously with the delivery to Landlord of the Marketing Notice. Supplementing the provisions of this Subsection 10.03D, if Tenant provides Landlord with the identity of the proposed subtenant or assignee and the information set forth in items (ii), (iii), (iv) and (v) above and the material economic terms of the proposed transaction, Landlord shall promptly advise Tenant whether or not Landlord shall consent to the proposed assignment or subletting.

Section 10.04.

A. If Landlord shall not exercise the Recapture Option or Leaseback Option within the time period provided in Section 10.03 above, or in any case where Landlord shall not have the right to exercise the Recapture Option or Leaseback Option, then Landlord shall not unreasonably withhold, condition or delay consent to the proposed assignment of this Lease or a proposed subletting of all or any portion of the Demised Premises, provided that Tenant shall not then be in default with respect to any of Tenant’s obligations under this Lease beyond the expiration of all applicable notice and cure periods, and provided further that the following additional conditions (which shall be in addition to, and not in lieu of, the other terms, conditions and requirements set forth elsewhere in this Article 10) shall be satisfied:

(i) The proposed assignee or subtenant shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, and the proposed assignee or subtenant shall be subject to service of process in, and the jurisdiction of the courts of, the State of New York;

(ii) The proposed assignee or subtenant is, in Landlord’s reasonable judgment, a reputable person or entity of good character and whose occupancy would be consistent with the then use and occupancy of Comparable Buildings and with sufficient financial worth considering the responsibility involved; and

(iii) No space shall be or have been advertised or promoted to the general public at a lower rental rate than that being asked by Landlord at the time for similar space in the Building, provided, however, that nothing contained in this clause (iii) shall either (a) prevent Tenant from having advertised the Demised Premises for subletting if such advertisement(s) did not list or refer to any economic terms with respect to such subletting, or (b) prohibit Tenant (or any other permitted occupant of the Demised Premises) from consummating a subletting at a rental rate that is less than such prevailing rate, or disseminating broker’s fliers or other marketing materials that indicate that the rental rate for the Demised Premises (or the applicable portion thereof) is available upon request.

(iv) Intentionally Omitted.

(v) The proposed subtenant or assignee shall not then be a person or entity, nor an affiliate of a person or entity, with whom Landlord or Landlord’s affiliate is then actively negotiating (or has negotiated within the preceding six (6) months) to lease space in the Building as evidenced by (x) a bona fide draft or term sheet (which may include offers or counterproposals via email), or (y) such third party visiting and/or touring the Demised Premises with respect to the leasing of any space in the Building during the six (6) months immediately preceding Tenant’s request for Landlord’s consent, but the foregoing restriction shall be applicable only if Landlord shall then have comparable space in the Building available for leasing (as described in clause (iv) above).

(vi) The proposed subtenant or assignee shall have the financial wherewithal relative to its liabilities and obligations, in the reasonable opinion of Landlord, to perform its obligations under the applicable sublease or this Lease, as the case may be.

(vii) If the proposed subletting is for less than the entire Demised Premises, the Proposed Sublease Space shall consist of contiguous full floors of the Demised Premises, starting either at the bottom of the stack (i.e., floors 6 and 7) or the top of the stack (i.e., floors 11 and 12).

B. If Landlord shall fail to respond to an Assignment/Sublet Notice delivered with respect to a proposed subletting of all or any portion of the Demised Premises (whether by the grant or denial of consent, or by a request for further information) within thirty (30) days of Tenant’s request therefor, Tenant may deliver a second Assignment/Sublet Notice to Landlord, in which case, provided that, when such second Assignment/Sublet Notice shall be delivered to Landlord, it shall bear the following legend typed in bold, capital letters at the top: “IF LANDLORD SHALL FAIL TO RESPOND TO TENANT IN CONNECTION WITH THIS ASSIGNMENT/SUBLET NOTICE WITHIN TEN (10) DAYS, LANDLORD SHALL BE DEEMED TO HAVE CONSENTED THERETO”, Landlord shall be deemed to have consented to the proposed assignment or subletting.

Section 10.05. In the event of each and every permitted assignment of Tenant’s interest under this Lease, the following provisions shall apply:

A. The assignee shall assume and agree, in a recordable writing delivered to Landlord on or before the effective date of such assignment, to perform all of the terms, conditions and agreements of this Lease on the part of Tenant to be kept, performed and observed from and after the effective date of the assignment, and to become jointly and severally liable with the assignor (and remote assignors, if any) for the performance thereof to the extent such obligations arise from and after the effective date of such assignment (it being understood that in no event shall such assignee be liable or responsible for the performance of any obligations hereunder on Tenant’s part to be performed to the extent that such obligations arose prior to the effective date of such assignment).

B. Subject to the proviso contained in the last sentence of this Subsection 10.05B, the terms, covenants and conditions of this Lease may be changed, altered or modified in any manner whatsoever by Landlord and the assignee without the consent thereto of the Tenant named herein or of any other remote or immediate assignor. The joint and several liability of the Tenant named herein and of any immediate and remote successor-in-interest of Tenant (by assignment or otherwise), and the due performance by all such assignors and successors of each and every one of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (a) such change, alteration or modification, or other agreement which amends any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease; provided, however, that, in the case of a change, alteration or modification made after the date of an assignment of this Lease to an entity that is not a Related Entity, if and to the extent that such change, alteration or modification increases the obligations of Tenant under this Lease, the assignor shall not be liable with respect to such increase.

Section 10.06.

A. In the event of each and every permitted subletting of all or any part of the Demised Premises, the following provisions shall apply:

(i) No subletting shall be for a term ending later than one (1) day prior to the Expiration Date of this Lease.

(ii) The sublease agreement shall be reasonably acceptable to Landlord in substance and form, and shall provide that it is and shall be subject and subordinate to this Lease and to all matters to which this Lease is or shall be subordinate.

(iii) The sublease agreement and all of the subtenant’s rights thereunder shall be expressly made subject to all of the obligations of Tenant under this Lease, and to the further condition and restriction that the sublease shall not be assigned, encumbered or otherwise transferred, or the subleased premises further sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the subtenant to be used or occupied by others, without the prior written consent of Landlord (which consent shall not be unreasonably withheld with respect to the first tier of subletting) (excluding assignments or sublettings made pursuant to the provisions of Section 10.02 above for which no consent shall be required)), and such proposed subletting shall be subject to Landlord’s rights with respect to Profit payments (excluding assignments or sublettings made pursuant to the provisions of Section 10.02 above), and to the other obligations of Tenant set forth in this Article 10 applicable to a subletting by Tenant.

B. Notwithstanding anything to the contrary contained in Subsection 10.10C below, in the case of a sublease of at least one (1) full floor of the Building (other than a sublease effected pursuant to Section 10.02 above), upon Tenant’s request, Landlord shall enter into a subordination, recognition and attornment agreement with the subtenant (which agreement shall be substantially in the form attached hereto as Exhibit “M”) (such agreement, a “Subtenant SNDA”) if: (a) the proposed sublease shall be for at least one (1) full floor of the Building until the end of the Lease Term, but in no event for fewer than three (3) years (inclusive of any renewal options of such subtenant that are conditioned upon Tenant’s exercise of Tenant’s renewal rights under this Lease), with no right of cancellation (other than those customarily provided in the event of casualty or condemnation or any express right of a sublandlord to terminate the sublease due to a failure of a subtenant to have performed specific obligations under the applicable sublease)

prior to the expiration of such minimum term (but in no event extending beyond the Expiration Date of this Lease, as that date may have been theretofore, or may thereafter be, extended in accordance with the terms of this Lease), (b) the subtenant shall agree (in such subordination, recognition and attornment) that the rental to be paid by the subtenant to Landlord (if, as and when such subordination, recognition and attornment agreement shall become operative between Landlord and the subtenant following a termination of this Lease) shall be equal to the greater of (I) the Fixed Rent and Recurring Additional Rent payable under this Lease, and (II) the total rentals payable under the sublease; (c) the proposed sublease does not give the subtenant any right to extend the sublease term beyond the Expiration Date of this Lease, as that date may have been theretofore, or may thereafter be, extended in accordance with the terms of this Lease, (d) the proposed sublease imposes no obligations on Landlord to do any work (other than is otherwise required to be done by Landlord pursuant to the express terms of this Lease) or provide any work allowance to the subtenant (which would be binding on the Landlord), (e) the proposed sublease gives no greater rights to the subtenant than Tenant has under this Lease, nor imposes any greater obligations on the sublandlord that would be binding on Landlord than Landlord has under this Lease, and (f) the proposed subtenant has a net worth, as determined in accordance with GAAP and certified to Landlord by an officer of the proposed subtenant, equal to or greater than $200,000,000 (the “Subtenant Net Worth Requirement”); except, if the proposed sublease is only for a portion of the Demised Premises, the Subtenant Net Worth Requirement for such subtenant shall be determined by multiplying $200,000,000 by a fraction, the numerator of which is the rentable square footage of the proposed subleased premises and the denominator of which is the rentable square footage of the Demised Premises.

Section 10.07.

A. Except with respect to assignments or sublets described in Section 10.02 above, if Landlord shall consent to any assignment of this Lease or to any sublease of all or any part of the Demised Premises, Tenant shall, in consideration therefor, pay to Landlord, as additional rent hereunder, the following amounts (hereinafter being referred to as “Profit”):

(i) in the case of an assignment, fifty (50%) percent of the amount by which (x) all amounts and other consideration due or payable to Tenant and/or Tenant’s designee for or by reason of such assignment (including all amounts due or payable for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale, the unamortized or undepreciated cost of such items, as reported on Tenant’s federal income tax returns), exceed (y) the amount of the following reasonable and customary out-of-pocket expenses, but only if and to the extent actually incurred and paid by Tenant to unrelated third parties in connection with such assignment: (a) brokerage commissions, (b) advertising expenses, (c) the cost of Alterations made by Tenant to prepare the Demised Premises for occupancy by the assignee, or the amount of a “contribution” made to the assignee by Tenant in lieu thereof, (d) attorneys’ fees and disbursements, (e) transfer taxes resulting directly from the consummation of such assignment, and (f) Landlord’s fees and expenses payable by Tenant pursuant to Section 10.12 below; and

(ii) in the case of a sublease, fifty (50%) percent of the amount by which (x) the sum of (1) all rents, additional rents and other consideration due or payable under the sublease to Tenant by the subtenant, and (2) all other amounts and consideration due or payable to Tenant or Tenant’s designee for or by reason of such subletting (including all amounts due or payable for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, less, in the case of a sale, the unamortized or undepreciated cost of such items, as reported on Tenant’s federal income tax returns), exceed (y) the sum of (1) that part of the Fixed Rent and additional rent hereunder allocable to the subleased space and accruing for the corresponding period during the term of the sublease, and (2) the amount of the following reasonable and customary out-of-pocket expenses (allocated on a straight-line basis over the term of the sublease), but only if and to the extent actually incurred and paid by Tenant to unrelated third parties in connection with such sublease: (a) brokerage commissions, (b) advertising expenses, (c) the cost of Alterations made by Tenant to prepare the subleased premises for occupancy by the subtenant, or the amount of a “contribution” made to the subtenant by Tenant in lieu thereof, (d) attorneys’ fees and disbursements, and (e) Landlord’s fees and expenses payable by Tenant pursuant to Section 10.12 below.

B. Any amount(s) payable by Tenant pursuant to the provisions of this Section 10.07 shall be paid by Tenant to Landlord as and when amounts on account thereof are due or paid by or on behalf of any assignee(s) and/or any sublessee(s) to Tenant or Tenant’s designee, and Tenant agrees to promptly advise Landlord thereof and furnish such information with regard thereto as Landlord may reasonably request from time to time.

C. Tenant shall furnish to Landlord, in the January calendar month immediately following each calendar year during any part of which any such sublease shall be in effect, a reasonably detailed financial statement certified as being correct by an executive financial officer (or, if Tenant is not a corporation, a principal) of Tenant, setting forth all sums accruing during the prior calendar year and/or realized by Tenant from such sublease, and a computation of the Profit accruing and/or realized by Tenant during such prior calendar year. Tenant shall remit to Landlord together with such statement any Profit or portion thereof on account of such calendar year not previously remitted to Landlord.

Section 10.08.

A. Each permitted assignee or transferee of Tenant’s interest in this Lease (but not a subtenant) shall assume and be deemed to have assumed as of the effective date of the assignment this Lease and all of Tenant’s obligations under this Lease, and shall be and remain liable jointly and severally with Tenant for the payment of all Fixed Rent, additional rent, other charges and payments due under this Lease from and after the effective date of the assignment or transfer, and for the full and timely performance of and compliance with all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed or complied with for the entire Lease Term. No assignment, sublease or transfer shall be effective or binding on Landlord unless and until such assignee, subtenant or transferee of Tenant shall deliver to Landlord a fully executed and acknowledged duplicate original of the instrument of assignment, sublease or transfer which contains a covenant of assumption (if not a sublease) by an assignee or transferee of all of the obligations aforesaid, and a confirmation (including a sublease) of the covenant under Section 10.01 prior to and preemptive of any similar rights of Tenant or any subtenant, and shall obtain from Landlord the aforesaid written consent prior thereto. In the event of any purported assignment, sublease or transfer in contravention of the provisions of this Lease, Landlord may elect to treat such purported assignee, subtenant or transferee as having assumed this Lease jointly and severally with Tenant, without in any way or to any extent binding Landlord to consent to such purported assignment, sublease or transfer.

B. In no event shall any assignee, subtenant or other occupant of the Demised Premises use the Demised Premises for any purpose other than the Authorized Use unless otherwise expressly consented to by Landlord as part of Landlord’s consent to such assignment, sublease or transfer.

Section 10.09. The consent by Landlord to an assignment or subletting shall not relieve Tenant, the assignee or any subtenant from obtaining the express consent in writing of Landlord (which consent, shall be granted, withheld or conditioned in accordance with the provisions of this Article 10).

Section 10.10.

A. If this Lease shall be assigned (whether or not in violation of the provisions of this Article 10), Landlord may collect from the assignee, and Tenant hereby authorizes and directs the assignee to pay to Landlord, all rent (whether denominated as Fixed Rent or otherwise), additional rent and other charges payable pursuant to the instrument of assignment, with the net amount so collected by Landlord to be applied to the Fixed Rent, additional rent and other charges herein provided, but no such assignment or collection shall be deemed a waiver of the covenant by Tenant under Section 10.01 above, nor shall the same be deemed the acceptance by Landlord of the assignee as a tenant, or a release of Tenant from the further performance of the covenants and agreements on the part of Tenant to be performed as herein contained. Each and every instrument of assignment shall contain the substance of the foregoing provision.

B. Subject to the terms of any applicable Subtenant SNDA, if all or any portion of the Demised Premises shall be sublet or occupied by anyone other than Tenant (whether or not in violation of the provisions of this Article 10) other than a Café Operator, then, upon demand made by Landlord at any time following the occurrence of an Event of Default, Landlord may collect from the subtenant or occupant, and Tenant hereby authorizes and directs such party to pay to Landlord, all rent (whether denominated as Fixed Rent or otherwise), additional rent and other charges payable pursuant to such instrument, with the net amount so collected by Landlord to be applied to the Fixed Rent, additional rent and other charges herein provided, but no such subletting, occupancy or collection shall be deemed a waiver of the covenant by Tenant under Section 10.01 above, nor shall the same be deemed the acceptance by Landlord of the subtenant or occupant as a tenant, or a release of Tenant from the further performance of the covenants and agreements on the part of Tenant to be performed as herein contained.

C. Subject to the terms of any applicable Subtenant SNDA, in the event of a termination re-entry or dispossess by Landlord under this Lease, then Landlord shall have the right (but not the obligation) to take over any and all subleases or sublettings of the Demised Premises or any part or parts thereof made or granted by Tenant and to succeed to all of the rights and privileges of said subleases and sublettings or such of them as Landlord may elect to take over and assume, and Tenant hereby expressly assigns and transfers to Landlord such of the subleases and sublettings as Landlord may elect to take over and assume at the time of such termination, re-entry or dispossession, and Tenant shall upon request of Landlord execute, acknowledge and deliver to Landlord such further assignments and transfers as may be reasonably necessary, sufficient and proper to vest in Landlord the then-existing subleases and sublettings. By its entry into a sublease, each and every subtenant shall be deemed to have thereby agreed that, upon said termination, re-entry or dispossession, and if Landlord shall so elect, Landlord may, in Landlord’s sole and absolute discretion, take over the right, title and interest of Tenant, as sublandlord, under such sublease, in which case such subtenant shall: (i) be deemed to have waived any right to surrender possession of the subleased space or to terminate the sublease except in accordance with any termination rights expressly set forth in the sublease, (ii) be bound to Landlord for the balance of the term of such sublease, and (iii) attorn to Landlord, as its landlord, under all of the then executory terms, covenants and conditions of the sublease, except that (x) rent and additional rent shall be at the rates provided in the sublease, and (y) such subtenant shall be deemed to have expressly agreed that Landlord shall not (1) have any obligation to perform any obligations of Tenant, as sublandlord under such sublease, that exceed the obligations of Landlord expressly set forth in this Lease, (2) be liable for any previous act or omission of Tenant, as sublandlord under such sublease (except for obligations of a continuing nature as of the date of attornment relating to maintenance, repair or restoration required to be performed by Landlord pursuant to the provisions of this Lease as well as by the sublandlord under the sublease), (3) be subject to any counterclaim, offset or defense, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, or (4) be bound by any previous modification of such sublease not approved by Landlord, or by any previous prepayment of more than one (1) monthly installment of rent. The provisions of this Subsection 10.10C shall be self-operative, and no further instrument shall be required to give effect thereto. However, within ten (10) days after Landlord shall have notified any subtenant of said election, such subtenant shall execute, acknowledge and deliver to Landlord such instruments as Landlord may reasonably request to evidence and confirm such attornment and the terms thereof. Each and every sublease (other than to a Café Operator) shall contain the substance of this Subsection 10.10C.

Section 10.11. Except with respect to assignments or sublettings that are expressly permitted “as of right” (i.e., without the need for any consent by Landlord) under the provisions of this Article 10, Tenant shall reimburse Landlord, for all reasonable actual third party out-of-pocket costs (including all reasonable legal fees and disbursements, as well as the costs of making investigations as to the acceptability of a proposed assignee or subtenant) which may be incurred by Landlord in connection with a request by Tenant that Landlord consent to any proposed assignment or sublease within thirty (30) days following Landlord’s rendition of a statement therefor to Tenant, which statement shall be accompanied by reasonable evidence documenting such amount due.

Section 10.12. Except as expressly provided to the contrary in this Article 10, in the event that Tenant shall assign or attempt to assign Tenant’s interest in, to or under this Lease, or if Tenant shall sublet or attempt to sublet the Demised Premises or any portion thereof, without having obtained Landlord’s prior written consent thereto or in violation of any of the other provisions contained in this Lease, the same shall constitute a default by Tenant under this Lease. If such default shall continue, for any reason whatsoever, for ten (10) Business Days after notice of such default shall have been given to Tenant, the same shall constitute an Event of Default, and Landlord shall have the right to terminate this Lease at any time thereafter in accordance with the provisions of Article 15 below. The acceptance by Landlord of any Fixed Rent or additional rent paid, or of the performance of any obligation to be performed by Tenant, by a purported assignee or subtenant shall not be deemed (i) a consent by Landlord to the assignment or sublet to such purported assignee or subtenant, (ii) a release by Landlord of Tenant’s performance of, or compliance with, any of the obligations to be performed, or covenants or terms to be complied with, by Tenant pursuant to this Lease, or (iii) a waiver of Landlord’s right of termination as set forth in the immediately preceding sentence.

Section 10.13. The listing of any name other than that of Tenant, whether on the doors of the Demised Premises, on any Building directory, elevators or otherwise, shall not operate to vest any right or interest in this Lease or the Demised Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Demised Premises or to the use or occupancy thereof by third parties. Landlord shall not be required to permit the listing of any name other than Tenant, and Tenant agrees that, if Landlord does consent to any such listing, the same shall be deemed a privilege extended by Landlord that is revocable at will by written notice to Tenant.

Section 10.14 Landlord and Tenant agree that, in the event of a dispute as to the timeliness or reasonableness of the grant or denial of a consent under this Article 10, the provisions of Subsection 11.04B below shall apply.

ARTICLE 11

INDEMNIFICATION

Section 11.01. If at any time any windows of the Demised Premises shall be temporarily or permanently closed, darkened or covered for any reason if mandated by any Legal Requirements, or resulting from such window being a lot-line window and not resulting from any acts of Landlord or Landlord’s agents, Landlord shall not be liable for any damage Tenant may sustain thereby, and Tenant shall not be entitled to any compensation therefor nor abatement of rent, nor shall the same release Tenant from Tenant’s obligations hereunder or constitute an eviction. Landlord shall not temporarily or permanently close or darken or cover any windows of the Demised Premises, except if and to the extent that the same shall be necessary in order to comply with a Legal Requirement. With respect to a temporary closure, darkening or covering, Landlord agrees to use commercially reasonable efforts (but shall not be obligated to use overtime or premium pay labor, except as otherwise set forth herein) to minimize interference with Tenant’s use, enjoyment and occupancy of the Demised Premises by reason thereof.

Section 11.02.

A. Subject to the provisions of Section 8.04 above and Section 11.06 below, Tenant agrees (except to the extent that the same shall be caused by the negligence or willful misconduct of Landlord or any Persons Within Landlord’s Control, but irrespective of whether Tenant shall have been negligent in connection therewith), to indemnify, protect, defend and save harmless, Landlord and Landlord’s partners, members, officers, directors, shareholders, contractors, principals, agents and employees (individually and collectively, the “Indemnified Party”) from and against any and all liability (statutory or otherwise), claims, suits, demands, damages, judgments, costs, fines, penalties, interest and expenses (including reasonable counsel and other professional fees and disbursements incurred in any action or proceeding) (collectively, “Damages”), to which such Indemnified Party may be subject or suffer arising from, or in connection with: (i) any liability or claim for any injury to, or death of, any person or persons, or damage to property (including any loss of use thereof), occurring in the Demised Premises (other than the Leaseback Area during the term of any Landlord Leaseback), or (ii) the use and occupancy of the Demised Premises (other than the Leaseback Area during the term of any Landlord Leaseback), or from any work, installation or thing whatsoever done or omitted (in the case of an affirmative obligation to act) in the Demised Premises (other than the Leaseback Area during the term of any Landlord Leaseback) during the Lease Term (other than by Landlord or any Persons Within Landlord’s Control), or (iii) any negligence or willful misconduct of Tenant or of Persons Within Tenant’s Control.

B. Subject to the provisions of Section 8.04 above and Section 11.06 below, Landlord agrees to indemnify and hold Tenant and Tenant’s partners, officers, directors, contractors, agents and employees harmless from and against all Damages to which Tenant and Tenant’s partners, members, directors, officers, shareholders, principals, agents and employees may be subject or suffer arising from, or in connection with: (i) injury to, or death of, any person or persons, or damage to property (including any loss of use thereof), occurring in or about areas of the Building outside of the Demised Premises and the Leaseback Area during the term of any Landlord Leaseback; (ii) any work, installation or thing whatsoever done or omitted (in the case of an affirmative obligation to act) in or about the Demised Premises by Landlord, or Persons Within Landlord’s Control; or (iii) the negligence or willful misconduct of Landlord or Persons Within Landlord’s Control.

Section 11.03.

A. Tenant shall reimburse and compensate Landlord, as additional rent within thirty (30) days after rendition of a statement, for all reasonable, out-of-pocket expenditures, costs, fees, expenses, judgments, penalties, damages and fines sustained or incurred by Landlord (including reasonable counsel and other professional fees and disbursements incurred in connection with any action or proceeding) in connection with any matter set forth in this Article 11, or non-performance or non-compliance with or breach or failure by Tenant to observe any term, covenant, agreement, provision or condition of this Lease, or breach of any warranty or representation by Tenant made in this Lease.

B. Landlord shall reimburse and compensate Tenant, within thirty (30) days after rendition of a statement, for all reasonable, out-of-pocket expenditures, costs, fees, expenses, judgments, penalties, damages and fines sustained or incurred by Tenant (including reasonable counsel and other professional fees and disbursements incurred in connection with any action or proceeding) in connection with any matter set forth in this Article 11, or non-performance or non-compliance with or breach or failure by Landlord to observe any term, covenant, agreement, provision or condition of this Lease, or breach of any warranty or representation by Landlord made in this Lease.

Section 11.04.

A. Intentionally Omitted.

B. Tenant and Landlord shall each have the right to submit (x) a dispute relating to the reasonableness of the denial of a consent required under this Lease, and (y) any other dispute for which arbitration in accordance with this Subsection 11.04B is expressly provided in this Lease, to binding arbitration (“Expedited Arbitration”) under the Expedited Procedures provisions (Rules E-1 through E-10 in the current edition) of the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). In cases where the parties utilize such arbitration: (i) the parties will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with Rule E-4, (ii) the arbitrator shall be selected within three (3) Business Days following submission of such dispute to arbitration, (iii) the arbitrator shall render his final decision not later than three (3) Business Days after the last hearing, (iv) the first hearing shall be held within five (5) Business Days after the appointment of the arbitrator, and the last hearing shall be held within fifteen (15) Business Days after the appointment of the arbitrator, (v) if the arbitrator shall find that Landlord had acted unreasonably in withholding a consent or approval, such consent or approval shall be deemed granted, and any other finding or determination of the arbitrator shall be deemed final and binding (except that the arbitrator shall not have the power to add to, modify or change any of the provisions of this Lease), and (vi) the losing party in such arbitration shall pay the arbitration costs charged by AAA and/or the arbitrator. If for any reason a dispute shall arise with respect to the identity of the arbitrator, the arbitrator shall be selected by the AAA within three (3) Business Days after submission of a request therefor.

Section 11.05. In no event shall either Landlord or Tenant be liable under this Lease for any consequential, punitive or special damages, including loss of profits or business opportunity, arising under or in connection with this Lease, except as set forth in Section 25.02 of this Lease.

ARTICLE 12

CONDEMNATION

Section 12.01. If the whole of the Demised Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title. If only a part of the Demised Premises shall be so condemned or taken, then this Lease shall remain in full force and effect, but, effective as of the date of vesting of title, the Fixed Rent and Recurring Additional Rent hereunder shall be abated in an amount apportioned according to the area of the Demised Premises so condemned or taken; provided, however, that if two (2) or more full floors of the Demised Premises then occupied by Tenant shall be so condemned or taken, and Tenant, in Tenant’s reasonable judgment, shall determine that, by reason thereof, Tenant’s regular business can no longer be reasonably conducted at the Demised Premises, then Tenant may terminate this Lease and the term and estate hereby granted, but only by notifying Landlord in writing of such termination within sixty (60) days following the date on which Tenant shall have received notice of vesting of title, and this Lease and the term and estate hereby granted shall expire as of the later of: (x) the date of vesting of title, and (y) the date on which Tenant shall vacate and surrender the entire Demised Premises in the condition required under this Lease (but in no event later than sixty (60) days after Tenant shall have received notice of vesting of title), with the same effect as if that were the date hereinbefore set for the expiration of the Lease Term, and the Fixed Rent and additional rent hereunder shall be apportioned as of such date. If only a part of the Building shall be so condemned or taken (whether or not the Demised Premises shall be affected), then (i) Landlord may, at Landlord’s option, terminate this Lease and the term and estate hereby granted as of the date of such vesting of title by notifying Tenant in writing of such termination within sixty (60) days following the date on which Landlord shall have received notice of vesting of title, and (ii) if such condemnation or taking shall deprive Tenant of access to the Demised Premises and Landlord shall not have provided or undertaken steps to provide other means of access thereto, Tenant may, at Tenant’s option, but only by delivery of notice in writing to Landlord within sixty (60) days following the date on which Tenant shall have received notice of vesting of title, terminate this Lease and the term and estate hereby granted as of the date of vesting of title. If neither Landlord nor Tenant elects to terminate this Lease as aforesaid, this Lease shall be and remain unaffected by such condemnation or taking, except that the Fixed Rent and Recurring Additional Rent shall be abated to the extent, if any, hereinbefore provided in this Article 12. If only a part of the Demised Premises shall be so condemned or taken and this Lease and the term and estate hereby granted are not terminated as hereinbefore provided, Landlord shall, with reasonable diligence and at Landlord’s expense, restore the remaining portion of the Demised Premises as nearly as practicable to the same condition as existed prior to such condemnation or taking, provided that such restoration shall not exceed the scope of the work done in originally constructing the Building and that the cost thereof shall not exceed the net proceeds of the award received by Landlord for the value of the portion of the Demised Premises so taken, and Tenant shall be entitled to receive no part of such award. Notwithstanding anything to the contrary contained in this Section 12.01, Tenant shall have no right to terminate this Lease with respect to a condemnation or taking that occurs prior to the Commencement Date.

Section 12.02. In the event of any condemnation or taking hereinbefore mentioned of all or a part of the Building or the Demised Premises, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award. In any condemnation proceeding, Tenant may submit a separate claim against the condemning authority for the value of Tenant’s trade fixtures and the cost of removal or relocation, if such separate claims are allowable as such and do not reduce the award otherwise payable to Landlord.

Section 12.03. If all or any portion of the Demised Premises shall be taken by the exercise of the right of eminent domain for occupancy for a limited period, this Lease shall continue in full force and effect and Tenant shall continue to pay in full the Fixed Rent, additional rent and other charges herein reserved, without reduction or abatement, and Tenant shall be entitled to receive so much of any award or payment made for such use as shall be equal to the aforementioned payments that are actually made by Tenant to Landlord during such temporary taking, except as hereinafter provided, and Landlord shall receive the balance thereof; provided that if the limited period exceeds one (1) year and covers two (2) or more full floors of the Demised Premises then occupied by Tenant, then Tenant may cancel this Lease on sixty (60) days’ notice to Landlord, and this Lease shall terminate on such sixtieth (60th) day with the same effect as if that were the date hereinbefore set for the expiration of the Lease Term, and the Fixed Rent and additional rent hereunder shall be apportioned as of such date. If such award or payment for such temporary taking shall be made in a lump sum, Landlord shall receive out of such lump sum (and Tenant shall be credited with) an amount equal to the total of the Fixed Rent, additional rent and other charges due to Landlord or to be paid by Tenant under the terms of this Lease for the period of such taking (less any amounts theretofore paid by Tenant to Landlord attributable to the period of such taking), and such amount received by Landlord shall be held by Landlord as a fund which Landlord shall apply from time to time to the payments due to Landlord from Tenant under the terms of this Lease. Out of the balance of such sum, if any, Tenant shall be paid in an amount equal to the amounts, if any, theretofore paid by Tenant to Landlord attributable to the period of such taking, and Landlord shall be paid the remainder of such balance. If such taking shall be for a period not extending beyond the Lease Term, and if such taking results in changes or Alterations in the Demised Premises which would necessitate an expenditure to restore the Demised Premises to its former condition, then Tenant at the termination of such taking shall, at Tenant’s expense, restore the Demised Premises to its former condition, and such portion of the award or payment payable to Landlord, if any, in excess of the Fixed Rent, additional rent and other charges for the period of such taking as shall be necessary to cover the expenses of such restoration shall be applied to such restoration, and the balance necessary, if any, shall be paid by Tenant. Tenant shall also pay all fees, costs and expenses of every character and kind of Landlord incurred in connection with such limited taking and obtaining the award therefor, and in connection with such restoration.

ARTICLE 13

ACCESS; BUILDING NAME

Section 13.01.

A. Landlord reserves the right at any time and from time to time (without thereby creating an actual or constructive eviction or incurring any liability to Tenant therefor) to place such structures and to make such relocations, changes, alterations, additions, improvements, and Repairs on the Land and in or to the Building (other than the Demised Premises, except as required by applicable Legal Requirements or as otherwise required pursuant to the provisions of this Lease), and the Building Systems, and the operation of the Building Systems; provided, however, that (i) such relocations, changes, alterations, additions, improvements and Repairs shall not adversely affect Tenant’s use of the Demised Premises for the Authorized Use, (ii) Landlord shall promptly repair all damage to the Demised Premises caused by such work (which repair shall include, if necessary, the restoration of “finishes” to substantially the same condition that existed immediately prior to the performance of such work), and (iii) all work affecting the Demised Premises shall be subject to the notice requirements set forth in Section 13.03 below.

B. Notwithstanding the foregoing or anything to the contrary contained in this Lease, so long as (i) Scholastic is the Tenant under this Lease, and (ii) the Tenant Leasing Requirement shall then be satisfied, Landlord shall not, unless required pursuant to applicable Legal Requirements, make any alterations to the Mercer Lobby or the Mercer Elevators without Tenant’s prior written consent (which may be granted or withheld in Tenant’s sole discretion, except with respect to the following, for which Tenant’s consent shall not be unreasonably withheld, conditioned or delayed: (x) to perform any alterations, additions or improvements that Landlord is obligated to perform in accordance with the provisions of this Lease, including, without limitation, any Repairs and the Security Modifications and Installations (provided that any replacements shall be consistent with the Reputational Standard and of like-kind and quality to the then existing installation that is being replaced and); and (y) to install the Identification Plaques in accordance with the provisions of Section 31.20 of this Lease. Tenant shall respond to Landlord, approving or disapproving of Landlord’s request to perform the work set forth in clauses (x) and (y) herein, within five (5) Business Days following Tenant’s receipt of Landlord’s request for such approval. If Tenant shall fail to approve or disapprove such request within such 5-Business Day period, Landlord may give to Tenant a notice of such failure which shall contain a legend in not less than 14 point font bold upper case letters as follows: “FAILURE TO APPROVE OR DISAPPROVE THE PROPOSED WORK WITHIN THE MERCER LOBBY WITHIN TWO (2) BUSINESS DAYS SHALL RESULT IN TENANT’S DEEMED APPROVAL OF SUCH WORK WITHIN THE MERCER LOBBY”, and if Tenant shall fail to approve or disapprove such proposed work within such two (2) Business Day period, Tenant shall be deemed to have approved the proposed work in question. If Tenant does not consent (or be deemed to consent) to the performance of any such work, Landlord and Tenant shall discuss alternative proposals for such work. Landlord shall not be deemed to be in default under this Lease for failure to perform any applicable Repairs as a result of Tenant’s failure to approve such Repairs, so long as Landlord shall be cooperating with Tenant in good faith to determine a solution acceptable to both parties. If any such Repairs are emergency Repairs, Landlord may take such action as Landlord reasonably determines to be necessary to address said emergency and, thereafter, if Tenant does not approve (in accordance with this Subsection 13.01B) of any Repairs made to address said emergency, Landlord and Tenant shall cooperate in good faith to determine a solution acceptable to both parties.

C. Landlord shall have the right to delegate to another tenant or occupant of the Building, provided that such tenant or occupant reasonably requires access to the Demised Premises in order for such tenant or occupant to perform work to such tenant’s or occupant’s premises, the right to enter the Demised Premises to perform any permitted alterations, repairs, improvements, replacements or restorations that may run under, through or within any floor slabs, shafts, electric closets, columns, areas above suspended ceilings or other similar areas within the Demised Premises (any such work, the “Concealed Work”); provided, however, that Landlord shall cause such tenant or occupant (in addition to, and not in limitation of, Landlord’s obligations set forth in clauses (i) through (iii) of Subsection 13.01A above) to (i) use commercially reasonable efforts to minimize interference with Tenant’s use and occupancy of the Demised Premises arising from the performance of any Concealed Work, (ii) use overtime or premium pay labor if requested by Tenant, (iii) reimburse Tenant for Tenant’s actual and reasonable costs, if any, to (x) hire security personnel to be in the Demised Premises at the same time as such other tenant or occupant or their contractors or subcontractors, and (y) install any reasonable protective covering in the Demised Premises to protect the Demised Premises from such Concealed Work to be performed, and (iv) cause such tenant and such tenant’s contractors to add Tenant as an additional insured with respect to its insurance policies prior to the performance of any such Concealed Work. Landlord shall cause such tenant or occupant to indemnify and hold Tenant and Tenant’s partners, officers, directors, contractor, agents and employees harmless from and against all Damages to which Tenant and/or any such partner, officer, director, contractor, agent or employee may be subject or suffer arising from, or in connection with any such tenant’s or occupant’s performance of the Concealed Work (the “Work Indemnity Obligations”), it being agreed that if such tenant or occupant fails to comply with the Work Indemnity Obligations, then following notice from Tenant setting forth such non-compliance, Landlord shall perform the Work Indemnity Obligations.

D. If Tenant shall require access to the premises of another tenant or occupant of the Building (or any other space within the Building outside of the Demised Premises) to perform any Concealed Work, then the provisions of clauses (i) through (iv) set forth in Subsection 13.01C above shall be applicable to Tenant and Tenant’s performance of such work, to the extent permitted by such tenants’ leases. Landlord agrees to insert such provisions into all new leases and occupancy agreements and renewals of existing leases and occupancy agreements not made expressly pursuant to the provisions of the applicable lease or occupancy agreement entered into by Landlord at the Building following the Commencement Date.

Section 13.02. Neither this Lease nor any use by Tenant shall give Tenant any right or easement in or to the use of any door or hallways, or any passage or any tunnel or any concourse or arcade or plaza or to any connection of the Building with any subway, railroad or any other building or to any public conveniences, and so long as Tenant shall have reasonable access to and from the Demised Premises from the street immediately adjacent to the Demised Premises during the Lease Term, if any such doors, halls, passages, tunnels, concourses, arcades, plazas, connections and conveniences may without notice to Tenant be regulated or discontinued at any time and from time to time by Landlord.

Section 13.03. Subject to the provisions of Section 13.01 above, Landlord, and (if applicable) Overlandlord and any Mortgagee, and their representatives, may enter the Demised Premises during Business Hours upon reasonable advance written notice to Tenant (which notice shall be given not less than twenty-four (24) hours prior to such entry), except in an emergency, in which case entry may be made at any time and without notice, for the purpose of inspection or of making Repairs, alterations, additions, restorations, replacements or improvements in or to the Demised Premises or the Building or Building Systems permitted hereunder or of complying with Legal Requirements or the requirements of any Insurance Board, or of performing any obligation imposed on Landlord by this Lease, or of exercising any right reserved to Landlord by this Lease, provided Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use and occupancy of the Demised Premises resulting therefrom, provided that the foregoing shall not be deemed to impose any obligation on Landlord or Overlandlord or Mortgagee to make any Repairs or Alterations. Notwithstanding the foregoing, other than in the event of an emergency, Landlord shall not enter the Demised Premises without having given Tenant a reasonable opportunity to be present and to accompany Landlord. Tenant shall have the right, upon reasonable advance written notice to Landlord, from time to time, to designate areas within the Demised Premises as “Secure

Areas” that contain cash, confidential information or other valuables. Except in the case of an emergency, Landlord shall not enter any Secure Area without being accompanied by a representative of Tenant, provided Tenant shall make such representative available. Landlord shall not be liable to Tenant for any claims arising from or in connection with Landlord’s inability to access the Secured Area or to provide any work or service required to be provided by Landlord under this Lease as a result of Landlord’s inability to access the Secured Area due to the limitations set forth in this Section 13.03.

Section 13.04. Landlord may, at reasonable times between the hours of 8 A.M. and 6 P.M. on Business Days (but not more than twice on any particular Business Day) and on reasonable notice, show the Demised Premises to any prospective purchaser, lessee, mortgagee, or assignee of the Building and/or the Land, or of Landlord’s interest therein, and their representatives. Notwithstanding the foregoing, other than in an emergency, and subject to the terms set forth in Section 13.03 above, Landlord shall not enter the Demised Premises pursuant to this Section 13.04 without having given Tenant a reasonable opportunity to be present and to accompany Landlord. During the twelve (12) month period preceding the Expiration Date, Landlord may similarly show the Demised Premises or any part thereof to any person contemplating the leasing of all or a portion of the same.

Section 13.05. Without incurring any liability to Tenant, Landlord may permit access to the Demised Premises and open the same, whether or not Tenant shall be present, upon demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer entitled to, or purporting to be entitled to, such access for the purpose of taking possession of, or removing, Tenant’s property or for any other lawful purpose (but by this provision any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official permitted to such access has any right to such access or interest in or to this Lease, or in or to the Demised Premises), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments.

Section 13.06. Provided that (i) Scholastic is the Tenant under this Lease, and (ii) the Tenant Leasing Requirement shall then be satisfied, Landlord shall not change the name or address of the Building (i.e., the address of the Building being 555 Broadway, 557 Broadway and 130 Mercer Street) or separate the Building into more than one (1) building during the Lease Term, except, in each case, to the extent reasonably required in connection with the exercise of Landlord’s right pursuant to Section 31.04 hereof to convert the Land and the improvements erected thereon to a condominium form of ownership.

Section 13.07. Subject to the provisions of this Lease, applicable Legal Requirements and to circumstances beyond the control of Landlord, (i) Tenant shall have reasonable access to the Demised Premises through the Mercer Lobby on a 24-hour per day, 365 day per year, basis, and (ii) the Building will be staffed and operational in a manner comparable to Comparable Buildings on a 24-hour per day, 365 day per year, basis.

ARTICLE 14

BANKRUPTCY

Section 14.01. This Lease and the term and estate hereby granted shall be subject to the conditional limitation that, if any one or more of the following events shall occur: (i) Tenant shall (a) have applied for or consented to the appointment of a receiver, trustee, liquidator, or other custodian of Tenant or any of its properties or assets, (b) have made a general assignment for the benefit of creditors, (c) have commenced a voluntary case for relief as a debtor under the United States Bankruptcy Code or filed a petition to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debts, dissolution or liquidation law or statute or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (d) be adjudicated a bankrupt or insolvent, or (ii) without the acquiescence or consent of Tenant, an order, judgment or decree shall have been entered by any court of competent jurisdiction (a)

approving as properly filed a petition seeking relief under the United States Bankruptcy Code or any bankruptcy, reorganization, insolvency, readjustment of debts, dissolution or liquidation law or statute with respect to Tenant or with respect to all or a substantial part of Tenant’s properties or assets, or (b) appointing a receiver, trustee, liquidator or other custodian of Tenant or of all or a substantial part of Tenant’s properties or assets, and such order, judgment or decree shall have continued unstayed and in effect for any period of ninety (90) days or more, then this Lease may be canceled and terminated by Landlord by the sending of a written notice to Tenant within a reasonable time after Landlord shall be notified of the happening of any of the aforedescribed events and Landlord shall be entitled to exercise all remedies provided in Article 15 as if such event is an Event of Default. Neither Tenant, nor any person claiming through or under Tenant or by reason of any statute or order of court, shall thereafter be entitled to possession of the Demised Premises, but shall forthwith quit and surrender the Demised Premises. If this Lease shall have been theretofore assigned in accordance with the provisions of Article 10 above, then the provisions of this Article 14 shall be applicable only to the party then owning Tenant’s interest in this Lease.

Section 14.02. Without limiting any of the foregoing provisions of this Article, if, pursuant to the United States Bankruptcy Code, Tenant shall be permitted to assign this Lease notwithstanding the restrictions contained in this Lease, Tenant agrees that adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean (a) the deposit of cash security in an amount equal to the sum of nine (9) monthly installments of the Fixed Rent plus the Recurring Additional Rent for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord for the balance of the Lease Term, without interest, as security for the full performance of all of the obligations under this Lease on the part of Tenant to be performed, and (b) evidence by financial statement prepared and certified by a certified public accountant that the assignee has a current net worth, after including the assignment and excluding the value of the leasehold, sufficient to meet all of the remaining rental obligations under this Lease.

ARTICLE 15

DEFAULTS, REMEDIES, DAMAGES

Section 15.01.

A. This Lease and the term and estate hereby granted shall be subject to the conditional limitation that, if any one or more of the following events (each an “Event of Default” and collectively, “Events of Default”) shall occur:

(i) Tenant shall fail to pay to Landlord the full amount of any installment of Fixed Rent or any additional rent on the date upon which the same shall first become due and payable, and such default shall continue for five (5) days after notice of such default shall have been given to Tenant;

(ii) Tenant shall do anything or permit anything to be done, whether by action or inaction, in breach of any covenant, agreement, term, provision or condition of this Lease, on the part of Tenant to be kept, observed or performed (other than a breach of the character referred to in Subdivision 15.01A(i) above and 15.01A(iii) below), and such breach shall continue and shall not be fully remedied by Tenant within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same (except in connection with a breach which cannot be remedied or cured within said thirty (30) day period, in which event the time of Tenant within which to cure such breach shall be extended for such time as shall be necessary to cure the same, but only if Tenant, within such thirty (30) day period, shall promptly commence and thereafter proceed diligently and continuously to cure such breach, and provided further that such period of time shall not be so extended as to jeopardize the interest of Landlord in the Land and/or the Building or so as to subject Landlord to any liability, civil or criminal); or

(iii) Any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the Lease Term would, by operation of law or otherwise, devolve upon or pass to any person, firm, association or corporation other than Tenant, except as may be expressly authorized herein;

then, upon the occurrence of any of said events, Landlord may at any time thereafter give to Tenant a notice of termination of this Lease setting forth a termination date that is three (3) Business Days from the date of the giving of such notice, and, upon the giving of such notice, this Lease and the term and estate hereby granted (whether or not the Lease Term shall theretofore have commenced) shall expire and terminate upon the expiration of said three (3) Business Days with the same effect as if that day were the date hereinbefore set for the expiration of the Lease Term, but Tenant shall remain liable for damages as provided in Section 15.03 below.

Section 15.02.

A. If an Event of Default shall have occurred, Landlord and/or Landlord’s agents and employees, whether or not this Lease shall have been terminated pursuant to Articles 14 or 15, may, without notice to Tenant, immediately or at any time thereafter re-enter into or upon the Demised Premises or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by any other legal means without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons or property therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises again as and of its first estate and interest therein. The words “re-enter”, “re-entry” and “re-entered” as used in this Lease are not restricted to their technical legal meanings. In the event of any termination of this Lease under the provisions of Articles 14 or 15, or in the event that Landlord shall re-enter the Demised Premises under the provisions of this Article 15, or in the event of the termination of this Lease (or of re-entry) by or under any summary dispossess or other proceeding or action or any provision of law, Tenant shall thereupon pay to Landlord the Fixed Rent, additional rent and any other charges payable hereunder by Tenant to Landlord up to the time of such termination of this Lease, or of such recovery of possession of the Demised Premises by Landlord, as the case may be, plus the expenses incurred or paid by Landlord in terminating this Lease or of re-entering the Demised Premises and securing possession thereof, including reasonable attorneys’ fees and costs of removal and storage of Tenant’s property, and Tenant shall also pay to Landlord damages as provided in Section 15.03 below.

B. In the event of the re-entry into the Demised Premises by Landlord under the provisions of this Section 15.02, and if this Lease shall not be terminated, Landlord may (but shall have absolutely no obligation to do so), not in Landlord’s own name, but as agent for Tenant, relet the whole or any part of the Demised Premises for any period equal to or greater or less than the remainder of the original term of this Lease, for any sum which Landlord may deem suitable, including rent concessions, and for any use and purpose which Landlord may deem appropriate. Such reletting may include any improvements, personalty and trade fixtures remaining in the Demised Premises.

C. In the event of a breach or threatened breach on the part of Tenant with respect to any of the covenants, agreements, terms, provisions or conditions on the part of or on behalf of Tenant to be kept, observed or performed, Landlord shall also have the right to obtain injunctive relief.

D. In the event of (i) the termination of this Lease under the provisions of Articles 14 or 15, or (ii) the re-entry of the Demised Premises by Landlord under the provisions of this Section 15.02, or (iii) the termination of this Lease (or re-entry) by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security deposit or otherwise, but such monies shall be credited by Landlord against any Fixed Rent, additional rent or any other charge due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant under Section 15.03 or pursuant to law.

E. The specified remedies to which Landlord may resort under this Lease are cumulative and concurrent, and are not intended to be exclusive of each other or of any other remedies or means of redress to which Landlord may lawfully be entitled at any time, and Landlord may invoke any remedy allowed under this Lease or at law or in equity as if specific remedies were not herein provided for, and the exercise by Landlord of any one or more of the remedies allowed under this Lease or in law or in equity shall not preclude the simultaneous or later exercise by the Landlord of any or all other remedies allowed under this Lease or in law or in equity, and the failure by Landlord to exercise any remedy shall not in any manner waive Landlord’s right to the later exercise of such remedy.

Section 15.03.

A. In the event of any termination of this Lease under the provisions hereof or Article 14 hereof or under any summary dispossession or other proceeding or action or any provision of law, or in the event that Landlord shall re-enter the Demised Premises under the provisions of this Lease, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(i) a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, represents the then value of the excess, if any, of (a) the aggregate of the installments of Fixed Rent and the Recurring Additional Rent (if any) which would have been payable hereunder by Tenant, had this Lease not so terminated, for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the date hereinbefore set for the expiration of the Lease Term, over (b) the aggregate rental value of the Demised Premises for the same period (the amounts of each of clauses (a) and (b) being first discounted to present value at an annual rate equal to the then prevailing discount rate announced by the Federal Reserve Bank); or

(ii) sums equal to the aggregate of the installments of Fixed Rent and Recurring Additional rent (if any) which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Demised Premises, payable upon the due dates therefor specified herein following such termination or such re-entry and until the date herein before set for the expiration of the full term hereby granted; provided, however, that if Landlord shall relet the Demised Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Demised Premises and of securing possession thereof, including reasonable attorneys’ fees and costs of removal and storage of Tenant’s property, as well as the expenses of reletting, including repairing, restoring and improving the Demised Premises for new tenants, brokers’ commissions, advertising costs, reasonable attorneys’ fees and disbursements, and all other similar or dissimilar expenses chargeable against the Demised Premises and the rental therefrom in connection with such reletting, it being understood that such reletting may be for a period equal to or shorter or longer than the remaining term of this Lease; and provided further, that (a) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (b) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Subdivision 15.03A(ii) to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, and (c) if the Demised Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such reletting and of the expenses of reletting, or if relet for a period longer than the remaining term of this lease, the expenses of reletting shall be apportioned based on the respective periods.

B. For the purposes of Subdivision 15.03A(i), the amount of Recurring Additional Rent which would have been payable by Tenant under Article 19 for each year, as therein provided, ending after such termination of this Lease or such re-entry, shall be deemed to be an amount equal to the amount of such Recurring Additional Rent payable by Tenant for the calendar year and Tax Year ending immediately preceding such termination of this Lease or such re-entry. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at Landlord’s election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of Articles 14 or 15, or under any provision of law, or had Landlord not re-entered the Demised Premises.

Section 15.04. Nothing contained in this Article 15 shall be construed as limiting or precluding the recovery by Landlord against Tenant of any payments or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. The failure or refusal of Landlord to relet the Demised Premises or any part or parts thereof, or the failure of Landlord to collect the rent thereof under such reletting, shall not release or affect Tenant’s liability for damages.

Section 15.05. Tenant, for Tenant, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law to redeem the Demised Premises, or to have a continuance of this Lease for the term hereby demised, after Tenant shall be dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the expiration or termination of this Lease as herein provided or pursuant to law. In the event that Landlord shall commence any summary proceeding for non-payment of rent or for holding over after the expiration or sooner termination of this Lease, Tenant shall not, and hereby expressly waives any right to, interpose any counterclaim of whatever nature or description in any such proceeding, except for a mandatory counterclaim. Nothing contained herein shall be construed as a waiver of Tenant’s right to attempt to obtain a so-called Yellowstone injunction.

Section 15.06. The provisions of this Article 15 shall survive the expiration or sooner termination of this Lease.

ARTICLE 16

CURING TENANT’S DEFAULTS; REIMBURSEMENT

Section 16.01. If Tenant shall default (after notice and the expiration of the applicable cure period, if any) in the observance or performance of any term, covenant, provision or condition on Tenant’s part to be observed or performed under or by virtue of any of the terms or provisions in this Lease, then, unless otherwise provided elsewhere in this Lease, Landlord may at any time thereafter perform the obligation of Tenant thereunder, and if Landlord, in connection therewith or in connection with any default by Tenant in the covenant to pay Fixed Rent or additional rent hereunder, shall make any expenditures or incur any obligations for payment of money, including court costs and reasonable attorneys’ fees and disbursements, in instituting, prosecuting or defending any action or proceeding, then such fees, disbursements, costs and expenses so paid or obligations incurred shall be additional rent to be paid by Tenant to Landlord, within thirty (30) days after written notice thereof from Landlord together with reasonable supporting documentation, with interest thereon at an annual rate (the “Interest Rate”) equal to the lesser of: (a) the then prevailing prime rate (which, for the purposes hereof, includes any equivalent or successor interest rate, however denominated) of interest for unsecured ninety-day loans by Citibank, N.A. (or The Chase Manhattan Bank, N.A., if Citibank, N.A. shall not then have an established prime rate; or the prime rate of any major banking institution doing business in New York City, as selected by Landlord, if none of the aforementioned banks shall be in existence or have an established prime rate) plus two (2) percentage points, or (b) the maximum rate allowed by law. Any interest payable by Tenant pursuant to this Lease at the Interest Rate shall be calculated from the day such expenditure is made or obligation is incurred until the date when such payment is finally and completely paid by Tenant to Landlord.

Section 16.02. Bills for any property, material, labor or services provided, furnished or rendered, or caused to be provided, furnished or rendered, by Landlord to Tenant, may be sent by Landlord to Tenant monthly (or immediately, at Landlord’s option), and shall be due and payable by Tenant as additional rent within thirty (30) days after the same shall be sent to Tenant by Landlord.

Section 16.03. If the Lease Term shall have expired or been terminated after or on the date that Landlord shall have made any of the expenditures, or incurred any of the obligations, set forth in this Article 16, then all such amounts and any interest thereon, as set forth in Section 16.01 above, shall be recoverable by Landlord as damages. The provisions of this Article 16 shall survive the expiration or sooner termination of this Lease.

ARTICLE 17

QUIET ENJOYMENT

Section 17.01. Landlord covenants that for so long as this Lease is in full force and effect, Tenant may peaceably and quietly enjoy the Demised Premises, subject nevertheless to the terms and conditions of this Lease. This covenant shall be construed as a covenant running with the Land.

ARTICLE 18

BUILDING SERVICES

Section 18.01.

A. From and after the Commencement Date, Landlord shall provide the following services in a first-class manner comparable to Comparable Buildings:

(i) four (4) passenger elevators serving the Mercer lobby of the Building (“Mercer Lobby”, with such elevators being referred to as “Mercer Elevators”) on Business Days, during Business Hours, and on Saturdays from 8 A.M. to 1 P.M., and, subject to the provisions of Section 18.03 below, and at least two (2) elevators on call at all other times. Provided that Scholastic is the Tenant under this Lease, use of the Mercer Lobby and the Mercer Elevators shall be limited to tenants and occupants of the Demised Premises (and their employees, guests and invitees). Notwithstanding the foregoing, the Mercer Lobby and Mercer Elevators may be used by tenants, occupants and guests of the 2nd through 5th floors of the Building, provided that (a) the Mercer Lobby and Mercer Elevators shall not be used by (i) any contractors, subcontractors or service providers of, or for deliveries to, the tenants and occupants of the 2nd through 5th floors of the Building (it being agreed that all deliveries will be made using the Building entrance and lobby located on the Broadway side of the Building), (ii) any employees, agents, guests or occupants of 555 Broadway Location LLC (“Convene”), the existing tenant of the 2nd floor space, and (b) prior to the use of the Mercer Lobby and/or the Mercer Elevators by any party other than Tenant and its occupants of the Demised Premises (and their employees, guests and invitees), subject to Landlord’s ability to use the Mercer Lobby and Mercer Elevators for emergency and non-tenant related functions, Landlord shall (at Landlord’s own cost and expense and not as part of Operating Expenses), as part of Landlord’s initial work to be completed following the Commencement Date, perform the modifications to the Building set forth on Exhibit “P” attached hereto and made a part hereof (the “Security Modifications and Installations”). Landlord shall perform the Security Modifications and Installations at Landlord’s own cost and expense (and not as part of Operating Expenses). The Security Modifications and Installations shall be performed at times and in a manner coordinated with Tenant to minimize disruption to Tenant’s business operations. Nothing contained herein shall be construed to prevent other tenants and occupants of the Building from using the freight elevators for the Building in accordance with the terms and conditions of such tenants’ and occupants’ leases so long as such usage is not in violation of Landlord’s covenants and obligations offset forth in this Lease. Landlord shall give Tenant notice when the Security Modifications and Installations are substantially complete (a “Security Substantial Completion Notice”). If the Security Modifications and Installations are not substantially complete and Landlord shall not have given to Tenant the Security Substantial Completion Notice by the date on which any proposed tenant or occupant of floors three (3) through five (5) of the Building other than tenants and occupants of the Demised Premises (and their employees, guests and invitees) (“Third Party Occupants”) will be utilizing its premises for the conduct of its business, then until said Security Modifications and Installations are substantially complete, any employees, agents, guests or occupants of Convene or any Third Party Occupants shall use solely the Building entrance and lobby located on the Broadway side of the Building (and such parties shall not be permitted to use the Mercer Lobby or the Mercer Elevators). Landlord shall deliver at least ninety (90) days’ prior written notice to Tenant of the anticipated date on which any Third Party Occupants intend on utilizing their premises for the conduct of business. If Landlord has not substantially completed the Security Modifications and Installations and delivered a Security Substantial Completion Notice to Tenant by the date that is sixty (60) days prior to the date on which any Third Party Occupant will be occupying its demised premises for the conduct of business, then, provided Tenant gives Landlord written notice of its intent to complete the Security Modifications and Installations on Landlord’s behalf, and Landlord fails to substantially complete the Security Modifications and Installations within five (5) Business Days of receipt of said notice, Tenant shall have the right, commencing on the sixth (6th) Business Day after giving said notice to Landlord, to perform the Security Modifications and Installations on Landlord’s behalf and, in such event, Landlord shall reimburse Tenant for Tenant’s actual, reasonable out-of-pocket costs thereof (the “Security Work Self-Help Costs”) within thirty (30) days of Landlord’s receipt of Tenant’s invoices therefor and lien waivers with respect to any work performed by Tenant, with reasonable back-up (“Tenant’s Reimbursement Request”). If, within thirty (30) days after Landlord’s receipt of Tenant’s Reimbursement Request, Landlord shall not have paid to Tenant all or a portion of the amount of the Security Work Self-Help Costs, Tenant shall have the right to deliver notice to Landlord, provided that such notice shall bear the following legend typed in bold, capital letters at the top: “IF LANDLORD SHALL FAIL TO PAY THE SECURITY WORK SELF-HELP COSTS PREVIOUSLY REQUESTED PURSUANT TO SUBDIVISION 18.01A(i) OF THE LEASE WITHIN TEN (10) BUSINESS DAYS AFTER LANDLORD’S RECEIPT OF THIS SECOND REQUEST THEREFOR, TENANT SHALL HAVE THE RIGHT TO DEDUCT THE UNPAID PORTION OF SUCH SECURITY WORK SELF-HELP COSTS FROM THE NEXT INSTALLMENT(S) OF FIXED RENT COMING DUE IN ACCORDANCE WITH THE PROVISIONS OF SUBDIVISION 18.01A(i) OF THE LEASE.”. If, within ten (10) Business Days after receipt of such notice, Landlord shall not have paid to Tenant the amount of such unpaid Security Work Self-Help Costs, then Tenant may deduct the unpaid portion of such unpaid Security Work Self-Help Costs from the next installment of Fixed Rent coming due.

(ii) freight elevator service on Business Days, during the hours of 7 A.M. to 6 P.M. (“Freight Operating Hours”). Landlord shall provide a freight elevator operator during any times that the freight elevator is open and available for usage;

(iii) HVAC to the Demised Premises on Business Days during Business Hours, as seasonably required for comfortable office occupancy and in accordance with the standards then being provided in Comparable Buildings. If Tenant shall require HVAC service during Overtime Periods, Landlord shall accommodate Tenant, provided that Landlord shall have received notice of such requirement by 3:00 P.M. on the same day for overtime HVAC service on a Business Day and by 3:00 P.M. of the immediately preceding Business Day for any other Overtime Periods. Tenant shall pay to Landlord, as additional rent and within thirty (30) days after being billed therefor, Landlord’s then established hourly rate for such service (which shall be based upon the cost incurred by Landlord to furnish such service plus an administrative fee of four percent (4%)), and with any minimum time period as prescribed by any union operating in the Building (the “Union Minimum Hours”) being the minimum for such service during any Overtime Period on a Saturday, Sunday or Holiday, which, as of the Commencement Date, is four (4) hours. Unless a request by Tenant for heat, ventilation and air-conditioning service during Overtime Periods shall have been made for a period that immediately follows Business Hours, if Tenant requests heat, ventilation and air-conditioning service during Overtime Periods, Tenant agrees to pay for the Union Minimum Hours.

(iv) cold water for ordinary pantry (including dishwashers on each floor), drinking and office cleaning purposes as well as hot and cold water for core lavatory purposes and food service areas/dining area. If Tenant requires, uses or consumes water for any other purposes or in or in quantities in excess of typical office use (as reasonably determined by Landlord), then Landlord may (or, at Landlord’s direction, Tenant shall) install a meter or meters or other means to measure Tenant’s water consumption, and Tenant agrees to pay for the cost of the meter or meters and the installation thereof, and to pay for the maintenance of said meter equipment and/or to pay Landlord’s cost of other means of measuring such water consumption by Tenant. Tenant shall reimburse Landlord for the cost of all water consumed as measured by said meter or meters or as otherwise measured, including sewer rents, as additional rent, within thirty (30) days after bills therefor are rendered;

(v) cleaning of the Demised Premises on Business Days in accordance with the specifications set forth in Exhibit “E” annexed hereto and made a part hereof, provided that the Demised Premises are kept in reasonable order by Tenant. Tenant shall reimburse Landlord for the cost of removal from the Demised Premises and the Building of so much of Tenant’s refuse and rubbish as shall exceed that ordinarily accumulated daily in the routine of business office occupancy (collectively, “Extra Rubbish Removal”). The reimbursement for Extra Rubbish Removal shall be made by Tenant to Landlord, as additional rent, within thirty (30) days after bills therefor are rendered. If at any time during the Lease Term Tenant shall be unsatisfied with the cleaning services being provided by Landlord, Landlord shall reasonably cooperate with any request by Tenant to remedy the source of such dissatisfaction, which may include replacing the vendor or the individuals providing cleaning services for the vendor. Notwithstanding the foregoing, Tenant may elect to require Landlord not to provide any cleaning services to the Demised Premises, and, instead, arrange to clean the Demised Premises through an independent cleaning service contractor, at Tenant’s sole cost and expense, provided that Tenant shall give to Landlord at least thirty (30) days’ prior notice thereof. On not less than thirty (30) days’ prior notice, Tenant may request that Landlord resume furnishing cleaning services to the Demised Premises, whereupon Landlord shall resume the same as soon as practicable after such notice.

(vi) subject to the provisions of Section 37.01 below, twenty-four (24) hour security in the Mercer Lobby commensurate with the standards Comparable Buildings, including at least two (2) security guards from 8:00 AM to 6:00 PM on Business Days or when otherwise required by Legal Requirements, with one (1) additional security guard from 10:00 AM to 5:00 PM on Business Days (provided that the additional security guard need not be in the Mercer Lobby at all such times so long as such security guard is on call within the Building) and at least one (1) security guard at all other times; provided, however, that, except to the extent same results from Landlord’s negligence or willful misconduct, Landlord shall not be liable, and Tenant hereby releases Landlord from any and all liability, for injury or damage to the person or property of Tenant, Tenant’s agents, servants, employees, contractors, invitees or visitors caused by or resulting from theft, illegal entry or trespass, vandalism or any other crime committed by any person other than Landlord’s employees or agents. Landlord shall maintain procedures which require badge access for admission to the Building or, if Landlord shall no long require such badge access, such other procedures as are consistent with other Comparable Buildings. Landlord shall provide one (1) fire safety director (the “Fire Safety Director”) at the Building as required by Legal Requirements, at no cost to Tenant. The Fire Safety Director may operate from a Fire Command Station located in the Mercer Lobby, as the same may be relocated by Landlord (subject to Tenant’s consent) from time to time or other locations in the Building as permitted by Legal Requirements; and

(vii) clean Tenant’s exterior windows at least two (2) times each calendar year during the Lease Term.

B. If Tenant shall require freight elevator service at any time other than the time periods set forth in Subdivision 18.01A(ii) above, then Landlord shall use reasonable efforts to accommodate Tenant, subject to previous scheduling, provided that Landlord shall have received reasonable (but in no event less than forty-eight (48) hours’) advance notice of such requirement, and provided further that Tenant shall pay to Landlord, as additional rent and within thirty (30) days after being billed therefor, Landlord’s then established hourly rate for such usage (which shall be based upon the cost incurred by Landlord to furnish such service plus an administrative fee of four percent (4%)). Unless a request by Tenant for freight elevator service during Overtime Periods shall have been made for a period that immediately follows Freight Operating Hours, if Tenant requests freight elevator service during periods outside of Freight Operating Hours for a period of less than the Union Minimum Hours, Tenant agrees to pay for a minimum of the Union Minimum Hours of such service. Notwithstanding the foregoing, Landlord shall provide Tenant with freight elevator service (including all ancillary charges such as security guard and engineering fees) at no charge in connection with Tenant’s restack of its premises from that existing prior to the Commencement Date outside of Freight Operating Hours.

C. Tenant shall have the right to utilize the amount of condenser water currently used on each floor of the Demised Premises and the Below-Grade Space during the Lease Term at no cost or expense to Tenant and the same shall not be reduced from its current capacity during the Lease Term with respect to any space then occupied by Tenant. Landlord agrees to make available the amount of condenser water so specified by Tenant. Such condenser water shall be made available to Tenant twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year, subject to Force Majeure Events. Notwithstanding anything to the contrary contained in this Subsection 18.01C, Tenant shall have the right to redistribute condenser water tonnage among the floors of the Demised Premises and the Below-Grade Space.

Section 18.02. The term “Business Days” shall be deemed to mean all days other than Saturdays, Sundays and Holidays. The term “Holidays” shall be deemed to mean all federal, state, municipal and bank holidays and Building Service Employees and Operating Engineer’s Union contract holidays now or hereafter in effect. The term “Business Hours” shall be deemed to mean 8 A.M. to 6 P.M. on Business Days. The term “Overtime Periods” shall mean all times other than Business Hours on Business Days, or 8 A.M. to 1 P.M. on Saturdays.

Section 18.03. Landlord shall endeavor to give Tenant reasonable advance notice of any proposed stoppage of any Building services. In the event that such services shall have been stopped, Landlord agrees to use commercially reasonable efforts to restore such services and to minimize interference with Tenant’s use and occupancy of the Demised Premises.

ARTICLE 19

TAXES; OPERATING EXPENSES

Section 19.01. In addition to the Fixed Rent and additional rent hereinbefore reserved, Tenant covenants and agrees to pay Landlord, as additional rent, all amounts computed in accordance with the provisions set forth in this Article 19.

Section 19.02. For the purposes of this Lease:

A. The term “Taxes” shall mean (whether represented by one or more bills) the amount which shall be equal to the product obtained by multiplying (x) the assessed valuation of the Land and Building, pursuant to the provisions of the New York City Charter and of the Administrative Code of the City of New York or pursuant to any applicable law in the future imposed by the applicable governmental authority having jurisdiction thereover (the “Taxing Authority”) for the purposes of impositions of real estate taxes (the “Assessed Valuation”), by (y) the tax rate established by the Taxing Authority for the applicable Tax Year. If, due to a future change in the method of taxation or as required by the Taxing Authority, in lieu of, as an addition to, or as a substitute for, the whole or any part of the real estate taxes theretofore imposed on the Landlord, Landlord and/or and the Building there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other such tax, assessment, levy, imposition, fee or charge, including, without limitation, business improvement district and transportation taxes, fees and assessments, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be included in “Taxes”; provided, however, that “Taxes” shall not include any succession, gains, recording, income, franchise, transfer, inheritance, capital stock, excise, excess profits, occupancy or rent, gift, estate, foreign ownership or control, mortgage recording, payroll or stamp tax of Landlord, any Mortgagee or any Overlandlord.

B. The term “Tax Year” shall mean every twelve (12) consecutive month period, all or any part of which shall occur during the Lease Term, commencing each July 1 or such other date as shall be the first day of the fiscal tax year of The City of New York or other governmental agency determined by Landlord to be responsible for the collection of substantially all Taxes.

C. The term “Operating Year” shall mean each calendar year, all or any part of which shall occur during the Lease Term, following the Base Operating Year.

D. The term “Operating Statement” shall mean a written statement prepared by Landlord or Landlord’s agent, setting forth Landlord’s computation of the amount payable by Tenant pursuant to Section 19.04 for a specified Operating Year.

E. The term “Operating Expenses” shall mean (subject to the provisions of Subsection 19.02G below, and without duplication) all reasonable costs and expenses paid or incurred by Landlord or on Landlord’s behalf in connection with the management, repair, maintenance, replacement (subject to clauses (xvii) and (xviii) below), restoration (subject to clauses (xvii) and (xviii) below) or operation of the Building, the Land and any plazas, sidewalks, curbs and appurtenances thereto, including the following items:

(i) Labor Costs of persons performing services in connection with the operation, repair and maintenance of the Land or the Building;

(ii) the cost of (including any rental cost of) materials and supplies used in the operation, cleaning, safety, security, renovation, replacement, repair and maintenance of the Building and its plazas (if any), sidewalks, curbs and appurtenances, and any plant, equipment, facilities and systems designed to supply heat, ventilation, air-conditioning or any other services or utilities, or comprising any portion of the electrical, gas, steam, plumbing, sprinkler, mechanical, communications, alarm, security or fire/life safety systems or equipment, including any sales and other taxes thereon;

(iii) the depreciation for, or the rental cost or value (including applicable sales taxes) of, hand tools and other movable equipment used in the operation, cleaning, safety, security, repair or maintenance of the Building and its plazas (if any), sidewalks, curbs and appurtenances;

(iv) reasonable legal, accounting and other professional fees incurred in connection with the operation or management of the Land or the Building;

(v) amounts incurred by Landlord for services, materials and supplies furnished in connection with the operation, repair and maintenance of any part of the Building and its plazas (if any), sidewalks, curbs and appurtenances, including the heating, air-conditioning, ventilating, plumbing, electrical, elevator, safety and other systems of the Building, and any other services furnished pursuant to Article 18 above;

(vi) the cost of all charges for window cleaning and other cleaning, janitorial, security and other services, in and about the Building and its plazas (if any), sidewalks, curbs and appurtenances;

(vii) premiums paid by Landlord for rent, casualty, boiler, sprinkler, plate-glass, liability and fidelity insurance with respect to the Land or Building and its plazas (if any), sidewalks, curbs and appurtenances, and any other insurance Landlord maintains or is required to maintain with regard to the Land or the Building or the maintenance or operation thereof, comparable in type and amount to premiums for insurance that prudent owners of Comparable Buildings would maintain;

(viii) costs (including all applicable taxes) for electricity (as measured by the Building’s electric meters, and evaluated under the same rate classification and frequency that Landlord is charged by the public utility furnishing electricity to the Building), steam, telephone, and other utilities for the portions of the Land and the Building not leased or occupied by tenants in the Building and for utilities and electricity (so measured and evaluated) consumed in connection with the operation of the heating, ventilating and air-conditioning equipment servicing the Building, other than any leased or leasable space therein;

(ix) water charges, sewer rents, vault charges, transit taxes, any special assessments imposed upon the Building, any other assessments, governmental levies, county taxes or any other governmental charge, general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any and every kind or nature whatsoever, which are or may be levied, confirmed, charged, assessed or imposed upon the Land, the Building and/or Landlord’s interest therein, under the laws of the United States, the State of New York or any political subdivision thereof, or by the City of New York or any political subdivision thereof (including any assessments, levies, impositions, charges or taxes arising from the location of the Land or Building within a Business Improvement District or other area or zone which is subject to governmentally authorized or civic related assessments, levies, impositions, charges or taxes not generally applicable to other portions of the Borough of Manhattan or the City of New York), but only if and to the extent not included within the definition of “Taxes” set forth in Subsection 19.02A above;

(x) telephone and stationery costs;

(xi) the cost of painting and otherwise decorating any non-tenant areas of the Building, and its plazas (if any) and sidewalks;

(xii) the cost of installing, maintaining and repairing art works, as well as holiday decorations, for the lobby and other public portions of the Building, and its plazas (if any) and sidewalks in a manner commensurate with Comparable Buildings;

(xiii) the cost of exterior and interior landscaping of non-tenant areas of the Land, the Building and its plazas (if any) and sidewalks;

(xiv) dues and fees paid to civic organizations and associations representing Landlord, or of which Landlord is a member, in the City of New York, provided that it is customary for landlords of Comparable Buildings to be members of such organizations and associations and to pass such costs through to their tenants as operating expenses;

(xv) franchise, license and similar fees and charges paid by Landlord to any governmental agency for the privilege of owning, leasing, operating, maintaining or servicing the Building or any of its equipment, property or appurtenances;

(xvi) management fees, or, if no managing agent is then employed by Landlord, an amount in lieu thereof which is not in excess of the then prevailing rates for management fees charged by leading third party managing agents (e.g., Jones Lang LaSalle, Cushman & Wakefield, CBRE or similar managing agents) for the management of Comparable Buildings;

(xvii) the cost or value, or the cost or value of the rental, together with the cost of installation, of any Building security or other system used in connection with life or property protection (including the cost, or the cost or value of the rental, of all machinery, electronic systems and other equipment comprising any part thereof), as well as the cost of the operation and repair of any such system;

(xviii) whether or not capitalized under generally accepted accounting principles (“GAAP”), costs for alterations to the Building made after the Base Operating Year by reason of any Legal Requirements first enacted after the Commencement Date or, if such Legal Requirements are in effect prior to the Commencement Date, only if Landlord’s obligation to comply with such Legal Requirements first arises after the Commencement Date, provided, however, such costs shall be amortized over their useful life as determined by GAAP (or if GAAP shall not be applicable, as reasonably determined by Landlord), together with an interest factor calculating using the Interest Rate in effect at the time any such cost is incurred, over the useful life thereof (until the cost of such alteration is amortized fully);

(xix) whether or not capitalized under GAAP, the cost of improvements, equipment or machinery installed (I) in lieu of a repair, determined in accordance with prudent real estate management practice or (II) for the purpose of reducing energy consumption or reducing Building Emissions Fines (subject, in each case, to the limitations set forth in Section 7.07 hereof) or reducing other Operating Expenses; provided, however, that such costs set forth in clause (II) herein shall be amortized over the shorter of (x) their useful life as determined under GAAP (or if GAAP shall not be applicable, as reasonably determined by Landlord), and (y) the Payback Period, with an interest factor calculated using the Interest Rate in effect at the time that any such cost is incurred; provided further, with respect to improvements, equipment or machinery installed (aa) in lieu of a repair, Operating Expenses shall include, solely in the Operating Year in which such improvement, equipment or machinery is installed, the cost of such improvement, equipment or machinery, provided, that such cost that may be included as part of Operating Expenses shall in no event exceed the cost of the applicable repair had it been performed (and no part of the cost of such improvement, equipment or machinery may be included as part of Operating Expenses in any future years), (bb) for the purpose of reducing Building Emissions Fines, Tenant shall not be required to pay any portion of the cost of such capital improvement that exceeds the Building Emissions Fine that Tenant would have had to pay with in such calendar year pursuant to the provisions of Section 7.07, and (cc) for the purpose of reducing energy consumption or reducing other Operating Expenses, Tenant shall not be required to pay more in any year on the basis of such amortized cost than Tenant would have actually paid for the applicable utility or the relevant component(s) of Operating Expenses that will be reduced or eliminated by such improvements, equipment or machinery, as applicable. The “Payback Period” means the length of time (expressed in months) obtained by multiplying (x) the quotient of (i) the aggregate costs of any such capital improvement, divided by (ii) the Annual Savings, times (y) twelve (12) (by way of example: if the aggregate costs of such capital improvement are $2,000,000 and the Annual Savings are $500,000, then the Payback Period for such capital improvement is forty-eight (48) months) ;

(xx) the cost of operating, maintaining and repairing any Amenity Space, and

(xxi) all other charges allocable to the repair, management, maintenance, replacement, restoration or operation of the Building in accordance with real estate accounting practices customarily used in Comparable Buildings.

F. The term “Labor Costs” shall mean any and all expenses incurred by Landlord or on Landlord’s behalf which shall be related to employment of personnel, including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and other similar taxes, Workers’ Compensation insurance, benefits, pensions, hospitalization, retirement plans and insurance (including group life and disability), uniforms and working clothes and the cleaning thereof, and expenses imposed on or on behalf of Landlord pursuant to any collective bargaining agreement relating to such employees. With respect to employees who are not employed on a full-time basis with respect to the Building, a pro rata portion of expenses allocable to the time any such employee is employed with respect to the Building shall be included in Labor Costs.

G. The term Operating Expenses shall not include the following items:

(i) depreciation and amortization (except with respect to the alterations, repairs, replacements, and/or improvements described in clauses (xviii) and (xix) of Subsection 19.02E above), including depreciation on, or amortization of, any fixed assets;

(ii) principal and interest payments and other costs incurred in connection with any financing or refinancing of the Building or any portion thereof (including, without limitation, pursuant to any Mortgage);

(iii) the cost of tenant improvements made primarily for, and tenant contributions paid to, any tenant (including Tenant), owner or occupant of the Building (including Landlord and its Affiliates);

(iv) legal fees, brokerage commissions, marketing, advertising and promotional expenses incurred in procuring any tenant (including Tenant) or occupants for the Building;

(v) costs of performing work or furnishing services for tenants, owners or occupiers of the Building (including Landlord and its Affiliates) to the extent that such work or service is in excess of any work or service Landlord is obligated to furnish to Tenant at Landlord’s expense;

(vi) the cost of (a) any electricity consumed in the Demised Premises (including, without limitation, in connection with the air handler units or VAVs (if any) therein) or in any other space in the Building demised, or any other utilities which are metered separately and charged directly to a tenant or occupant of the Building (including Landlord or its Affiliates), and (b) the cost of submeters installed by Landlord in the Demised Premises;

(vii) fees and costs (including, attorneys’ fees and disbursements) incurred in preparing leases or other occupancy agreements for tenants or occupants and/or in enforcing the terms of any lease or occupancy agreement;

(viii) any cost or expense to the extent Landlord is reimbursed therefor out of insurance proceeds or otherwise (or would have been reimbursed therefor by insurance had Landlord carried the insurance coverage required under this Lease), by a third party or Tenant (other than by means of operating expense reimbursement provisions contained in the leases of other tenants);

(ix) all costs and expenses of taking over or assuming the lease or occupancy agreement obligations of a tenant or occupant for such tenant’s or occupant’s premises in a location other than the Building and the costs and expenses of relocating such tenant or occupant to the Building, including, without limitation, any payments required to be made in connection with the termination of such lease or occupancy agreement pursuant to Article 31-B of the Tax Law of the State of New York or other similar statute;

(x) costs and expenses (including, without limitation, attorneys’ fees and costs of settlements, judgments and arbitration awards) arising from claims or disputes (x) in connection with tort, defamation or negligence litigation pertaining to Landlord, its Affiliates and/or the Building, or in connection with any such claims or disputes arising from Landlord’s or any of its Affiliates’ negligence or willful misconduct, (y) with lenders, any Overlandlord, any Mortgagee or tenants, and (z) the filing of a petition in bankruptcy by or against Landlord or its Affiliates;

(xi) costs incurred with respect to a sale of all or any portion of the Building or any interest therein or in any person or entity of whatever tier owning an interest therein and the cost of maintaining, organizing or reorganizing the entity that is the landlord under this Lease;

(xii) costs of alterations and improvements and other expenditures which are required to be capitalized under GAAP, unless permitted to be included in Operating Expenses under clauses (xviii) and (xix) of Subsection 19.02E above;

(xiii) any lease payments for equipment, the cost of which if purchased, pursuant to GAAP, would be specifically excluded as a capital improvement, unless same is permitted to be included in Operating Expenses under clauses (xviii) and (xix) of Subsection 19.02E above;

(xiv) costs incurred in connection with the acquisition or sale of air rights, transferable development rights, easements or other real property interests;

(xv) intentionally omitted;

(xvi) any rent, additional rent or other charge under any Underlying Lease (provided, however, that Landlord shall not be required to exclude from Operating Expenses any expense that would otherwise be includable in Operating Expenses pursuant to the terms of this Lease merely because Landlord’s obligation under any such Underlying Lease to incur such expense is characterized as a rental obligation under any such Underlying Lease; provided further, however, that any such included rental is not a late fee or similar interest charge, fine or penalty owing due to a late payment of such rental by Landlord);

(xvii) any fee or expenditures paid to any person affiliated with Landlord, but only if and to the extent the amount thereof exceeds the amount of fee or expenditures for similar services that would customarily be paid by owners of Comparable Buildings to third-party providers of such services on an arms-length basis;

(xviii) the cost of any (a) additions to or expansions of the Building that increase the leasable space in the Building, or (b) subtractions from or contractions of the Building that decrease the leasable space in the Building;

(xix) all costs of testing, surveying, remediating, removing or encapsulating asbestos and any other Hazardous Materials or substances in or about the Building;

(xx) interest, fines, penalties or other late payment charges paid by Landlord as the result of Landlord’s failure to make payments when due, except to the extent the same was incurred with respect to a payment, part or all of which, was the responsibility of Tenant hereunder and with respect to which Tenant did not make in a timely fashion or did not make at all unless required to be paid separately by Tenant;

(xxi) costs of withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act, except to the extent that such costs are offset by savings realized by Landlord in connection therewith;

(xxii) Taxes or any item expressly excluded from Taxes hereunder;

(xxiii) duplicative charges for the same item;

(xxiv) insurance premiums, but only if and to the extent that such premiums are being paid to obtain insurance or to cover risks not then customarily insured against by landlords of Comparable Buildings;

(xxv) costs attributable solely to areas of the Building that are available for the common use of tenants of the Building but not available to Tenant;

(xxvi) reserves for anticipated future expenses, bad debt loss or rent loss;

(xxvii) costs arising out of a violation of Legal Requirements (other than repair and maintenance costs not (I) caused or necessitated by Landlord’s willful or grossly negligent conduct or (II) otherwise reimbursed by insurance (or would have been reimbursed had Landlord carried the insurance required to be carried under this Lease)), this Lease or any other lease or other occupancy agreement for space in the Building, or of any Underlying Lease or from any Mortgagee, or other encumbrance on the Building not resulting from a default by Tenant under this Lease or another tenant of the Building under its lease;

(xxviii) costs for purchasing, replacing, insuring, restoring or leasing fine art or for temporary exhibitions thereof, except as set forth in clause (xii) of Subsection 19.02E above, and except that the cost of insuring, routine cleaning and routine maintenance of any such art or exhibitions within the common areas of the Building that are customarily paid by owners of Comparable Buildings may be included in Operating Expenses;

(xxix) costs associated with the operation of the business of the entity that constitutes Landlord or any Affiliate of Landlord, which costs are not directly related to the operation, management, maintenance and repair of the Building (including, by way of example, and without limitation, the formation of the entity, internal accounting and legal matters, preparation of tax returns and financial statements, costs of instituting or defending any lawsuits (including, without limitation, costs and legal fees incurred in enforcing leases against tenants, including Tenant), costs of selling, syndicating, financing, mortgaging or hypothecating any equity interest in the entity that is the Landlord), and costs of any disputes between: (A) Landlord and any Affiliate of Landlord; and/or (B) Landlord or any Affiliate of Landlord and their respective employees;

(xxx) transfer, gains, mortgage recording, inheritance, estate, succession, gift, corporation, unincorporated business, gross receipts, and profit taxes imposed upon Landlord;

(xxxi) dues to professional and lobbying associations other than those dues permitted to be included in Operating Expenses pursuant to Section 19.02E(xiv) above or contributions to political or charitable organizations;

(xxxii) costs and expenses incurred by Landlord to the extent resulting from Landlord’s or Landlord’s agents’, contractors’, employees’ or representatives’ negligence or willful misconduct (other than repair and maintenance costs not (I) caused or necessitated by Landlord’s willful or grossly negligent conduct or (II) otherwise reimbursed by insurance (or would have been reimbursed had Landlord carried the insurance required to be carried under this Lease)) or breach of Landlord’s obligations under this Lease, and costs and expenses in the nature of awards, judgments, penalties, fines, damages or settlements in connection therewith or in connection with the breach of Landlord’s obligations under any other lease in the Building;

(xxxiii) the cost of acquiring or replacing or installing any separate electrical meter or water meter that Landlord may provide to and for the particular benefit of any of the tenants in the Building other than Tenant; provided that if any such expense also generally benefits tenants leasing office space of the Building (as reasonably determined by Landlord), the portion of such expenses reasonably allocable to same (as reasonably determined by Landlord) shall be included in Operating Expenses;

(xxxiv) the cost of installing, operating and maintaining any specialty facility such as any an observatory, broadcasting facilities, luncheon club, athletic or recreational club, child care facility, auditorium, restaurant, cafeteria or dining facility, conference center or similar specialty facilities, but operating and maintenance costs therefor shall be excluded only if use of such specialty service is restricted and not available to all tenants of the Building other than for Convene and any other tenant or occupant of the retail portion of the Building;

(xxxv) Intentionally Omitted.

(xxxvi) costs of repairs or replacements incurred by reason of fire or other casualty or by the exercise of the right of eminent domain (other than (1) the amount of any commercially reasonable deductible relating to the repair or restoration of the Building to which Landlord is actually subject pursuant to the terms of its insurance policies, or (2) in the event Landlord self-insures, an amount not in excess of the amount which would have applied under clause (1) hereof in the event Landlord had carried the coverage in question with third-party carriers);

(xxxvii) any additional costs incurred by Landlord in connection with the operation or maintenance of the Building that are directly caused by the particular needs of a particular tenant or of Landlord or its Affiliates as occupants, which particular need is not a customary need of office tenants in Comparable Buildings and only to the extent such costs exceed those costs customarily spent for the operation and maintenance of Comparable Buildings to generally accommodate office tenants;

(xxxviii) costs incurred for travel and entertainment;

(xxxix) the cost of any alterations, additions, changes, replacements and improvements that are made solely in order to prepare space for occupancy by a new tenant; and

(xl) the cost of electricity furnished to the Demised Premises or any other space in the Building leased to tenants, and for which tenants are specifically billed in accordance with the terms of their leases;

H. The cost of any item that was included in Operating Expenses for the Base Operating Year and is no longer being incurred by Landlord by reason of the installation of a labor saving device or other capital improvement shall be deleted from Operating Expenses for the Base Operating Year in connection with the calculation of the Operating Expense Payment for all Operating Years from and after the Operating Year in which such installation occurs. For any Operating Year following the Base Operating Year, if a new service or expense, including a labor saving device or other capital improvement expense, is first included in Operating Expenses for such Operating Year, then, in connection with the calculation of the Operating Expense Payment for all Operating Years from and after the Operating Year in which such service or expense is first included, the Base Operating Year shall be retroactively adjusted to reflect what the Base Operating Year would have been if such service or expense had also been performed or included in the Base Operating Year.

I. If, during all or part of any Operating Year, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense hereunder) to portions of the Building due to the fact that (i) such portions are not occupied or leased, (ii) such item of work or service is not required or desired by the tenant of such portion, (iii) such tenant is itself obtaining and providing such item of work or service, or (iv) for any other reasonably similar reason, then, for the purposes of computing Operating Expenses, the amount for such item and for such period shall be deemed to be increased by an amount equal to the additional costs and expenses of furnishing such item of work or services to such portion of the Building or to such tenant.

J. In determining the amount of the Operating Expenses for any Operating Year (including the Base Operating Year), if less than all of the rentable square feet of the Building shall have been actually occupied at any time during such Operating Year, then the Variable Operating Expenses for such Operating Year (including the Base Operating Year) shall be grossed up to reflect the Variable Operating Expenses reasonably estimated to be incurred if all such rentable square feet had been actually occupied throughout such Operating Year (including the Base Operating Year). “Variable Operating Expenses” are Operating Expenses that vary based on the actual occupancy level of the Building.

Section 19.03.

A. (i) If, for any reason whatsoever (whether foreseen or unforeseen), the Taxes applicable with respect to any Tax Year shall be greater than the Taxes applicable with respect to the Base Tax Amount, then Tenant shall pay to Landlord as additional rent for each such Tax Year an amount equal to Tenant’s Proportionate Share of the amount by which the Taxes applicable with respect to such Tax Year exceeds the Base Tax Amount.

(ii) Within a reasonable time period after the issuance by the Taxing Authority of tax bills for Taxes payable for any Tax Year, Landlord shall submit to Tenant a statement (the “Tax Statement”) which shall indicate the amount, if any, required to be paid by Tenant as additional rent as in this Section provided. Alternatively, if, with respect to any Tax Year or installment due date thereof, Landlord shall believe that the Taxing Authority will not be issuing a tax bill for Taxes in a sufficiently timely manner so as to allow Landlord to receive the Tax Payment from Tenant in accordance with the provisions of Subdivision 19.03A(iii) below, then Landlord may render a Tax Statement to Tenant based on Landlord’s good faith estimate of the relevant Taxes, subject to adjustment within a reasonably prompt time period following the date that the Taxing Authority shall actually issue the tax bill(s) pertaining to such Taxes.

(iii) Tenant shall pay to Landlord, as additional rent, the amount set forth on such Tax Statement (the “Tax Payment”) in two (2) equal installments, with the first such installment due and payable on the June 1 immediately preceding the commencement of the Tax Year for which the Tax Statement is being rendered, and the second such installment due and payable on the immediately following December 1; provided, however, that if Landlord shall not have delivered a Tax Statement by May 20 immediately preceding the commencement of the Tax Year for which the Tax Statement is being rendered, then the installment of the Tax Payment otherwise due hereunder on the immediately following June 1 shall not be due until the thirtieth (30th) day after Landlord shall deliver said Tax Statement to Tenant. In the event that the Taxing Authority shall change the time for the payment, or number of installments, of Taxes, or if a Mortgagee shall require a periodic escrow payment on account thereof, the time when Tenant’s installments of the Tax Payment shall be due and payable to Landlord shall be similarly adjusted.

B. If, following the delivery of any Tax Statement, Landlord shall receive a refund of Taxes with respect to a Tax Year for which Tenant has paid any additional rent under the provisions of this Section 19.03, then Tenant’s Proportionate Share of the net proceeds of such refund, after deduction of reasonable legal fees, appraiser’s fees and other reasonable out-of-pocket expenses actually incurred by Landlord in obtaining reductions and refunds and collecting the same (and after deduction of such expenses for previous Tax Years occurring after the Base Operating Year that were not offset by tax refunds for such Tax Years) shall be applied and allocated to the periods for which the refund was obtained and, if Tenant shall not be in monetary or material non-monetary default of any of Tenant’s obligations under this Lease after notice shall have been given to Tenant (it being agreed, however, that, following Tenant’s cure of such default prior to the termination of this Lease, Landlord shall refund or credit such amounts as were previously withheld due to such default), Landlord shall refund or credit to Tenant an amount equal to Tenant’s Proportionate Share of the net proceeds of such refund. In no event shall any refund or credit due to Tenant hereunder exceed the sum paid by Tenant for such particular Tax Year. Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the Assessed Valuation of the Land or the Building, except that Landlord shall institute such or proceeding for every Tax Year during the Lease Term; provided that Landlord will have the right not to initiate such proceedings with respect to any particular year if Landlord’s accountants, tax attorneys or other tax professionals recommend not initiating such proceedings. In no event shall Tenant have the right to seek from the Taxing Authority any refund or reduction of Taxes.

C. If there shall be a reduction or refund of Taxes for either of the Tax Years utilized in computing the Base Tax Amount, Landlord shall furnish to Tenant a statement indicating the amount thereof, and all prior and future additional rent payments provided for in this Section 19.03 shall be recalculated accordingly. Any additional payment due for any Tax Year shall be made by Tenant within thirty (30) days after the furnishing to Tenant of the revised statement.

D. Tenant shall pay, before delinquency, all rent and occupancy taxes and all property taxes and assessments on the furniture, fixtures, equipment and other property of Tenant at any time situated on or installed in the Demised Premises, and on additions and improvements in the Demised Premises made or installed by Tenant subsequent to the Commencement Date, if any.

Section 19.04.

A. For each Operating Year after the Base Operating Year, any part of which shall occur during the Lease Term, Tenant shall pay an amount (the “Operating Expense Payment”) equal to Tenant’s Proportionate Share of the amount, if any, by which Operating Expenses for such Operating Year shall exceed the Operating Expenses for the Base Operating Year.

B. Landlord may furnish to Tenant, prior to the commencement of each Operating Year, an a written statement (an “Estimate Statement”) setting forth Landlord’s reasonable estimate of the Operating Expense Payment for such Operating Year (the “Estimated Payment”). Tenant shall pay to Landlord on the first day of each month during such Operating Year, an amount equal to 1/12th of such estimate of the Estimated Payment for such Operating Year. If Landlord shall not furnish any such Estimate Statement for an Operating Year or if Landlord shall furnish any such Estimate Statement for an Operating Year subsequent to the commencement thereof, then (A) until the first day of the month following the month in which such Estimate Statement is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section in respect of the last month of the preceding Operating Year; (B) after such Estimate Statement is furnished to Tenant, Landlord shall reasonably promptly notify Tenant whether the installments of the Operating Expense Payment previously made for such Operating Year were greater or less than the Estimated Payments, and (x) if there is a deficiency, Tenant shall pay the amount thereof to Landlord within thirty (30) days after written demand therefor, or (y) if there is an overpayment, Landlord shall, refund to Tenant the amount thereof within 30 days after such determination; and (C) on the first day of the month following the month in which such Estimate Statement is furnished to Tenant and monthly thereafter throughout such Operating Year Tenant shall pay to Landlord an amount equal to 1/12th of the Operating Expense Payment shown on such Estimate Statement. Landlord may, during each Operating Year, furnish to Tenant a revised Estimate Statement for such Operating Year, and in such case, the Operating Expense Payment for such Operating Year shall be adjusted and paid or refunded as the case may be, substantially in the same manner as provided in the preceding sentence.

C. Within 180 days after each Operating Year, Landlord shall furnish to Tenant an annual Operating Statement (the “Annual Statement”) for such Operating Year. If the Annual Statement shows that the Estimated Payment (or other payments) for such Operating Year exceeds the Operating Expense Payment which should have been paid for such Operating Year, then Landlord shall refund to the amount thereof within 30 days after the date of delivery of the Annual Statement; if the Annual Statement for such Operating Year shows that the Estimated Payment for such Operating Year was less than the Operating Expense Payment (or other payments) which should have been paid for such Operating Year, Tenant shall pay the amount of such deficiency to Landlord within 30 days after receipt of the Annual Statement.

D. Each Annual Statement shall be conclusive and binding upon Tenant unless, within one hundred eighty (180) days after receipt thereof, Tenant shall give Landlord notice (the “Operating Dispute Notice”) that Tenant disputes the correctness of the Annual Statement, specifying the particular respects in which the Annual Statement is claimed to be incorrect. Tenant recognizes and agrees that Landlord’s books and records (and those of Landlord’s agents) with respect to the operation of the Land and the Building are confidential, and that Tenant shall have no right to inspect the same except as otherwise provided in the immediately following sentence. Within said 180-day period, Tenant may request in writing an appointment to examine Landlord’s books and records with respect to Operating Expenses (such reviews, an “Audit”) in order to verify the accuracy of the relevant Annual Statement, in which case Landlord shall allow Tenant’s certified public accountant, lease audit firm or employees to conduct such examination during Business Hours, within ten (10) Business Days after Landlord’s receipt of said request, provided that Tenant’s certified public accountant, lease audit firm or employees shall use commercially reasonable efforts to minimize any interference to Landlord’s business operations during the course of such examination. Tenant shall not disclose (and shall require Tenant’s certified public account or employees not to disclose) to any third party any information obtained in the course of such examination, except if and to the extent required by a court of competent jurisdiction, arbiter or in connection with any other proceeding. Tenant shall have the right to audit the Operating Expenses for the Base Operating Year.

(i) If Tenant shall have timely delivered the Operating Dispute Notice to Landlord, and the parties shall not be able to resolve such dispute within sixty (60) days thereafter, or longer if Landlord and Tenant are then negotiating then, provided that Tenant shall have theretofore paid to Landlord the amount shown to be due to Landlord on the disputed Annual Statement, either party may refer the decision of the issue raised to a reputable, independent firm of certified public accountants selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusive and binding upon the parties. If the parties cannot agree on such independent firm of certified public accountants, such matter can be submitted to Expedited Arbitration in accordance with the provisions of Subsection 11.04B above. The fees and expenses involved in such decision shall be borne by the unsuccessful party (and if both parties are partially unsuccessful, the accountants shall apportion the fees and expenses between the parties based on the degree of success of each party). Tenant agrees that, notwithstanding any such dispute (and pending resolution thereof), Tenant shall timely pay to Landlord in full the amount shown to be due to Landlord on the disputed Annual Statement. If such dispute is resolved in Tenant’s favor, Landlord shall either reimburse Tenant for any overpayment or credit the amount of such overpayment against the next monthly installment of Fixed Rent payable under this Lease (except that, at the expiration of the Lease Term, any such unpaid amounts shall be paid by Landlord to Tenant within thirty (30) days of such resolution). If such dispute is resolved in Tenant’s favor (whether by agreement of the parties, by the independent accounting firm, Expedited Arbitration, or otherwise) and it is determined or otherwise agreed to by Landlord and Tenant that Tenant was overbilled on an Annual Statement by more than the Dispute Threshold, then Landlord shall either reimburse Tenant (within thirty (30) days after such determination or agreement) for all of Tenant’s reasonable out-of-pocket costs and expenses incurred in connection with the Audit and the resolution of the dispute (including reasonable out-of-pocket fees paid or payable by Tenant to any attorneys, accountants or consultants engaged solely in connection with such Audit and dispute) or credit the amount of such costs and expenses against the next monthly installment of Fixed Rent payable under this Lease. For purposes hereof, the “Dispute Threshold” shall mean five percent (5%) of the Operating Expenses for the Operating Year in question

Section 19.05. Nothing contained in this Article 19 or any other provision of this Lease concerning the payment of additional rents shall be construed so as to reduce the Fixed Rent below the amount set forth in Section 1.01, plus any increases therein pursuant to any provision of this Lease.

Section 19.06. If there shall be a reduction of the area of the Demised Premises either due to a partial taking thereof by eminent domain or due to subsequent agreement of the parties or if the area of the Demised Premises shall be increased, then (i) Tenant’s Proportionate Share of increases of Taxes thereafter payable by Tenant under Subsection 19.03A, and (ii) Tenant’s Proportionate Share of increases in Operating Expenses thereafter payable by Tenant under Subsection 19.04A, shall, except as may otherwise be expressly agreed in writing by the parties, be increased or decreased on the basis of the ratio between the Rentable Square Feet in the Demised Premises before and after said increase or decrease in area.

Section 19.07. Any payments due hereunder for any period of less than a full Tax Year or Operating Year at the commencement or end of the Lease Term shall be equitably prorated. In the event of any change in the fiscal period constituting a Tax Year, Taxes levied during any transitional period shall be added to the first subsequent Tax Year for purposes of Section 19.03. Any delay or failure by Landlord to render any statement under the provisions of this Article 19 shall not prejudice Landlord’s right hereunder to render such statement for prior or subsequent periods, provided that the statement is delivered within two (2) years following the end of the Tax Year or Operating Year in question (it being agreed that such statement may not be delivered after such 2-year period, unless the reason for the delay in rendering a final bill relating to Operating Expenses or Taxes, as the case may be, is attributable to the failure of any governmental (or quasi-governmental) authority or by any utility company imposing such bill to provide relevant information to Landlord in respect of such bill, in which case Landlord shall provide the applicable bill within thirty (30) days following receipt of such information). Any delay or failure by Landlord in making any request or demand for any amount payable by Tenant pursuant to the provisions of this Article 19 shall not constitute a waiver of, or in any way diminish, the continuing obligation of Tenant to make such payment. Except as otherwise provided in Subsection 19.04D above, all statements rendered by

Landlord pursuant to the provisions of this Article 19 shall be deemed final and conclusive as to Tenant, unless, within one hundred eighty (180) days following rendition of any such statement, Tenant shall, in good faith and with specificity, notify Landlord that such statement contains mathematical error. Tenant agrees that, notwithstanding any dispute as to the correctness of a statement (and pending resolution of such dispute), Tenant shall timely pay to Landlord in full the amount shown to be due to Landlord on the disputed statement. If such dispute is resolved in Tenant’s favor, Landlord shall either reimburse Tenant for any overpayment or credit the amount of such overpayment against the next monthly installment of Fixed Rent payable under this Lease. The obligations of Landlord and Tenant with respect to any payment required pursuant to the provisions of this Article 19 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 20

ELECTRICITY

Section 20.01.

A. (i) Subject to the provisions of this Article 20 and other provisions of this Lease, Landlord shall furnish electricity for use in the Demised Premises for normal business office purposes, making available to the core electrical closet(s) serving the Demised Premises a capacity (the “Existing Capacity”) equal to the capacity existing as of the Commencement Date but in no event less than six (6) watts per usable square foot, demand load, exclusive of HVAC and electricity to the kitchen areas. Tenant’s use and consumption of electricity shall not exceed the Existing Capacity, nor shall Tenant use any electrical equipment which, in Landlord’s sole but reasonable judgment, would exceed the Existing Capacity; provided that Tenant shall in all events be permitted to utilize all equipment that Tenant shall be utilizing in the Demised Premises as of the date hereof and the same shall be deemed not to exceed the Existing Capacity. In the event that, in Landlord’s sole but reasonable judgment, Tenant’s electrical requirements exceed the Existing Capacity (subject to the provisions of the preceding sentence), Landlord shall so notify Tenant of same and Tenant shall immediately cease such usage. Landlord shall not be liable to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service shall be changed or shall no longer be available or suitable for Tenant’s requirements, subject to the provisions of Subsection 6.02B. Notwithstanding anything to the contrary contained herein, Landlord shall not reduce or diminish in any way the capacity of electricity available in any portion of the Demised Premises as of the Commencement Date for so long as Scholastic remains the tenant in such portion of the Demised Premises, subject to the provisions of Subsection 20.01B below. The amount to be charged to Tenant for electricity shall be determined on the basis of Landlord’s total actual cost for purchasing electricity (including all sales tax, rate adjustment charges, sewer rents and any other factors used by the utility and/or governmental agency furnishing same) (“Landlord’s Electricity Cost”) plus a three percent (3%) administrative charge.

(ii) Landlord and Tenant acknowledge that electricity to the Demised Premises and the Transition Space shall be measured by a submeter existing as of the Commencement Date (the “Existing Submeter”), which Existing Submeter also measures electricity used by other space within the Building. Landlord shall, by the date that is the earlier of (x) nine (9) months after the date hereof, and (y) the date on which a Third Party Occupant occupies all or a portion of floors three (3) through five (5) of the Building for the conduct of business (the earlier of such dates, the “Submeter Installation Target Date”), install a submeter or submeters (collectively, the “Demised Premises Submeter”) to measure Tenant’s usage of electricity within the Demised Premises and the Transition Space (“Tenant Electricity”). Commencing on the Commencement Date and ending on the Submeter Installation Target Date, Tenant shall pay to Landlord for Tenant Electricity an amount equal to ninety percent (90%) of Landlord’s Electricity Cost as measured by the Existing Submeter, plus a three percent (3%) administrative charge. Landlord may, at any time (but not more often than monthly), render bills for Tenant’s electric consumption.

Tenant shall pay all amounts shown on said bills to Landlord, as additional rent, within thirty (30) days following the date that such bills shall have been rendered. Landlord shall Repair the Existing Submeter or the Demised Premises Submeter, as applicable, during the Lease Term. If Landlord fails to install the Demised Premises Submeter by the Submeter Installation Target Date, Landlord shall charge Tenant electricity on a “rent inclusion” basis, that is, there shall be no separate charge to Tenant for such electric current by way of measuring such electricity service on any meter or submeter and in consideration thereof, Tenant shall pay, as additional rent, an electricity charge of $2.00 per rentable square foot of the Demised Premises, until the date on which such Demised Premises Submeter shall have been installed.

B. Landlord may, from time to time, change the method of providing electricity to the Demised Premises, or may discontinue furnishing electricity to the Demised Premises if Landlord complies with the provisions of this Section 20.01B. If required by any Legal Requirement or the utility company furnishing electricity to the Building, Landlord may discontinue furnishing electricity to the Tenant provided that Landlord gives not less than ninety (90) days’ notice (or such shorter period as required by the applicable Legal Requirement or the utility company) to Tenant of such change. Landlord agrees that Landlord shall also discontinue the furnishing of electricity to other office tenants in the Building to the extent required by applicable Legal Requirements or the utility company in the same manner as provided herein with respect to Tenant. This Lease shall continue in full force and effect and unaffected thereby, except that from and after the effective date of such discontinuance Tenant shall not be required to pay Landlord for electricity in accordance with this Article 20. If Landlord so discontinues furnishing electricity to Tenant, Tenant shall promptly use diligent efforts to obtain electric energy directly from the utility furnishing electric service to the Building. The costs of such service shall be paid by Tenant directly to such utility. Such electricity may be furnished to Tenant by means of the existing electrical facilities serving the Demised Premises, at no charge, to the extent the same are available, suitable and safe for such purposes as determined by Landlord on a non-discriminatory basis with respect to Tenant. All meters and all additional panel boards, switches, feeders, riser, wiring and other conductors and equipment which may be required to obtain electricity shall be installed by Landlord and the cost thereof, including the cost and expense of all work required in connection with such installations shall be borne equally by Landlord and Tenant. Provided Tenant shall use and continue to use diligent efforts to obtain electric energy directly from the utility, Landlord, to the extent permitted by applicable Legal Requirements, shall not discontinue furnishing electricity to the Demised Premises until such installations have been made and Tenant shall be able to obtain electricity directly from the utility.

Section 20.02. Any payments due hereunder for less than a calendar year at the commencement or end of the Lease Term shall be equitably prorated. Any delay or failure by Landlord to render any bills or statements under the provisions of this Article 20 shall not prejudice Landlord’s right thereunder to render such bills or statements for prior or subsequent periods, provided that the statement is delivered within two (2) years following the end of the calendar year in which the relevant charges were incurred or otherwise payable. Any delay or failure by Landlord in making any request or demand for any amount payable by Tenant pursuant to the provisions of this Article 20 shall not constitute a waiver of, or in any way diminish, the continuing obligation of Tenant to make such payment. The obligations of Tenant with respect to any payment or increase pursuant to the provisions of this Article 20 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 21

BROKER

Section 21.01. Tenant and Landlord each represents and warrants to the other that the representing party has not employed, dealt or negotiated with any broker in connection with this Lease, and each party shall indemnify, protect, defend and hold the other harmless from and against any and all liability, damage, cost and expense (including reasonable attorneys’ fees and disbursements) arising out of any claim for a fee or commission by any broker or other party in connection with this Lease who claims to have dealt with the representing party.

ARTICLE 22

SUBORDINATION; NON-DISTURBANCE

Section 22.01.

A. Subject to the provisions of Section 22.06 below, this Lease and all of Tenant’s rights hereunder, including Tenant’s rights under Section 27.01, are and shall be subject and subordinate to (i) every Underlying Lease, the rights of the Overlandlord or Overlandlords under each Underlying Lease, all mortgages heretofore or hereafter placed on or affecting any Underlying Lease, alone or with other property, and to all advances heretofore or hereafter made under any such leasehold mortgage, and to all renewals, modifications, consolidations, replacements, substitutions, spreaders, additions and extensions of any such leasehold mortgage, and (ii) any condominium plan or declaration now or hereafter affecting the Building, and any other instruments or rules and regulations promulgated in connection therewith, and (iii) any reciprocal easement agreements or any other easements now or hereafter affecting the Building, and (iv) any Mortgage hereafter affecting the real property of which the Demised Premises form a part or any part or parts of such real property, or such real property and other property, and to each advance made or hereafter to be made under any such Mortgage and to all renewals, modifications, consolidations, replacements, substitutions, spreaders, additions and extensions of any such Underlying Lease or Leases and/or Mortgages.

Section 22.02. This Lease may be conditionally or otherwise assigned as collateral security by Landlord to a Mortgagee, which assignment may provide that, without Mortgagee’s prior written consent, Tenant and Landlord shall not (i) pay or accept the rent or additional rent under the terms of this Lease for more than one month in advance of the due date of such rent or additional rent, or (ii) enter into an agreement to amend or modify this Lease if there shall be an unexpired term of more than one (1) year thereunder, or (iii) voluntarily surrender the Demised Premises except pursuant to an express provision of this Lease, terminate this Lease or accelerate the Lease Term without cause, or (iv) authorize the Tenant to assign this Lease or sublet the Demised Premises or any part thereof except in the manner provided under the terms of this Lease. Any agreement by Landlord to make, perform or furnish any capital improvements or services not related to the possession or use of the Demised Premises by Tenant shall not be binding on any Mortgagee in the event of foreclosure or in the event that a Mortgagee enters upon the Demised Premises pursuant to any security instrument in connection with the mortgage loan. Regardless of whether and to what extent Landlord may have an obligation in connection therewith, until a Mortgagee or such Mortgagee’s successor (as the case may be) shall take actual possession of the Building, such Mortgagee and such Mortgagee’s successor shall not be responsible for any improvements, covenants, contractual obligations or services which Landlord has agreed to make, furnish or perform for Tenant under the terms of this Lease, or for the control, care or management of the Building or any waste committed on the Building by any tenant, or for any dangerous or defective condition of the Building resulting in loss or injury or death to any tenant, licensee or stranger. As of the date hereof, no security deposited by Tenant has been transferred to any Mortgagee, who will assume no liability for any security so deposited unless and until such Mortgagee demands the transfer of said security and assumes responsibility therefor. The provisions of this Section 22.02 shall be subject to any SNDA then in effect.

Section 22.03. Subject to the provisions of Section 22.06 below, Tenant agrees that, unless a Mortgagee shall elect otherwise in the case of a foreclosure of such Mortgage, or unless the Overlandlord of an Underlying Lease to which this Lease is subordinate shall elect otherwise in the case of a cancellation or a termination of such Underlying Lease, neither the cancellation nor termination of any Underlying Lease, nor any foreclosure of a Mortgage affecting the Land, Building, an Underlying Lease or the Demised Premises, nor the institution of any suit, action, summary or other proceeding against Landlord herein or any successor landlord, shall by operation of law or otherwise result in cancellation or termination of this Lease or the obligations of Tenant hereunder, and upon the request of the Overlandlord of such Underlying Lease, or the holder of such Mortgage, or the purchaser at a sale in foreclosure of such Mortgage, or other person who shall succeed to the interests of Landlord (which such Overlandlord, holder, purchaser or other person is hereafter in this Section referred to as “such successor-in-interest”), Tenant covenants and agrees to attorn to such successor-in-interest and recognize such successor-in-interest as the landlord under this Lease. Tenant further waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the Demised Premises in the event any Underlying Lease terminates or any such mortgage is foreclosed or any such proceeding is brought by any Overlandlord or the holder of any such mortgage. The provisions of this Section 22.03 shall be subject to any SNDA then in effect.

Section 22.04. Intentionally Omitted.

Section 22.05. If a Mortgagee or prospective mortgagee or Overlandlord or prospective Overlandlord shall request modifications to this Lease, Tenant shall not unreasonably withhold, delay or defer Tenant’s consent thereto, provided that such modifications shall not increase the obligations of Tenant hereunder or reduce the rights of Tenant hereunder or adversely affect the leasehold interest hereby created.

Section 22.06. Notwithstanding anything to the contrary contained in this Article 22 (but subject to the provisions of this Section 22.06), this Lease shall not be subject or subordinate to any hereafter placed Mortgage or Underlying Lease, unless Tenant shall receive a “non-disturbance” agreement from the holder of any Mortgage hereafter encumbering the Land and/or the Building or from the Overlandlord of any Underlying Lease hereafter affecting the Land and/or the Building, in such form as may be required by any such Mortgagee or Overlandlord (provided that the same shall be reasonably acceptable to Tenant), which shall provide in substance that, so long as Tenant is not in default with respect to any of Tenant’s obligations under this Lease after notice and the expiration of the applicable cure period: (a) Tenant shall not be joined as a party defendant (unless required by applicable law) (i) in any action or proceeding which may be instituted or taken by any Overlandlord for the purpose of terminating the Underlying Lease by reason of any default thereunder, or (ii) in any foreclosure action or proceeding which may be instituted by any Mortgagee, and (b) Tenant shall not be evicted from the Demised Premises, nor shall Tenant’s leasehold estate or right to possession of the Demised Premises be terminated or disturbed, by reason of any default under any Underlying Lease or Mortgage. Any non-disturbance agreement may also provide that Tenant will, at the option of any Mortgagee or the Overlandlord under any Underlying Lease, either (x) attorn to such Mortgagee or Overlandlord and perform for such Mortgagee’s or Overlandlord’s benefit all of the terms, covenants and conditions to be performed by Tenant under this Lease, or (y) enter into a new lease with the Overlandlord under the Underlying Lease or any Mortgagee or their respective successors or assigns for the balance of the Lease Term on the same terms and conditions as are contained in this Lease. If Tenant shall not execute and deliver to a Mortgagee or Overlandlord (as the case may be) such non-disturbance, recognition and attornment agreement within twenty (20) days after delivery of the same to Tenant, then this Lease and all of Tenant’s rights hereunder shall nonetheless be subject and subordinate to the relevant Mortgage or Underlying Lease. Landlord shall have no liability to Tenant if Tenant shall not receive a non-disturbance agreement, nor shall the same relieve or release Tenant from any of the obligations of Tenant under this Lease.

ARTICLE 23

ESTOPPEL CERTIFICATE

Section 23.01. At any time and from time to time before or during the Lease Term, Tenant shall, within ten (10) Business Days after request by Landlord, execute, acknowledge and deliver to Landlord a statement in writing addressed to Landlord and/or to such other party(ies) as Landlord may designate: (i) certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) stating the dates to which the Fixed Rent, additional rent and other charges have been paid, (iii) stating whether or not, to the best knowledge of the signer of such certificate, there exists any default by either party in the performance of any covenant, agreement, term, provision or condition contained in this Lease, and, if so, specifying each such default of which the signer may have knowledge, (iv) setting forth the names and addresses of the shareholders of Tenant (if Tenant shall be a corporate entity) and their holdings, and (v) setting forth such other information as Landlord may reasonably request concerning this Lease; it being intended that any such statement delivered pursuant to this Section 23.01 may be relied upon by Landlord or by a purchaser of Landlord’s interest, and by any mortgagee, or prospective mortgagee, of any mortgage affecting the Building or the Land, or both, and by any Overlandlord or prospective Overlandlord under any Underlying Lease affecting the Land or Building, or both, and by any mortgagee or prospective mortgagee of any Underlying Lease. Failure by Tenant to comply with the provisions of this Section 23.01 shall constitute a waiver by Tenant of any defaults on Landlord’s part under this Lease and a waiver of enforceability by Tenant of any modification of this Lease, as against any person above described entitled to rely upon such statement, but without limiting any rights and remedies available to Landlord by reason of such failure.

Section 23.02. Landlord agrees, in connection with any proposed assignment of this Lease or subletting of the entire Demised Premises by Tenant or a financing or sale of Tenant’s business, upon not less than ten (10) Business Days prior notice by Tenant, to execute, acknowledge and deliver to Tenant a statement in writing addressed to Tenant: (i) certifying that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth, to the best knowledge of Landlord (but without having made any independent investigation), the date to which the Fixed Rent and Recurring Additional Rent have been paid, and (iii) stating whether or not, to the best knowledge of Landlord (but without having made any independent investigation), Tenant is in default under the Lease, and, if Tenant is in default, identifying all such defaults and setting forth such other information as Tenant may reasonably request concerning this Lease.

ARTICLE 24

LEGAL PROCEEDINGS

Section 24.01. If Tenant or Landlord shall bring any action or suit for any relief against the other, declaratory or otherwise, arising out of this Lease or Tenant’s occupancy of the Demised Premises, the parties hereto agree to and hereby waive any right to a trial by jury.

Section 24.02. This Lease shall be governed in all respects by the laws of the State of New York. Each of Landlord and Tenant hereby specifically and irrevocably consents and submits to the jurisdiction of any federal, state, county or municipal court sitting in the State of New York in any action or proceeding arising out of this Lease and/or the use and occupancy of the Demised Premises. If Tenant at any time during the Lease Term shall not be a New York partnership, a New York corporation or otherwise qualified to do business in New York State, Tenant shall designate, in writing, an agent located in New York County (together with such agent’s address) for service under the laws of the State of New York for the entry of a personal judgment against Tenant. Tenant, by notice to Landlord, shall have the right to change Tenant’s designation of such agent, provided that at all such times there shall be an agent in New York County for such service. In the event of any revocation by Tenant of such agency, such revocation shall be void and have no force or effect unless and until a new agent shall have been designated for service and Tenant shall have notified Landlord thereof (together with such new agent’s address). If any such agency designation shall require a filing in the office of the Clerk of the County of New York, the same shall be promptly accomplished by Tenant, at Tenant’s expense, and a certified copy thereof shall thereupon be transmitted by Tenant to Landlord.

ARTICLE 25

SURRENDER

Section 25.01. Tenant shall, at the expiration or sooner termination of the Lease Term (either, as applicable, being referred to herein as the “Surrender Date”), quit and surrender to Landlord the Demised Premises, broom clean and in the condition required under this Lease, reasonable wear and tear excepted, and shall surrender all keys for the Demised Premises and the Below-Grade Space to Landlord at Landlord’s address for notices, and shall inform Landlord of all combinations of locks, safes and vaults, if any, located (and permitted by Landlord to remain) in the Demised Premises and the Below-Grade Space. Except as otherwise expressly provided elsewhere in this Lease, Tenant shall, on the Surrender Date, remove all of Tenant’s personal property and all Specialty Alterations that Tenant is obligated to remove pursuant to the provisions of Section 5.06 hereof from the Demised Premises and the Below-Grade Space and shall repair any damage to the Demised Premises and the Below-Grade Space caused by the installation and/or removal of such property and Specialty Alterations. Any or all of such property and Specialty Alterations not so removed shall, at Landlord’s option, become the exclusive property of Landlord or be disposed of by Landlord, at Tenant’s reasonable cost and expense, without further notice to or demand upon Tenant, and without any liability to Tenant, in connection therewith.

Section 25.02.

A. If any floor of the Demised Premises or the Below-Grade Space, as the case may be, shall not be surrendered when aforesaid (it being agreed and understood that, any floor shall be deemed surrendered when Tenant shall have vacated such floor even if any of Tenant’s property and/or Alterations shall remain, provided that Tenant shall have delivered a notice to Landlord advising Landlord that Tenant has vacated the Demised Premises (or any applicable floor), which notice may be sent via email to Landlord), Tenant shall pay to Landlord as use and occupancy with respect to such floor for each month or fraction thereof during which Tenant continues to occupy such floor of the Demised Premises or the Below-Grade Space, as the case may be, from and after the Surrender Date (the “Continued Occupancy Period”) an amount of money (the “Occupancy Payment”) equal to: (i) for the first (1st) month of any such Continued Occupancy Period, one hundred twenty-five (125%) percent of one-twelfth (1/12th) of the annual Fixed Rent and Recurring Additional Rent due or payable by Tenant with respect to such floor during the twelve (12) months immediately preceding the Surrender Date; (ii) for each of the second (2nd) through fifth (5th) months of any such Continued Occupancy Period, one hundred fifty (150%) percent of one-twelfth (1/12th) of the annual Fixed Rent and Recurring Additional Rent due or payable by Tenant during the twelve (12) months immediately preceding the Surrender Date, and (iii) thereafter, two hundred (200%) percent of one-twelfth (1/12th) of the annual Fixed Rent and Recurring Additional Rent due or payable by Tenant during the twelve (12) months immediately preceding the Surrender Date. Tenant shall make the Occupancy Payment, without notice or previous demand therefor, on the first day of each and every month during the Continued Occupancy Period. With respect to Tenant’s failure to vacate any space that is licensed to Tenant pursuant to this Lease, the reference in the definition of “Occupancy Payment” to “Fixed Rent” and “Recurring Additional Rent” shall be deemed to refer to the license fee payable with respect to said licensed space.

B. In addition to the Occupancy Payment payable per Subsection 25.02A, Tenant shall also indemnify and hold Landlord harmless from and against any and all cost, expense, damage, claim, loss or liability resulting from any delay or failure by Tenant in so surrendering the Demised Premises, including, without limitation, any consequential damages suffered by Landlord and any claims made by any succeeding tenant or occupant founded on such delay or failure, and any and all reasonable attorneys’ fees, disbursements and court costs incurred by Landlord in connection with any of the foregoing; provided that Tenant shall only be liable for any consequential damages suffered by Landlord from and after the Damages Date. For the purposes hereof, the term “Damages Date” shall mean the one hundred twentieth (120th) day after Landlord shall have delivered a notice to Tenant to the effect that Landlord has negotiated a final letter of intent or entered into a signed lease or other occupancy agreement with a third party for all or a portion of the Demised Premises, it being agreed that Landlord may not deliver such notice earlier than thirty (30) days prior to the Surrender Date.

C. The receipt and acceptance by Landlord of all or any portion of the Occupancy Payment shall not be deemed a waiver or acceptance by Landlord of Tenant’s breach of Tenant’s covenants and agreements under this Article 25, or a waiver by Landlord of Landlord’s right to institute any summary holdover proceedings against Tenant, or a waiver by Landlord of Landlord’s rights to enforce any of Landlord’s rights, or pursue any of Landlord’s remedies against Tenant in such event as provided for in this Lease or under law.

Section 25.03. It is expressly understood and agreed that there can be no extension of the Lease Term unless said extension is reduced to writing and agreed to by Landlord and Tenant. No verbal statement or unsigned writing shall be deemed to extend the Lease Term, and Tenant hereby agrees that any improvements Tenant shall make to the Demised Premises in reliance upon any extension of the Lease Term given verbally or by an unsigned writing shall be at Tenant’s peril.

Section 25.04. Tenant expressly waives, for itself and for any person claiming by, through or under Tenant, any rights which Tenant or any such persons may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules, and of any successor law of like import then in force, in connection with any summary holdover proceedings which Landlord may institute to enforce the provisions of this Article 25.

Section 25.05. Each and every one of Tenant’s obligations set forth in this Article 25 shall survive the expiration or other termination of the Lease Term.

ARTICLE 26

RULES AND REGULATIONS

Section 26.01. Tenant and all Persons Within Tenant’s Control shall faithfully observe and comply with: (i) all of the rules and regulations set forth in Exhibit “F” (including Exhibit “F-1”) annexed hereto and made a part hereof, and (ii) such additional rules and regulations as Landlord may, at any time or from time to time hereafter, reasonably make and communicate in writing to Tenant, which, in the reasonable judgment of Landlord, shall be necessary or desirable for the reputation, safety, care or appearance of the Building and the Building Systems, or the preservation of good order therein, or the operation or maintenance of the Building and Building Systems, or the comfort of tenants or others in the Building (collectively, the “Rules and Regulations”). In the case of any conflict between the provisions of this Lease and any such rules or regulations, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, or by any other tenant’s servants, employees, agents, visitors, invitees, subtenants or licensees. In the event that Tenant shall dispute the reasonableness of any additional rule or regulation hereafter made or adopted by Landlord or Landlord’s agents, the parties hereto agree to submit the question of the reasonableness of such rule to Expedited Arbitration in accordance with the provisions of Subsection 11.04B above. Landlord will enforce the Rules and Regulations in a non-discriminatory manner.

ARTICLE 27

PERSONS BOUND

Section 27.01. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and inure to the benefit of the respective heirs, distributees, executors, administrators, successors, assigns and legal representatives of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 10 shall operate to vest any rights in any successor, assignee or legal representative of Tenant, and that the provisions of this Article 27 shall not be construed as modifying the conditions of limitation contained in Articles 14 and 15. The term “Landlord” as used in this Lease shall mean the Landlord at the particular time in question, and it is agreed that the covenants and obligations of Landlord under this Lease shall not be binding upon Landlord herein named or any subsequent landlord with respect to any period subsequent to the transfer of its interest under this Lease by operation of law or otherwise. In the event of any such transfer, the transferee shall be deemed to have assumed (subject to this Article 27) the covenants and obligations of Landlord under this Lease, and Tenant agrees to look solely to the transferee for the performance of the obligations of Landlord hereunder, but only with respect to the period beginning with such transfer and ending with a subsequent transfer of such interest. A lease of Landlord’s interest shall be deemed a transfer within the meaning of this Article 27.

Section 27.02.

A. Notwithstanding anything to the contrary provided or implied elsewhere in this Lease, Tenant agrees that there shall be no personal liability on the part of Landlord arising out of any default by Landlord under this Lease, and that Tenant (and any person claiming by, through or under Tenant) shall look solely to the interest of Landlord in and to the Land and the Building and/or the leasehold estate of Landlord therein (if applicable) (and in the and the rents, proceeds and profits therefrom (as well as any net sale, financing (of whatever type) and condemnation proceeds, arising therefrom)) for the enforcement and satisfaction of any defaults by Landlord hereunder, and that Tenant shall not enforce any judgment or other judicial decree requiring the payment of money by Landlord against any other property or assets of Landlord, and at no time shall any other property or assets of Landlord, or of Landlord’s principals, partners, members, shareholders, directors or officers, be subject to levy, execution, attachment or other enforcement procedure for the satisfaction of Tenant’s (or such person’s) remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Demised Premises; such exculpation of personal liability to be absolute and without any exception.

B. Notwithstanding anything to the contrary contained in this Lease, Landlord, for itself and its successors and assigns, agrees that no incorporator of Tenant, subscriber to Tenant’s capital stock, shareholder, employee, agent, officer or director, past, present or future, of any corporation, or any partner, member or joint venturer of any partnership, limited liability company or joint venture that shall be Tenant hereunder shall have any personal liability for satisfaction of any claim or demand of whatsoever nature under or with respect to this Lease and no recourse shall be had by Landlord against any of the foregoing for the satisfaction of Landlord’s (or such person’s) remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Demised Premises.

ARTICLE 28

NOTICES

Section 28.01. In order for the same to be effective, each and every notice, request or demand permitted or required to be given by the terms and provisions of this Lease, or by any Legal Requirement, either by Landlord to Tenant or by Tenant to Landlord (any of the foregoing being referred to in this Article 28 as a “Notice”), shall be given in writing, in the manner provided in this Section 28.01, unless expressly provided otherwise elsewhere in this Lease. All Notices shall be delivered by hand or by a nationally recognized overnight courier, and shall be deemed to have been delivered on the date of receipt thereof (or the date that such receipt is refused, if applicable).

A. In the case of Notices given to Landlord, any such Notice shall be addressed as follows: ESRT 555-557 Broadway, L.L.C., c/o ESRT Management, L.L.C., 111 West 33rd Street, 12th Floor, New York, New York 10120. Attention: Property Manager, and with a copy to: Empire State Realty Trust, Inc., 111 West 33rd Street, New York, New York 10120, Attention: Lease Administration Department.

B. In the case of Notices given to Tenant, each such Notice shall be addressed as follows: Scholastic Inc., 557 Broadway, New York, New York 10012, Attention: Jonathan Feldberg, VP, Corporate Real Estate & Facilities, and with a copy to: Scholastic Inc., 557 Broadway, New York, New York 10012, Attention: Chris Lick, EVP and General Counsel and to: Hogan Lovells US LLP, 390 Madison Avenue, New York, New York 10017, Attention; Trevor T. Adler, Esq. Either party may, by delivery of a Notice as aforesaid, designate a different address or addresses for Notices.

ARTICLE 29

PRESS RELEASES; BRAND RESTRICTIONS

Section 29.01. Any press release or public disclosure, or use of any Licensed Marks shall be in accordance with the provisions of Schedule II attached to this Lease and made a part hereof.

ARTICLE 30

NO WAIVER; ENTIRE AGREEMENT

Section 30.01. The failure of the Landlord to enforce Landlord’s rights for violation of, or to insist upon the strict performance of any covenant, agreement, term, provision or condition of this Lease, or any of the Rules and Regulations, shall not constitute a waiver thereof, and Landlord shall have all remedies provided herein and by applicable law with respect to any subsequent act that would have originally constituted a violation. The failure of Tenant to enforce Tenant’s rights for violation of, or to insist upon the strict performance of any covenant, agreement, term, provision or condition of this Lease shall not constitute a waiver thereof, and (except as otherwise expressly set forth herein) Tenant shall have all remedies provided herein and by applicable law with respect to any subsequent act that would have originally constituted a violation. The receipt by Landlord of Fixed Rent and/or additional rent with knowledge of the breach of any covenant, agreement, term, provision or condition of this Lease shall not be deemed a waiver of such breach (except if and to the extent that Tenant’s failure to pay such Fixed Rent or additional rent shall constitute the breach or default in question). No provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver be in writing signed by such party. Tenant and Landlord hereby expressly waive any right that such party might otherwise have to raise or assert by reason of the aforesaid failure of the other party to enforce rights, seek redress or insist upon strict performance, or, with respect to Tenant, the aforesaid receipt by Landlord of Fixed Rent and/or additional rent, as a basis for any defense or counterclaim in any legal, equitable or other proceeding in which such party shall seek to enforce any rights, covenants or conditions under this Lease. The remedies provided in this Lease shall be cumulative and shall not in any way abridge, modify or preclude any other rights or remedies to which Landlord or (except as otherwise expressly set forth herein), Tenant may be entitled under this Lease, at law or in equity. Without limiting the generality of the foregoing, Tenant expressly agrees that, upon the occurrence of an Event of Default, Landlord shall be entitled to exercise all of the rights set forth in Article 15 above (including the right to terminate this Lease), notwithstanding that this Lease provides that Landlord may cure the default or otherwise perform the obligation of Tenant that gave rise to such Event of Default, and regardless of whether Landlord shall have effected such cure or performed such obligation. The receipt and retention by Landlord of Fixed Rent or additional rent from any person other than Tenant shall not be deemed a waiver by Landlord of any breach by Tenant of any covenant, agreement, term, provision or condition contained in this Lease, or the acceptance of such other person as a tenant, or a release of Tenant from the further performance of the covenants, agreements, terms, provisions and conditions contained in this Lease.

Section 30.02. This Lease, with the schedules, riders and exhibits, if any, annexed hereto, contains the entire agreement between Landlord and Tenant, and any agreement heretofore made shall be deemed merged herein. Any agreement hereafter made between Landlord and Tenant shall be ineffective to change, modify, waive, release, discharge, terminate or effect a surrender or abandonment of this Lease, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement is sought. All of the schedules, riders and exhibits, if any, annexed hereto are incorporated herein and made a part hereof as though fully set forth herein. If Tenant shall have any right to an extension or renewal of the Lease Term, or any right to lease other space from Landlord, Landlord’s exercise of Landlord’s right to terminate this Lease shall operate, ipso facto, to terminate such renewal, extension or other right, whether or not theretofore exercised by Tenant.

Section 30.03. No act or thing done by Landlord or Landlord’s agents during the Lease Term shall be deemed to constitute an eviction by Landlord, or be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Demised Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Demised Premises. In the event that Tenant at any time shall desire to have Landlord sublet the Demised Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purposes without releasing Tenant from any of Tenant’s obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s property in connection with such subletting.

ARTICLE 31

MISCELLANEOUS PROVISIONS; DEFINITIONS

Section 31.01. Tenant represents that Tenant has inspected the Demised Premises, and agrees to take same in its existing condition “as is” and “where is” on the Commencement Date, subject to Landlord’s performance of Landlord’s Work, the Security Modifications and Installations and any Landlord obligations with respect to a fire or other casualty that occurred prior to the Commencement Date. The taking of possession of the Demised Premises by Tenant shall be deemed conclusive evidence that Tenant accepts the same “as is” and “where is”, and that the Demised Premises and the Building are in good and satisfactory condition, subject to Landlord’s performance of Landlord’s Work and any Landlord obligations with respect to a fire or other casualty that occurred prior to the Commencement Date. Tenant agrees that neither Landlord, nor any broker, agent, employee or representative of Landlord nor any other party, has made, and Tenant does not rely on, any representations, warranties or promises with respect to the Building, the Land, the Demised Premises or this Lease, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. Landlord makes no representation as to the design, construction, development or use of the Land or Building, except as may be expressly set forth in this Lease.

Section 31.02. The Table of Contents and Article headings of this Lease are included for convenience only, and shall not limit or define the meaning or content hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require. The terms “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Lease as a whole, and not to any particular Article or Section, unless expressly so stated. The term “and/or”, when applied to two or more matters or things, shall be construed to apply to any one or more or all thereof as the circumstances warrant at the time in question. The term “Person” shall mean any natural person or persons, a partnership, a corporation, and any other form of business or legal association or entity, unless expressly otherwise stated. An “Affiliate” means, as to any person or entity, any other person or entity which controls or is controlled by, or is under common control with, such person or entity, with the word “control” (and, correspondingly, “controlled by” and “under common control with”), as used with respect to any person or entity, meaning the possession of the power to direct or cause the direction of the management and policies of such person. The rule of “ejusdem generis” shall not apply in or to the construction of any term of this Lease.

Section 31.03. If the term “Tenant”, as used in this Lease, refers or shall refer to more than one person, then, as used in this Lease, said term shall be deemed to include all of such persons or any one of them. If any of the obligations of Tenant under this Lease is or shall be guaranteed, the term “Tenant” as used in Article 14 shall be deemed to mean the Tenant and the guarantor, or either of them. If this Lease shall have been assigned, then for purposes of Article 14, the term “Tenant” shall be deemed to mean the assignee. The term “Tenant” shall mean the Tenant herein named or any assignee or other successor-in-interest (immediate or remote) of the Tenant herein named, which at the time in question is the owner of the Tenant’s estate and interest granted by this Lease; but the foregoing provisions of this Section 31.03 shall not be construed to permit any assignment of this Lease or to relieve the Tenant herein named or any assignee or other successor-in-interest (whether immediate or remote) of the Tenant herein named from the full and prompt payment, performance and observance of each and every one of the covenants, obligations and conditions to be paid, performed and observed by Tenant under this Lease.

Section 31.04. This Lease and all rights of Tenant thereunder are and shall be subject and subordinate in all respects to any condominium plan or declaration hereafter affecting the Building or the Demised Premises, and any other instruments or rules and regulations promulgated in connection therewith (each, a “Declaration”) that is or shall be recorded in order to convert the Land and the improvements erected thereon to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law, or any successor thereto, or any reciprocal easement agreements or any other easements now or hereafter affecting the Building or the Demised Premises that do not include terms that increase Tenant’s obligations beyond a de minimis extent (or in the case of Tenant’s monetary obligations, to any extent) or decrease Tenant’s rights beyond a de minimis extent, or adversely affect the leasehold interest thereby created (each, an “REA”), provided that such association or board of managers, or REA holders, as applicable, covenant in writing not to disturb Tenant under the terms of the Declaration or REA (as applicable). If any such Declaration or REA is to be recorded, Tenant, upon the request of Landlord, shall enter into an amendment of this Lease confirming such subordination and modifying this Lease in such respects as shall be reasonably necessary to conform to such Declaration or REA (subject to the provisions of this Section 31.04), including appropriate adjustments to Tenant’s Proportionate Share, and appropriate reductions in the Base Tax Amount, and provided that (i) such amendment shall not reduce Tenant’s rights or increase Tenant’s obligations under this Lease (in either case other than in a de minimis manner, or with respect to Tenant’s monetary obligations, in any manner), and (ii) no amount payable by Tenant shall exceed the amount that would have been payable by Tenant had such Declaration or REA and modification of this Lease had not occurred. In the case of such a transfer, and to the extent applicable, the definitions of Land and Building, as used in this Lease, shall be deemed modified to thereafter refer only to such portions of the Land and Building as are then owned by Landlord and any affiliate, subsidiary or parent of Landlord.

Section 31.05. Landlord and Tenant (on behalf of itself and any subtenant) each agrees that venue shall lie in New York County. Tenant (on behalf of itself and any subtenant) and Landlord further waive any and all rights to commence any such action or proceeding against the other party before any other court.

Section 31.06. The submission of this Lease to Tenant or Landlord shall not be construed as an offer, nor shall Tenant have any rights or obligations with respect thereto or the Demised Premises, unless and until Landlord and Tenant shall each have executed a counterpart of this Lease and delivered the same to the other. Until such execution and delivery, any action taken or expense incurred by either party in connection with this Lease or the Demised Premises shall be solely at such party’s own risk and account. This Lease may be executed in several counterparts, including via DocuSign, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the same counterpart. PDF signatures transmitted by e-mail shall be deemed to be originals.

Section 31.07. This Lease shall not be recorded, but, at the written request of Tenant, the parties shall execute and record a memorandum of lease, and any transfer or other forms that need to be filed with such memorandum of lease (each to be prepared by and at Tenant’s expense) with the City Register of the City of New York for the County of New York, in form reasonably acceptable to Landlord, which such form shall be limited to the lease name, parties and date, the Demised Premises and the Building, the Commencement Date, the Expiration Date and if there are any renewal options. Tenant shall bear the cost and expense of any state and local documentary stamp, recording or similar taxes, payable to record same and any state and local transfer taxes that may be payable in connection with this Lease. During the last six (6) months of the Lease Term, or at any time after the expiration or earlier termination of this Lease, upon written request by Landlord, Tenant shall execute and deliver to Landlord a termination of memorandum of lease, in recordable form, together with any other instrument or document as shall be required in order to record such termination of memorandum of lease in the Office of the City Register of New York County (collectively, the “Memo Termination Documents”), and Landlord may, at its sole cost and expense record such instrument; but the failure of either party to execute and deliver such instrument shall not prevent or affect the termination of this Lease or serve to reinstate this Lease. Tenant hereby irrevocably constitutes and appoints Landlord (and any partner or officer of Landlord) as Tenant’s agent and attorney-in-fact (coupled with an interest) to execute on Tenant’s behalf and file any Memo Termination Documents in the event that Tenant fails to deliver the same to Landlord. The terms of this Section 31.07 shall survive the expiration or earlier termination of this Lease.

Section 31.08. This Lease shall be governed exclusively by (i) the provisions hereof, without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question, and (ii) the internal laws of the State of New York as the same may from time to time exist, without giving effect to the principles of conflicts of laws.

Section 31.09. There shall be no merger of this Lease, or the leasehold estate created by this Lease, with any other estate or interest in the Demised Premises, or any part thereof, by reason of the fact that the same person may acquire or own or hold, directly or indirectly, (i) this Lease or the leasehold estate created by this Lease, or any interest in this Lease or in any such leasehold estate, and (ii) any such other estate or interest in the Demised Premises or any part thereof; and no such merger shall occur unless and until all persons having an interest (including a security interest) in (a) this Lease or the leasehold estate created by this Lease and (b) any such other estate or interest in the Demised Premises, or any part thereof, shall join in a written instrument effecting such merger and shall duly record the same.

Section 31.10. If either party is a corporation, such party represents and warrants that such party is a duly incorporated or duly qualified (if foreign) corporation and is authorized to do business in the State of New York; and that each person executing this Lease on behalf of such party is an officer or authorized signatory of such party, and the person executing this Lease on behalf of such party is duly authorized to execute, acknowledge and deliver this Lease to Landlord or Tenant, as applicable.

Section 31.11. Except if and to the extent otherwise expressly provided elsewhere in this Lease, the terms “Landlord shall have no liability to Tenant,” or “the same shall be without liability to Landlord,” or “without incurring any liability to Tenant therefor,” or words of similar import, shall mean that Tenant shall not be entitled to terminate this Lease, or to claim actual or constructive eviction (partial or total), or to receive any abatement or diminution of rent, or to be relieved in any manner of any of Tenant’s other obligations hereunder, or to be compensated for loss or injury suffered, or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Demised Premises.

Section 31.12. If, under the terms of this Lease, Landlord or Tenant shall be obligated to pay to the other party any amount of money (other than Fixed Rent), and no payment period therefor is specified, such party shall pay to the other party the amount due within thirty (30) days after written notice thereof from the other party.

Section 31.13. Time shall be of the essence with respect to the exercise of any option granted to Tenant pursuant to this Lease, including, without limitation, as set forth in Articles 34, 35 and 36 hereof.

Section 31.14. If any sales or other tax shall be due or payable with respect to any cleaning or other service which Tenant obtains or contracts for directly from any third party or parties, Tenant shall file any required tax returns and shall pay any such tax.

Section 31.15. Tenant acknowledges and agrees that Tenant has no rights to any development rights, “air rights” or comparable rights appurtenant to the Land and the Building, and consents, without further consideration, to any utilization of such rights by Landlord, and agrees to promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 31.15 shall be deemed to be and shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined under the definition of “Zoning Lot” in Section 12-10 of the Zoning Resolution of the City of New York) in the Land and/or the Building.

Section 31.16. This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord or Tenant.

Section 31.17. For the purposes of this Lease (including all of the schedules, riders and exhibits, if any, annexed to this Lease), the terms set forth below shall have the definitions which immediately follow such terms, and such definitions are hereby incorporated into this Lease wherever used:

Alterations - The term “Alterations” shall mean and include all installations, changes, alterations, restorations, renovations, decorations, replacements, additions, improvements and betterments made in or to the Demised Premises or the Building by or on behalf of Tenant (or any affiliate, parent or subsidiary of Tenant) or any Person claiming by through or under Tenant (other than Landlord). In no event shall Landlord’s Work or the Security Modifications and Installations be deemed Alterations hereunder.

Authorized Use - The “Authorized Use” shall be for executive, administrative and general business offices, and other ancillary uses thereto (including, without limitation, a recording studio subject to the last sentence herein, product testing labs, dining facility or cafeteria, full cooking kitchen, fitness facility and one or more executive bathrooms, conference rooms, data room, typical office pantries and the sale of snack foods, beverages and other convenience items to Tenant’s employees and guests by vending machines and Tenant Events), in each case, subject to the provisions of this Lease, Legal Requirements and the existing certificate of occupancy for the Building. If Tenant installs a recording studio following the Commencement Date (it being agreed that the “whisper booths” existing as of the Commencement Date shall not be deemed to be recording studios), Tenant shall install the same in a manner that prevents noise or vibrations from being felt or heard outside of the Demised Premises at volume and/or vibration levels that disturb other occupants of the Building or the common areas and lobbies of the Building.

CPI - “CPI” shall mean the Consumer Price Index for All Urban Consumers (“CPI-AUC”), New York, New York-Northeastern New Jersey, All Items (1982-1984=100), issued and published by the Bureau of Labor Statistics of the United States Department of Labor. In the event that CPI-AUC ceases to use a 1982-84 base rate of 100 as the basis of calculation, then the CPI-AUC shall be adjusted to the figure that would have been arrived at had the manner of computing the CPI-AUC in effect at the date of this Lease not been altered. If CPI-AUC is not available or may not lawfully be used for the purposes herein stated, the term “Consumer Price Index” shall mean (i) a successor or substitute index to CPI-AUC, appropriately adjusted; or (ii) if such a successor or substitute index is not available or may not lawfully be used for the purposes herein stated, a reliable governmental or other non-partisan publication, selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed), evaluating the information theretofore used in determining CPI-AUC.

Disabilities Act – “Disabilities Act” shall mean, collectively, The Americans with Disabilities Act of 1990, Public Law 101-336, 42 U.S.C. § 12101 et seq. and Local Law 58 of 1988, each as modified and supplemented from time to time, together with all regulations promulgated in connection therewith.

Include and Including - The terms “include” and “including” shall each be construed as if followed by the phrase “without being limited to”.

Insurance Boards - The term “Insurance Boards” shall mean and include the National Board of Fire Underwriters and the Insurance Services Office, and any other local or national body having similar jurisdiction or establishing insurance premium rates.

Land - The “Land” shall mean the real property described in Exhibit “D” annexed hereto.

Legal Requirements - The term “Legal Requirements” shall mean and include all laws, orders, ordinances, directions, notices, rules and regulations of the federal government and of any state, county, city, borough and municipality, and of any division, agency, subdivision, bureau, office, commission, board, authority and department thereof, and of any public officer or official and of any quasi-governmental officials and authorities having or asserting jurisdiction over the Land, the Building and/or the Demised Premises, including any requirements imposed by the Occupational Safety and Health Administration, and all Legal Requirements then in effect relating to asbestos and to access for the handicapped or disabled, and the Disabilities Act.

Mortgage - The term “Mortgage” shall mean any existing or future mortgage and/or security deed affecting the Land and/or the Building, alone or with other property, as the same may from time to time be amended, modified, renewed, consolidated, substituted, spread, added to, extended and/or replaced.

Mortgagee - The term “Mortgagee” shall mean the mortgagee under, and/or the holder of, any Mortgage.

Overlandlord - The term “Overlandlord” shall mean the landlord under any Underlying Lease.

Persons Within Tenant’s Control - The term “Persons Within Tenant’s Control” shall mean and include Tenant, all of Tenant’s subtenants and assignees, and all of their respective principals, officers, agents, contractors, servants, employees, licensees, guests and invitees.

Persons Within Landlord’s Control - The term “Persons Within Landlord’s Control” shall mean and include Landlord, and all of Landlord’s principals, officers, agents, contractors, servants, employees and licensees (but only if and to the extent that such persons shall be involved with the ownership, operation or management of the Building), but shall not include any tenants in the Building or such principals, officers, agents, contractors, servants, employees or licensees of Landlord whose presence in the Building shall not be related to the ownership, operation or management thereof.

Recurring Additional Rent - The term “Recurring Additional Rent” shall mean all additional rent payable by Tenant pursuant to Articles 19 and 20 of this Lease.

Repairs - The term “Repairs” shall mean and include repairs, restorations and replacements.

Tenant Leasing Requirement – The term “Tenant Leasing Requirement” shall mean that Tenant (and any Desk Sharing Entities and the Café Operator) shall occupy for the conduct of business at least the eighth (8th) through twelfth (12th) floors of the Building consisting of the Demised Premises; provided, however, that the Tenant Leasing Requirement shall be deemed satisfied even if (i) Tenant (and any Desk Sharing Entities and the Café Operator) is temporarily unable to operate its business in the Demised Premises or a portion thereof due to repairs and maintenance, Legal Requirements, a Force Majeure Event, a casualty or condemnation), and (ii) Tenant shall have subleased and/or sublicensed any of such floors to one or more occupants in accordance with the provisions of this Lease, provided that (x) the term of each such sublease and/or sublicense shall not exceed three (3) years in the aggregate (with no right to renew or extend), (y) upon the expiration of each such sublease and/or sublicense, at least three (3) years will remain in the Lease Term, and (z) such subtenants or sublicensees shall not occupy more than two (2) full floors of the Demised Premises.

Underlying Lease - The term “Underlying Lease” shall mean any present or future ground or overriding or underlying lease and/or grant affecting the Land, the Building and/or the Demised Premises, as the same may from time to time be amended, modified, renewed, extended and/or replaced.

Section 31.18. As an inducement to each of the parties to enter into this Lease, each party hereby represents and warrants to the other that: (i) the representing party is not, nor is the representing party owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (with any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) the representing party is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation that is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, the representing party (and any person, group, or entity that the representing party controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including any assignment of this Lease or any subletting of all or any portion of the Demised Premises, or permitting the Demised Premises or any portion thereof to be used or occupied (on a permanent, temporary or transient basis), or the making or receiving of any contribution of funds, goods or services, to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by the representing party of the foregoing representations and warranties shall be deemed a default by the representing party, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Tenant acknowledges that shares of Landlord’s parent company, Empire State Realty Trust, Inc. and/or certain of its Affiliates or related entities (collectively, “Landlord’s Affiliates”), are owned by members of the public. Accordingly, notwithstanding the foregoing, Landlord’s representations and warranties set forth in this Section 31.18 are not applicable to shares or interests in Landlord’s Affiliates which are owned directly or indirectly by members of the public.

Section 31.19. Intentionally Omitted.

Section 31.20. Intentionally Omitted

Section 31.21. Tenant reserves the right to accept deliveries through the Mercer Lobby.

Section 31.22. Wherever in this Lease Landlord has agreed that its consent or approval shall not be unreasonably withheld, Landlord shall also be deemed to have agreed not to unreasonably delay or condition such consent or approval.

Section 31.23. Landlord shall provide sufficient vertical riser space for Tenant’s voice and data requirements, connecting the Demised Premises to (a) the Building point of entry room(s); and the Building switch gear and Tenant’s emergency power and UPS systems (if required). Landlord agrees that Landlord shall not, at any time during the Lease Term, reduce the amount of vertical riser space to an amount less than Tenant utilizes as of the Commencement Date.

Section 31.24. Intentionally Omitted..

Section 31.25. During the Lease Term and subject to the terms of applicable Legal Requirements, neither Landlord, Tenant nor any their respective employees, representatives, agents or consultants shall publicize, advertise or otherwise disclose to third parties any of the terms and conditions of this Lease without the prior written consent of the other party, except to the extent that such information is already in the public domain (other than by reason of a violation of this Section 31.25) or if disclosure thereof shall be required to be made (a) to any actual or prospective lenders, insurers, underwriters, investors, purchasers, Mortgagees, Overlandlords, tenants, assignees or subtenants (or any of their respective employees, representatives, agents or consultants), unless and to the extent that any such parties are informed by Landlord or Tenant (as the case may be) of the confidential nature of this Lease in accordance with the provisions of this Section 31.25, (b) by Legal Requirements, including public disclosure to the Securities and Exchange Commission or other applicable securities laws, (c) in any arbitration or litigation between the parties regarding the subject matter hereof, (d) to any governmental agency providing to Landlord and/or Tenant business incentives, (e) to the partners, members, managers, directors and officers of Landlord and Tenant, to the property manager of the Building, as well as such parties’ legal counsel, accountants and other consultants who need to know such information for the purpose of complying with the terms and conditions hereof, or (f) in Landlord’s or Tenant’s financial statements as shall be required by GAAP. Landlord and Tenant each acknowledge that a breach or threatened breach of this section will cause irreparable injury and damage to the non-disclosing party, and, therefore, agrees that, in addition to any other remedies that may be available to the non-disclosing party, the non-disclosing party shall be entitled to an injunction and/or other equitable relief (without the requirement of posting a bond or other security) as a remedy for a breach or threatened breach of this Section 31.25 and to secure its enforcement.

Section 31.26 Landlord may not relocate Tenant at any time during the Lease Term.

Section 31.27 Landlord shall cause the Building to be operated and maintained by an experienced building management company with at least five (5) years’ experience in managing Comparable Buildings in New York City, which may be affiliated with Landlord, or any owners of any units at the condominium at the Building, if applicable (or any of their respective members or partners).

Section 31.28 Landlord covenants and agrees that for so long as Tenant leases at least the 11th and 12th floors of the Building, Landlord shall not modify or install any equipment, mechanical spaces or other functional spaces above the 11th floor of the Building or on the roof of the Building that would impact Tenant’s use of (including by causing any unreasonable noise or vibrations that is reasonably likely to cause a material adverse effect on such use), or view from, the 11th floor of the Building.

Section 31.29 Tenant shall have the right without the consent of Landlord to refer to the Building and use images of the exterior of the Building in any advertisement or publication, provided that Tenant shall not sell images of the exterior of the Building.

ARTICLE 32

INABILITY TO PERFORM; SEVERABILITY

Section 32.01.

A. As used in this Lease: (x) “Force Majeure Events” means, collectively: (1) strikes, lockouts or labor troubles, (2) governmental preemption or governmental shutdowns of business in connection with a national emergency, (3) work stoppages, labor shortages or other delays due to pandemics or other unforeseen circumstances, (4) conditions of supply and demand of materials which prevent or delay construction and which are affected by war, pandemic, civil unrest or other international, national, state or municipal emergency or other cause, (5) act of God, (6) Pandemic Events, or (7) any other cause, similar or dissimilar, beyond the reasonable control of either party; and (y) “Pandemic Events” shall mean (1) governmental shutdowns of business in the SoHo areas of Manhattan in connection with the occurrence of a pandemic, or (2) the issuance of “shelter-in-place” orders affecting the New York City metropolitan area by one or more governmental authorities due to the occurrence of a pandemic.

B. Neither party shall have any liability to the other on account of its inability to timely fulfill any of its obligations under this Lease as a result of the occurrence of one or more Force Majeure Events. Notwithstanding the foregoing, Force Majeure Events shall not excuse the financial obligations of the parties hereunder.

Section 32.02. If any provision of this Lease or the application thereof to any person or circumstance shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Lease or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and shall be valid and enforceable to the fullest extent permitted by law.

Section 32.03. Each covenant, agreement, obligation and/or other provision of this Lease on Tenant’s part to be performed shall be deemed and construed as a separate and independent covenant of Tenant, and not dependent on any other provision of this Lease.

ARTICLE 33

RENEWAL OPTION

Section 33.01. Subject to the provisions of this Article 33, provided that (i) Scholastic is Tenant under this Lease, and (ii) Scholastic shall then be occupying at least two (2) full floors of the Demised Premises for the conduct of its business, Tenant shall have (x) two (2) consecutive options (respectively, the “First Renewal Option” and the “Second Renewal Option”, which shall be hereinafter referred to collectively as the “Renewal Options”) to extend the term of this Lease for two (2) consecutive renewal terms of ten (10) years each, in each case, with respect to all or a portion of the then-existing Demised Premises (as and to the extent expressly provided in Section 33.02 below). For purposes of this Article 33, Tenant shall be deemed to be occupying the Demised Premises for the conduct of its business even if Tenant is temporarily unable to operate its business in the Demised Premises or a portion thereof due to repairs and maintenance, Legal Requirements, a Force Majeure Event, a casualty or condemnation.

A. The term of the First Renewal Option (the “First Renewal Term”) shall commence at midnight on the day following the Expiration Date, and shall expire at 11:59 PM on the tenth (10th) anniversary of the Expiration Date or upon such earlier date upon which this Lease may be terminated as provided elsewhere in this Lease.

B. The term of the Second Renewal Option (the “Second Renewal Term”, and together with the First Renewal Term, each a “Renewal Term”) shall commence at midnight on the day following the expiration date of the First Renewal Term, and shall expire at 11:59 PM on the tenth (10th) anniversary of the last day of the First Renewal Term or upon such earlier date upon which this Lease may be terminated as provided elsewhere in this Lease.

Section 33.02. The Renewal Options may be exercised only by Tenant giving Landlord written notice (the “Renewal Notice”) of Tenant’s intention to renew this Lease pursuant to this Article 33: (a) in the case of the First Renewal Term, not earlier than twenty-four (24) months prior to the Expiration Date and not later than eighteen (18) months prior to the Expiration Date (except as set forth in Section 35.04B), and (b) in the case of the Second Renewal Term, not earlier than twenty-four (24) months prior to the last day of the First Renewal Term and not later than eighteen (18) months prior to the last day of the First Renewal Term (except as set forth in Section 35.04B), and in each such case, such Renewal Notice shall be deemed properly given only if, on the date that Tenant shall exercise each Renewal Option (the “Exercise Date”): (i) this Lease shall not have expired by its terms or have been previously terminated or canceled, and shall be in full force and effect, (ii) Tenant shall set forth in such Renewal Notice the portion of the Demised Premises for which Tenant intends to renew this Lease provided that (a) Tenant must renew this Lease with respect to at least two (2) contiguous floors, starting either at the bottom of the stack (i.e., floors 6 and 7) or the top of the stack (i.e., floors 11 and 12), and (b) if Tenant desires to renew this Lease with respect to more than two (2) floors, Tenant may add additional floors of the Demised Premises on a contiguous floor-by-floor basis, but if Tenant elects to renew this Lease with respect to the 11th and 12th floors, then Tenant must also renew this Lease with respect to at least the 8th, 9th and 10th floors, and (iii) no Event of Default has occurred that is then continuing. Time shall be strictly of the essence with respect to the giving of each Renewal Notice by Tenant to Landlord. If Tenant shall so elect to renew this Lease with respect to only a portion of the Demised Premises (subject to the conditions set forth in this paragraph), then the Lease Term shall expire with respect to such portion of the Demised Premises that Tenant did not elect to include in its Renewal Notice, as of the Expiration Date or as of the last day of the then current Renewal Term, as the case may be.

Section 33.03. If Tenant shall exercise a Renewal Option in accordance with the provisions of this Article 33, the provisions of Schedule II attached hereto and made a part hereof shall apply.

Section 33.04.

A. The term “Market Value Rent” shall mean the annual fair market rental value of the Demised Premises as of the Determination Date, taking into consideration all relevant economic factors. For purposes hereof, the “Determination Date” shall mean the day immediately following the applicable Expiration Date.

B. The initial determination of Market Value Rent shall be made by Landlord. Landlord shall give notice (the “MVR Notice”) to Tenant of Landlord’s initial determination of the Market Value Rent at least nine (9) months prior to the then-current Expiration Date. Notwithstanding that the relevant Determination Date shall not yet have occurred, such initial determination of Market Value Rent shall be final and binding in fixing the Market Value Rent, unless, within forty-five (45) days after Landlord shall have given the MVR Notice to Tenant, Landlord shall receive a notice from Tenant (the “MVR Objection Notice”): (i) advising Landlord that Tenant disagrees with the initial determination of Market Value Rent set forth in the MVR Notice, and (ii) proposing a specific alternative Market Value Rent, which shall have been determined in good faith by Tenant. If Landlord and Tenant shall fail to agree upon the Market Value Rent within thirty (30) days after Landlord shall have received the MVR Objection Notice, then Landlord and Tenant each shall give notice to the other setting forth the name and address of an arbitrator designated by the party giving such notice. If either party shall fail to give notice of such designation within ten (10) days, then the first arbitrator chosen shall make the determination alone by choosing either Landlord’s initial determination of Market Value Rent set forth in the MVR Notice or the Tenant’s determination of Market Value Rent set forth in the MVR Objection Notice, whichever notice the arbitrator determines most closely matches actual Market Value Rent, and give notice thereof to Landlord and Tenant thereof. Such first arbitrator’s determination shall be final and binding upon Landlord and Tenant. If two arbitrators shall have been designated, such two arbitrators shall, within thirty (30) days following the designation of the second arbitrator, make their determinations of Market Value Rent in writing by choosing either Landlord’s initial determination of Market Value Rent set forth in the MVR Notice or the Tenant’s determination of Market Value Rent set forth in the MVR Objection Notice, whichever notice the arbitrators determine most closely matches actual Market Value Rent, and give notice thereof to each other and to Landlord and Tenant. Such two arbitrators shall have twenty (20) days after the receipt of notice of each other’s determinations to confer with each other and to attempt to reach agreement as to the determination of Market Value Rent based on Landlord’s MVR Notice or Tenant’s determination based on the MVR Objection Notice. If such two arbitrators shall concur as to the determination of the Market Value Rent, such concurrence shall be final and binding upon Landlord and Tenant. If such two arbitrators shall fail to concur by the end of said twenty (20) day period, then such two arbitrators shall forthwith designate a third arbitrator. If the two arbitrators shall fail to agree upon the designation of such third arbitrator within ten (10) days, then either party may apply to the American Arbitration Association or any successor thereto having jurisdiction for the designation of such arbitrator. All arbitrators shall be real estate brokers or consultants who shall have had at least fifteen (15) years continuous experience in the business of appraising or managing real estate or acting as commercial real estate agents or brokers in the Borough of Manhattan, City of New York. The third arbitrator shall conduct such hearings and investigations as s/he may deem appropriate and shall, within thirty (30) days after his or her designation, choose one of the determinations of the two arbitrators originally selected by the parties whichever determination the third arbitrator determines most closely matches actual Market Value Rent (and may not select any other amount), and that choice by the third arbitrator shall be binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Article 33, including the expenses and fees of any arbitrator selected by it in accordance with the provisions of this Article, and the parties shall share equally all other expenses and fees of any such arbitration, including the fees of the third arbitrator. The determination rendered in accordance with the provisions of this Section 33.04 shall be final and binding in fixing the Market Value Rent. The arbitrators shall not have the power to add to, modify or change any of the provisions of this Lease. Time shall be strictly of the essence with respect to the giving of any notices or the making of any determinations as required under this Subsection 33.04B.

C. If for any reason the Market Value Rent shall not have been determined prior to the commencement of a Renewal Term, then, until the Market Value Rent and, accordingly, the Fixed Rent, shall have been finally determined, the Fixed Rent and all Recurring Additional Rent payable for and during such Renewal Term shall be equal to the Fixed Rent and Recurring Additional Rent prevailing on the date immediately prior to the commencement of the applicable Renewal Term. Upon final determination of the Market Value Rent, an appropriate adjustment to the Fixed Rent shall be made reflecting such final determination, and Landlord or Tenant, as the case may be, shall refund or pay to the other any overpayment or deficiency, as the case may be, in the payment of Fixed Rent from the commencement of the applicable Renewal Term to the date of such final determination.

ARTICLE 34

RIGHT OF FIRST OFFER (SALE)

Section 34.01. Subject to the terms and conditions set forth in this Article 34, provided that (i) this Lease shall not have expired by its terms and shall not have been terminated or canceled, and is in full force and effect, (ii) no Event of Default shall then exist which remains uncured, (iii) the Tenant Leasing Requirement shall then be satisfied, and (iv) Scholastic is the Tenant under this Lease, if Landlord intends to consummate a Disposition, Tenant shall have the right of first offer to enter into the Disposition on the terms and conditions set forth herein (“Right of First Offer (Sale)”). Prior to any proposed Disposition (whether based on Landlord’s determination to sell or otherwise enter into a Disposition, or in response to an offer from a third party, or otherwise), Landlord will give Tenant a notice (the “ROFO Notice”) which ROFO Notice shall (i) identify the Sale Asset and, if the Sale Asset is an Interest constituting less than 100% of the Interests, the identity of the other members or partners comprising the balance of the 100%; and (ii) set forth (aa) Seller’s intended consideration (e.g., the purchase price, rent or other consideration for the Disposition) (the “Offer Price”); (bb) any allocation of closing costs to purchaser (including, without limitation, which party will bear any transfer taxes); and (cc) whether any Seller financing shall be provided and whether the sale shall be all cash or include the assumption of any existing financing (the items in this clause (cc), the “Financing Sale Terms”) and Tenant may, within forty-five (45) days after receipt of the ROFO Notice (the “Election Period”), deliver written notice to Landlord indicating a desire to enter into the Disposition set forth in the ROFO Notice (the “Election Notice”). If Tenant delivers the Election Notice within the Election Period, then Landlord and Tenant shall promptly negotiate, execute and exchange legal documents effectuating the Disposition (the “ROFO Contract”) in good faith based on the proposed terms set forth in the ROFO Notice and otherwise containing customary representations and warranties that are otherwise reasonable for such Disposition and such other terms mutually and reasonably acceptable to the parties. The ROFO Contract shall be negotiated, executed and exchanged by Landlord and Tenant in good faith and in a commercially reasonable manner within fifteen (15) days after the date Tenant delivers the Election Notice to Landlord (“Negotiation Period”), and Landlord and Tenant shall consummate such Disposition subject to and in accordance with the terms and conditions of the ROFO Contract. If, (A) prior to the expiration of the Election Period Tenant fails to deliver the Election Notice to Landlord, (B) the parties fail to enter into the ROFO Contract within the Negotiation Period despite having negotiated in good faith and in a commercially reasonable manner during the Negotiation Period, or (C) the ROFO Contract is executed by all parties thereto prior to the expiration of the Negotiation Period, but Tenant notifies Landlord in writing following the execution of the ROFO Contract but prior to the expiration of the Negotiation Period that Tenant is terminating the ROFO Contract pursuant to the applicable provision of the ROFO Contract that expressly permits Tenant to terminate the ROFO Contract prior to the expiration of the Negotiation Period (the date on which any of the events described in the foregoing clauses (A) through (C) occurs, the “ROFO Waiver Date”), Landlord may effectuate the Disposition with respect to the Sale Asset set forth in the ROFO Notice with a third party, but if (x) the consideration for any such Disposition shall be less than 93.75% of the Offer Price and other monetary obligations imposed on the counterparty thereto in the aggregate (including, without limitation, closing cost allocations or prorations) or there is a Change in Other Material Terms, or (y) Seller does not consummate such Disposition within one hundred eighty (180) days after the applicable ROFO Waiver Date, Tenant’s Right of First Offer (Sale) shall be reinstated, and prior to consummating any Disposition, Landlord must again first offer the applicable Sale Asset to Tenant in accordance with this Article 34. For purposes of the foregoing, “Change in Other Material Terms” shall mean Seller has provided for (if not specified in the ROFO Notice), or has modified in a manner materially more favorable to the counterparty to the Disposition than specified in the ROFO Notice, the Financing Sale Terms.

Section 34.02. For the avoidance of doubt, the default on the part of Tenant or Landlord under the ROFO Contract shall not constitute a default on the part of Tenant or Landlord under this Lease.

Section 34.03 If there are any disputes between Landlord and Tenant regarding a Disposition as to (i) whether or when Tenant received an effective ROFO Notice and/or (ii) whether Tenant waived or elected not to consummate the Disposition pursuant to and in accordance with this Lease, such dispute shall be resolved by Expedited Arbitration in accordance with the provisions of Section 11.04B of this Lease.

Section 34.04 As used herein, “Disposition” means (A) a sale of Landlord’s fee interest in the Building; or (B) a sale, transfer or assignment of fifty percent (50%) or more of the direct or indirect ownership or economic interests in Landlord (each, an “Interest” and collectively, the “Interests”), in one or more transactions over a two (2)-year period; or (C) a ground lease of the Demised Premises, “Sale Asset” means the asset which is the subject of the Disposition, and “Seller” means the transferor of the Sale Asset pursuant to a Disposition. The foregoing notwithstanding, Tenant’s Right of First Offer (Sale) shall not apply in the event of Transfers pursuant to a mortgage foreclosure or a deed in lieu thereof.

ARTICLE 35

RIGHT OF FIRST OFFER (LEASE)

Section 35.01. As used herein:

“Available” means, as to the relevant portion of the Offer Space, that such space is, or is reasonably anticipated to become, vacant and free of any present or future possessory right now or hereafter existing or created in favor of any Priority Occupant. Notwithstanding the foregoing, the 3rd, 4th and 5th floors of the Offer Space shall not be deemed “Available” until after the initial leasing of such portions of the Offer Space by Landlord after the Commencement Date (the “Initial Lease-Up”); said floors of the Offer Space shall not be subject to the provisions of this Article 35 and Landlord may enter into leases (or other occupancy agreements) with respect to said floors of the Offer Space with any third party as part of the Initial Lease-Up without first giving Tenant an Offer Notice in accordance with the provisions of this Article.

“Offer Period” means the period commencing on the Commencement Date to and including the date that is (i) if during the initial term of this Lease, four (4) years prior to the Expiration Date, or (ii) if during a Renewal Term, four (4) years prior to the then-current Expiration Date, in each case subject to the provisions of Subsection 35.04B below, but excluding the Second Renewal Term.

“Offer Space” means (x) any full floor on the 2nd, 3rd, 4th and/or 5th floors of the Building, (y) any additional space on any floor in the Building on which Tenant then currently leases space, and (z) any full floor that is contiguous to a floor in the Building on which Tenant then currently leases space.

“Priority Occupant” means (i) an existing lessee of space on any floor of the Building (whether or not then occupying the relevant portion of the Offer Space), and/or (ii) a then-existing occupant of the relevant portion of the Offer Space (including tenants or occupants pursuant to Landlord’s Initial Lease-Up), in each case, regardless of whether or not such lessee or occupant has an expansion right, right of first refusal, right of first offer or renewal right, with respect to such portion of the Offer Space.

Section 35.02. Provided that (i) this Lease shall not have expired by its terms and shall not have been terminated or canceled, and is in full force and effect, (ii) no Event of Default shall then exist which remains uncured, (iii) the Tenant Leasing Requirement is then satisfied (subject to the provisions of this Section 35.02), and (iv) Scholastic is the Tenant under this Lease (collectively, the “Offer Conditions”), then whenever during the Offer Period, all or a portion of the Offer Space becomes Available (i.e., after the Initial Lease-Up), or Landlord reasonably anticipates that all or a portion of the Offer Space will become Available within the next eighteen (18) months (but not later than the last day of the applicable Offer Period), Landlord, prior to leasing such space to any third party (other than a Priority Occupant), shall give to Tenant written notice (an “Offer Notice”), specifying (w) that such portion of the Offer Space is Available or that Landlord reasonably anticipates that the relevant portion of the Offer Space will become Available within eighteen (18) months after the date of the Offer Notice (such specific Offer Space as set forth in the Offer Notice, is the “Available Offer Space”), (x) the Offer Space MVR, (x) the date or estimated date that the Available Offer Space has or shall become Available (the “Target Offer Space Inclusion Date”), which Target Offer Space Inclusion Date shall be no more than eighteen (18) months and no less than six (6) months after the date of the relevant Offer Notice, (y) Tenant’s Proportionate Share with respect to the Available Offer Space, which shall be determined in accordance with the manner in which the same was determined for the Demised Premises, and (z) such other matters as Landlord may reasonably deem appropriate for such Offer Notice based on then-prevailing market conditions. Notwithstanding the foregoing, if the Tenant Leasing Requirement shall not then be satisfied, but Tenant is leasing and Tenant (and any Desk Sharing Entities and the Café Operator) is occupying for the conduct of its business at least 70,000 rentable square feet of office space in the Building (it being agreed that Tenant shall be deemed to be occupying the same for the conduct of business even if Tenant (and any Desk Sharing Entities and the Café Operator) is temporarily unable to operate its business in the Demised Premises or a portion thereof due to repairs and maintenance, Legal Requirements, a Force Majeure Event, a casualty or condemnation), and all of the other Offer Conditions are satisfied (the “Modified Tenant Leasing Requirement”), Landlord shall give Tenant an Offer Notice in accordance with the provisions of this Section 35.02, but only if the Available Offer Space is comprised of one or more full floors of the Building that are contiguous to the portion of the Demised Premises so leased and occupied by Tenant and any Desk Sharing Entities and the Café Operator). Tenant acknowledges and agrees that Landlord has made no representation to Tenant as to whether or when all or any portion of the Offer Space may or will become Available, and that Landlord has no obligation to Tenant to cause all or any portion of the Offer Space to become Available. Notwithstanding anything to the contrary contained in this Section 35.02, if all or any portion of the Offer Space shall become (or, in Landlord’s reasonable opinion, is likely to become) Available due to the involuntary termination of the relevant occupant’s right to occupy such portion of the Offer Space and Landlord comes into possession of the same, then Landlord shall be entitled to deliver an Offer Notice to Tenant for such Available Offer Space identifying a Target Offer Space Inclusion Date of less than six (6) months, but in no event less than ninety (90) days, after the date of such Offer Notice. Time shall be strictly of the essence with respect to the giving of any notices or the making of any determinations as required under this Article 35.

Section 35.03

A. Subject to the provisions of this Section 35.03 and Subsection 35.04B below, provided that, on the date that Tenant exercises the Offer Space Option, (i) this Lease shall not have expired by its terms and shall not have been terminated or canceled, and is in full force and effect, (ii) no Event of Default shall then exist which remains uncured, (iii) the Tenant Leasing Requirement or the Modified Tenant Leasing Requirement, as applicable, shall then be satisfied, and (iv) Scholastic is Tenant under this Lease, Tenant shall have the option (the “Offer Space Option”), exercisable by notice (an “Acceptance Notice”) given to Landlord on or before the date (the “Outside Exercise Date”) that is thirty (30) days after delivery of the Offer Notice to Tenant (with time being of the essence with respect to Tenant’s delivery of the Acceptance Notice) to add all (but not less than all) of the Available Offer Space set forth in the Offer Notice to the Demised Premises.

B. Notwithstanding anything to the contrary set forth in this Article 35, if prior to any exercise by Tenant of the Offer Space Option, a Priority Occupant exercises its right to lease the Available Offer Space or Landlord elects to enter into a lease with a Priority Occupant that does not have an express right to lease such Available Offer Space, then Tenant’s Offer Space Option (and Tenant’s exercise thereof) shall be deemed null and void as to such Available Offer Space.

Section 35.04

A. Subject to Subsection 35.04B below, if Tenant timely delivers the Acceptance Notice to Landlord, then, on the date on which Landlord delivers vacant possession of the Available Offer Space to Tenant (the “Offer Space Inclusion Date”), but no earlier than the Target Offer Space Inclusion Date (unless consented to in writing by Tenant), such Available Offer Space shall become part of the Demised Premises, upon all of the terms and conditions set forth in this Lease, except (i) the Fixed Rent for the Available Offer Space shall be the Offer Space MVR, (ii) the term of the Lease with respect to the Available Offer Space shall be co-terminus with the term of this Lease with respect to the Demised Premises; (iii) Tenant’s Proportionate Share with respect to the Available Offer Space shall be the percentage set forth in the Offer Notice; (iv) unless otherwise set forth in the Offer Notice, Landlord shall not be required to perform any work, pay any sums, or render any services to make the Building or such Available Offer Space ready for Tenant’s use or occupancy, and Landlord shall deliver and Tenant shall accept the Available Offer Space in its “as is” condition as of the date of the Offer Notice; and (v) as may be otherwise set forth in the Offer Notice.

B. Notwithstanding anything to the contrary set forth in this Article 35, in the event five (5) years or less (shall remain during the initial term of this Lease or the First Renewal Term (as the case may be), Tenant shall have the right to deliver an Acceptance Notice in accordance with Subsection 35.03A above only if, simultaneously with Tenant’s delivery of the Acceptance Notice, Tenant shall also deliver written notice to Landlord electing to exercise the First Renewal Option or Second Renewal Option (as the case may be), with respect to the Demised Premises pursuant to Article 33 above, and, in such event, the term of the Lease with respect to the Available Offer Space shall be co-terminus with the applicable Renewal Term, and in furtherance of the foregoing, if Tenant fails to deliver such notice to Landlord electing to exercise the First Renewal Option or Second Renewal Option (as the case may be) simultaneously with the delivery of the Acceptance Notice, then Tenant’s Acceptance Notice (and Tenant’s exercise of the Offer Space Option with respect to the Available Offer Space) shall be deemed null and void and of no further force or effect as to such Available Offer Space.

Section 35.05.

A. Landlord shall use commercially reasonable efforts to deliver vacant possession of the Available Offer Space to Tenant on the Target Offer Space Inclusion Date. If Landlord shall be unable to deliver vacant possession of such Available Offer Space to Tenant for any reason on or before the Target Offer Space Inclusion Date as set forth in the Offer Notice, the Offer Space Inclusion Date shall be deferred to and shall be the date on which the relevant portion of the Offer Space is available for Tenant’s occupancy, vacant and free of tenants or other occupants, and Landlord shall have no liability to Tenant for failure to give possession on the said Target Offer Space Inclusion Date. In the event of a holdover by the applicable tenant, subtenant or occupant of the Available Offer Space, Landlord shall use commercially reasonable efforts (including the commencement of summary dispossess proceedings) to cause such tenant, subtenant or occupant to vacate the Available Offer Space.

B. (i) Notwithstanding the provisions of Subsection 35.05A above: (i) if Landlord shall be unable to give possession of the Available Offer Space to Tenant within nine (9) months after the Target Offer Space Inclusion Date for such Available Offer Space and provided that Tenant shall not have caused or contributed to Landlord’s inability to deliver vacant possession thereof, Tenant shall have the right, as Tenant’s sole remedy in connection therewith, to rescind the Acceptance Notice for such Available Offer Space, which rescission shall be effective only by written notice given to Landlord within ten (10) days following the expiration of said nine (9) month period (with time being of the essence as to such ten (10) day period) and in any event prior to the date on which Landlord shall have delivered such Available Offer Space in accordance with the applicable provisions of this Article 35. If Tenant shall exercise the aforesaid remedy to revoke the Acceptance Notice for the Available Offer Space, then Tenant shall no longer have any right to lease such Available Offer Space.

(ii) Notwithstanding anything to the contrary contained in this Article 35, if, at the time Tenant exercises the Offer Space Option with respect to the Available Offer Space, said Available Offer Space shall be occupied by Landlord or affiliates of Landlord (other than Tenant or affiliates of Tenant), then the foregoing provisions of Subdivision 35.05B(i) stating that Tenant’s sole remedy in connection with Landlord’s failure to deliver the Available Offer Space to Tenant within nine (9) months after the Target Offer Space Inclusion Date for such portion of the Offer Space shall be to rescind the Acceptance Notice shall, at Tenant’s option, be deemed null and void with respect to the Available Offer Space only, and (subject to the remaining provisions of this Lease) Tenant shall have any and all rights and/or remedies available to Tenant at law or in equity in connection with Landlord’s failure to so deliver the Available Offer Space within nine (9) months after the Target Offer Space Inclusion Date.

C. This Section 35.05 constitutes “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

Section 35.06. Subject to the provisions of the immediately following sentence, if Tenant fails timely to deliver an Acceptance Notice, then Landlord may enter into one or more leases of (or other occupancy agreements relating to) the relevant portion of the Offer Space with any third parties (including any Priority Occupants) on such terms and conditions as Landlord shall determine. Notwithstanding the foregoing, in the event that (i) Tenant fails timely to deliver such Acceptance Notice, and (ii) thereafter, either (x) Landlord fails to execute and deliver a lease or other occupancy agreement with respect to the Available Offer Space within fifteen (15) months after the applicable Outside Exercise Date, or (y) the net effective rent (determined as described below) that Landlord desires to seek, or is accepting from another tenant or other occupant, for the Available Offer Space is less than ninety (90%) percent of the net effective Offer Space MVR set forth in the applicable Offer Notice, then Landlord shall again offer the Available Offer Space to Tenant pursuant to the provisions of this Article 35 before leasing the same to a third party that is not a Priority Occupant. For purposes of this Article 35, the terms “net effective Offer Space MVR” and “net effective rent” shall mean the net present value of the aggregate of all the gross rent and additional rent of any nature payable under the lease described in the relevant Offer Notice or a third party lease (solely to the extent the same is allocable to the Available Offer Space and the term set forth in the applicable Acceptance Notice), as the case may be, discounted (using a discount rate equal to the Interest Rate and calculated on a monthly basis) from the date such payment would have been made under such lease following the Offer Space Inclusion Date or otherwise pursuant to the terms of such lease, after deducting therefrom the amount of all inducements (such as, by way of example only, the amount of all out-of-pocket work allowances, work letters, rent abatements or other incentives or concessions to be paid by Landlord as an inducement to enter into the applicable lease solely to the extent the same is allocable to the Available Offer Space and the term set forth in the applicable Offer Notice), discounted (using a discount rate equal to the Interest Rate and calculated on a monthly basis) from the date that such inducements were to have been given under the proposed lease following the Offer Space Inclusion Date or otherwise pursuant to the terms of such lease.

Section 35.07. Promptly after the occurrence of the relevant Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Available Offer Space in the Demised Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, however, that (i) failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Available Offer Space in the Demised Premises in accordance with this Article 35, and (ii) the Fixed Rent shall be the Office Space MVR on the Offer Space Inclusion Date, determined as provided in Section 35.08 below.

Section 35.08 The term “Offer Space MVR” shall mean the annual fair market rental value of the Available Offer Space as of the Offer Space Inclusion Date, taking into consideration all relevant economic factors. The initial determination of Offer Space MVR shall be made by Landlord, and shall be as set forth in the Offer Notice. Notwithstanding that the Offer Space Inclusion Date shall not yet have occurred, such initial determination of Offer Space MVR shall be final and binding in fixing the Offer Space MVR, unless, within forty-five (45) days after Landlord shall have given the Offer Notice to Tenant, Landlord shall receive a notice from Tenant (the “Offer Space MVR Objection Notice”): (i) advising Landlord that Tenant disagrees with the initial determination of Offer Space MVR set forth in the Offer Space MVR Notice, and (ii) proposing a specific alternative Offer Space MVR, which shall have been determined by Tenant (Tenant agreeing that Tenant shall have no right to deliver an Offer Space MVR Objection Notice with respect to a particular Offer Space unless Tenant shall have previously delivered an Acceptance Notice to Landlord with respect to said Offer Space). If Landlord and Tenant shall fail to agree upon the Offer Space MVR within thirty (30) days after Landlord shall have received the Offer Space MVR Objection Notice, then Landlord and Tenant each shall give notice to the other setting forth the name and address of an arbitrator designated by the party giving such notice. If either party shall fail to give notice of such designation within ten (10) days, then the first arbitrator chosen shall make the determination alone. If two arbitrators shall have been designated, such two arbitrators shall, within thirty (30) days following the designation of the second arbitrator, make their determinations of Offer Space MVR in writing and give notice thereof to each other and to Landlord and Tenant. Such two arbitrators shall have twenty (20) days after the receipt of notice of each other’s determinations to confer with each other and to attempt to reach agreement as to the determination of Offer Space MVR. If such two arbitrators shall concur as to the determination of the Offer Space MVR, such concurrence shall be final and binding upon Landlord and Tenant. If such two arbitrators shall fail to concur by the end of said twenty (20) day period, then such two arbitrators shall forthwith designate a third arbitrator. If the two arbitrators shall fail to agree upon the designation of such third arbitrator within ten (10) days, then either party may apply to the American Arbitration Association or any successor thereto having jurisdiction for the designation of such arbitrator. All arbitrators shall be real estate brokers or consultants who shall have had at least fifteen (15) years continuous experience in the business of appraising or managing real estate or acting as real estate agents or brokers in the Borough of Manhattan, City of New York. The third arbitrator shall conduct such hearings and investigations as he may deem appropriate and shall, within thirty (30) days after his or her designation, choose either Landlord’s initial determination of the Offer Space MVR set forth in the applicable Offer Notice or Tenant’s determination of the Offer Space MVR set forth in the Offer Space MVR Objection Notice (and may not select any other amount), and that choice by the third arbitrator shall be binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Article 35, including the expenses and fees of any arbitrator selected by it in accordance with the provisions of this Article, and the parties shall share equally all other expenses and fees of any such arbitration. The determination rendered in accordance with the provisions of this Section 35.08 shall be final and binding in fixing the Offer Space MVR. The arbitrators shall not have the power to add to, modify or change any of the provisions of this Lease.

Section 35.09. If Tenant shall exercise its rights pursuant to this Article 35 and a portion of the Offer Space shall be added to the Demised Premises, then Tenant shall have the right, exercisable only by delivery of notice to Landlord within thirty (30) days after the relevant Offer Space Inclusion Date, to proportionately increase the amount of condenser water made available to Tenant in accordance with and subject to Article 18 above. Tenant expressly acknowledges and agrees that Tenant shall pay as additional rent the then-current charge for any condenser water made available to Tenant in accordance with the provisions of this Section 35.09.

ARTICLE 36

INTENTIONALLY OMITTED

ARTICLE 37

LOBBY SECURITY

Section 37.01 Subject to reasonable rules, regulations and procedures as Landlord may promulgate with respect to such access and usage in accordance with the provisions of Article 26 of this Lease, provided that Scholastic is the Tenant under this Lease and occupies any office space in the Building, Tenant may have an employee of Tenant or other security personnel located either (x) at the security desk in the Mercer Lobby, or (y) at such other prominent location within the Mercer Lobby containing a desk as Landlord shall reasonably designate, in order to greet, register and direct Tenant’s invitees to the Demised Premises. Tenant acknowledges and agrees that (i) any such employee of Tenant shall conduct him- or herself in a manner consistent with Landlord’s security desk personnel, and (ii) Landlord shall have the right to require that such employee leave the lobby of the Building should said person be conducting him- or herself in a manner that Landlord reasonably deems to be disruptive or otherwise unprofessional. Tenant shall coordinate and cooperate with Landlord in connection with the exercise of its rights under this Section 37.01.

Section 37.02 Landlord shall be responsible for security, code compliance, life safety, cleaning, maintenance and all other non-tenant activities or facilities required to operate the Mercer Lobby in a code compliant and safe manner consist with other Comparable Buildings. For so long as Scholastic remains a tenant in the Building and the Tenant Leasing Requirement shall then be satisfied, Scholastic shall have a reasonable right of approval for security services to the extent that they impact the visitor and employee experience, including security staffing.

ARTICLE 38

SUB-CELLAR, CELLAR AND EMERGENCY POWER SYSTEM LICENSES

Section 38.01 During the Lease Term, Landlord shall provide Tenant with access to connect to the Building’s back-up generators for Tenant’s non-life safety requirements, in such kilowatt capacity as Tenant requires for back-up power to the Demised Premises, not to exceed the kilowatt capacity utilized by Tenant at the Demised Premises as of the Commencement Date. Landlord shall be responsible for the generators and emergency power distribution, including transfer switches and other equipment required for life safety for the Building (collectively, the “Generator Equipment”). Landlord shall Repair the Generator Equipment consistent with the standard of repair and maintenance existing immediately prior to the Commencement Date. Tenant shall pay to Landlord, (x) its share of the cost to Repair such Generator Equipment based on the percentage of load utilized for Tenant’s data equipment relative to the load utilized for life-safety and other Building Systems and the load utilized by other tenants and occupants of the Building for non-life-safety purposes, and (y) Tenant’s Proportionate Share of the cost to Repair such Generator Equipment based on the percentage of the load utilized for life safety and other Building Systems (which shall be included as Operating Expenses, subject to exclusions therefrom as set forth in Article 19). Tenant shall be responsible for emergency power distribution within the Demised Premises and other non-life safety equipment servicing the Demised Premises. In the event of a formation of a condominium, Landlord shall cause the board of managers of such condominium to enter into such license.

Section 38.02.

A. Intentionally Omitted.

B. Effective as of the Commencement Date, subject to the provisions of this Section 38.02, Tenant is hereby granted an exclusive license (the “Below-Grade Space License”) to use portions of (i) the subcellar of the Building known as SC3-8 and SC10-13 containing approximately 7,511 square feet as more particularly set forth on Exhibit “A” attached hereto (the “Sub-Cellar Space”) and (ii) the cellar of the Building known as C6-9 containing approximately 3,765 square feet as more particularly set forth on Exhibit “A” attached hereto (the “Cellar Space,” and together with the Sub-Cellar Space, the “Below-Grade Space”) (and all common area premises and facilities, including, without limitation, elevators and corridors necessary to access such spaces). Landlord shall deliver the Below-Grade Space to Tenant in its “as-is” condition on the Commencement Date. Tenant shall pay to Landlord, for the Below-Grade Space License, a license fee (the “License Fee”), in an aggregate amount of $4,980,143.25 over the initial Lease Term, payable in the amounts set forth on Schedule II attached hereto and made a part hereof. The License Fee shall be payable in advance on the first day of each calendar month commencing during the Lease Term, together with Tenant’s payment of Fixed Rent hereunder, without any setoffs or deductions whatsoever, except as otherwise provided in this Lease. Tenant shall have no obligation to pay any other fees or charges with respect to the Below-Grade Space, including, without limitation, Operating Expenses, Taxes or utilities. Tenant’s right and license to use the Below-Grade Space will not be revoked by Landlord, but only if and so long as Tenant: (A) abides by all Legal Requirements applicable to Tenant’s use of the Below-Grade Space (the foregoing shall not relieve Landlord of any duty or obligation to perform its repair, maintenance and legal compliance obligations set forth in this Lease) and (B) obtains and maintains such property damage insurance with respect to the non-structural elements of the Below-Grade Space and commercial liability insurance coverage with respect to the Below-Grade Space as is required under this Lease with respect to the Demised Premises. The provisions of Subsection 6.02B of this Lease shall apply to the Below-Grade Space, with all references in such Subsection to (x) “Demised Premises” being deemed to refer to the Below-Grade Space and (y) “Fixed Rent and Recurring Additional Rent” being deemed to refer to the License Fee. The rent abatements set forth in Article 9 shall apply to the License Fee in the event of a fire or other casualty that renders the Below-Grade Space untenantable.

C. The indemnity provisions of Article 11 of this Lease shall apply with respect to Tenant’s use (or the use by any Persons Within Tenant’s Control) the Below-Grade Space as if the same were part of the Demised Premises. Tenant shall be permitted to perform Alterations in or to the Below-Grade Space, subject to Landlord’s consent thereto (as and to the extent required pursuant to the provisions of Article 5 of this Lease, and otherwise in accordance with the applicable provisions of this Lease, including, without limitation, Article 5). Landlord shall perform all Repairs and provide services to the Below-Grade Space as set forth in the Lease with respect to the Demised Premises (as may be applicable to the Below-Grade Space). Subject to the provisions of Article 8 and Article 9 of this Lease, all damage or injury to the Below-Grade Space caused by or arising from any act or failure to act (if there is a duty to act) of Tenant, or of any Persons Within Tenant’s Control, including those which are structural, extraordinary and unforeseen, shall be promptly repaired, restored or replaced by Tenant, at Tenant’s own cost and expense; provided, that to the extent that any structural elements of the Below-Grade Space shall suffer damage or injury caused by or arising from any act or failure to act (where there is a duty to act) of Tenant or any Persons Within Tenant’s Control, Tenant shall promptly notify Landlord of the same, and Landlord shall promptly repair, restore or replace the same, and Tenant shall reimburse Landlord, as additional rent, for the reasonable out-of-pocket costs of such repair within thirty (30) days after demand (accompanied by reasonable backup documentation) therefor. Tenant, at its sole expense, shall keep and maintain the Below-Grade Space in good condition (normal wear and tear excepted). Nothing contained in this Section 38.02 shall be deemed to relieve Landlord of any duty or obligation of Landlord under this Lease.

D. In the event of a formation of a condominium, Landlord shall cause the board of managers of such condominium to license the Below-Grade Space to Tenant for the duration of the Lease Term on the same terms and conditions as are set forth in this Section 38.02 and applicable to such space. The Below-Grade Space License shall not be deemed to constitute a lease or a conveyance of the Below-Grade Space by Landlord to Tenant, or to confer upon Tenant any right, title, estate or interest in all or any portion of the Below-Grade Space, except a license as provided in this Lease. Tenant acknowledges and agrees that the Below-Grade Space shall not constitute, or be deemed or construed to constitute, a part of the Demised Premises, it being understood and agreed that Tenant’s use of the Below-Grade Space is derived solely from the License granted herein.

[The remainder of this page is intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

ESRT 555-557 BROADWAY, L.L.C.
Landlord

By:
Name:
Title:

SCHOLASTIC INC., a New York Corporation
Tenant

By:
Name:
Title: